     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 20, 1999


                                                      REGISTRATION NO. 333-49749
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------

                         POST EFFECTIVE AMENDMENT NO. 1

                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                           YOUNG AMERICA CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              MINNESOTA                                8980                               41-1892816
   (STATE OR OTHER JURISDICTION OF         (PRIMARY STANDARD INDUSTRIAL                (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)           CLASSIFICATION CODE NUMBER)             IDENTIFICATION NUMBER)

                            ------------------------
                                 717 FAXON ROAD
                  YOUNG AMERICA, MINNESOTA 55397 (612)467-1100
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                          YOUNG AMERICA HOLDINGS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              MINNESOTA                                8980                               41-0983697
   (STATE OR OTHER JURISDICTION OF         (PRIMARY STANDARD INDUSTRIAL                (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)           CLASSIFICATION CODE NUMBER)             IDENTIFICATION NUMBER)

                            ------------------------
                                 717 FAXON ROAD
                  YOUNG AMERICA, MINNESOTA 55397 (612)467-1100
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                                CHARLES D. WEIL
                            CHIEF EXECUTIVE OFFICER
                                 717 FAXON ROAD
                  YOUNG AMERICA, MINNESOTA 55397 (612)467-1100
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                                WITH A COPY TO:

                              JAMES M. LURIE, ESQ.

                        O'SULLIVAN GRAEV & KARABELL, LLP
                              30 ROCKEFELLER PLAZA
                            NEW YORK, NEW YORK 10112
                                 (212) 408-2400
                            ------------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

    If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ------------

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ------------
                            ------------------------

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE


     THIS REGISTRATION STATEMENT COVERS THE REGISTRATION OF $80,000,000 PRINCIPAL AMOUNT OF 11 5/8% SERIES B SENIOR SUBORDINATED NOTES DUE 2006 (THE "NOTES") OF YOUNG AMERICA CORPORATION ("YOUNG AMERICA"), AND THE GUARANTEE THEREOF BY YOUNG AMERICA HOLDINGS, INC. ("HOLDINGS"), FOR RESALE BY BT ALEX. BROWN INCORPORATED IN MARKET-MAKING TRANSACTIONS.

                           YOUNG AMERICA CORPORATION

                          YOUNG AMERICA HOLDINGS, INC.
                             CROSS REFERENCE SHEET

                    PURSUANT TO REGULATION S-K, ITEM 501(b),
         Showing Location of Information Required by Items of Form S-4


                      FORM S-4                                    LOCATION OR
               ITEM NUMBER AND CAPTION                       CAPTION IN PROSPECTUS
               -----------------------                       ---------------------
 1.  Forepart of Registration Statement and
     Outside Front Cover Page of Prospectus.....  Facing Page of Registration Statement;
                                                    Outside Front Cover Page of Prospectus
 2.  Inside Front and Outside Back Cover Pages
     of Prospectus..............................  Inside Front and Outside Back Cover Pages
                                                    of Prospectus; Available Information
 3.  Risk Factors, Ratio of Earnings to Fixed
     Charges and Other Information..............  Prospectus Summary; Risk Factors; Selected
                                                    Historical Consolidated Financial Data
 4.  Terms of the Transaction...................  Prospectus Summary; Description of the
                                                    Notes
 5.  Pro Forma Financial Information............  *
 6.  Material Contracts with the Company Being
     Acquired...................................  *
 7.  Additional Information Required for
     Reoffering by Persons and Parties Deemed to
     be Underwriters............................  Plan of Distribution
 8.  Interests of Named Experts and Counsel.....  *
 9.  Disclosure of Commission Position on
     Indemnification for Securities Act
     Liabilities................................  *
10.  Information With Respect to S-3
     Registrants................................  *
11.  Incorporation of Certain Information by
     Reference..................................  *
12.  Information With Respect to S-2 or S-3
     Registrants................................  *
13.  Incorporation of Certain Information by
     Reference..................................  *
14.  Information With Respect to Registrants
     Other Than S-2 or S-3 Registrants..........  Prospectus Summary; Risk Factors; Selected
                                                    Historical Consolidated Financial Data;
                                                    Management's Discussion and Analysis of
                                                    Financial Condition and Results of
                                                    Operations; Business; Experts
15.  Information With Respect to S-3 Companies..  *
16.  Information With Respect to S-2 or S-3
     Companies..................................  *
17.  Information With Respect to Companies Other
     Than S-2 or S-3 Companies..................  *
18.  Information if Proxies, Consents or
     Authorization Are to be Solicited..........  *
19.  Information if Proxies, Consents or
     Authorizations Are Not to be Solicited, or
     in an Exchange Offer.......................  Management; Security Ownership of Certain
                                                    Beneficial Owners and Management; Certain
                                                    Transactions


---------------
* Not applicable or answer is in the negative.

PROSPECTUS



                           YOUNG AMERICA CORPORATION



              11 5/8% SERIES B SENIOR SUBORDINATED NOTES DUE 2006



     We issued $80,000,000 aggregate principal amount of our 11 5/8% Series B Senior Subordinated Notes due 2006 (the "Notes"), guaranteed by our parent, Young America Holdings, Inc. ("Holdings"), in exchange for our outstanding
11 5/8% Series A Senior Subordinated Notes due 2006 (the "Old Notes"), also guaranteed by Holdings. We will pay interest on the Notes semi-annually on February 15 and August 15 of each year.



     The Notes will mature on February 15, 2006. However, we may redeem some or all of the Notes after February 15, 2002. In addition, we may redeem up to 35% of the Notes prior to February 15, 2001 with the net proceeds of one or more public equity offerings. Upon a change of control, each holder of Notes may require that we repurchase all or any part of the Notes.



     The Notes are our general unsecured obligations and are subordinated to all of our existing and future senior debt. The Notes rank equally with all our existing and future senior subordinated debt and are senior to all our other subordinated debt. Young America Holdings, Inc., our parent, has unconditionally guaranteed the Notes on a senior subordinated basis. As of December 31, 1998, we and our parent have approximately $0.3 million of senior debt outstanding.



     We prepared this Prospectus for use by BT Alex.Brown Incorporated in connection with offers and sales related to market-making transactions in the Notes. BT Alex.Brown may act as principal or agent in these market-making transactions. Such sales will be made at prices related to prevailing market rates at the time of sale. See "Plan of Distribution."


                            ------------------------


     SEE "RISK FACTORS" BEGINNING ON PAGE 10 FOR INFORMATION YOU SHOULD CONSIDER BEFORE INVESTING IN THE NOTES.


                            ------------------------


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                            ------------------------


                                  BTALEX.BROWN



                                 APRIL   , 1999

                           FORWARD-LOOKING STATEMENTS


     This Prospectus includes forward-looking statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations. Forward-looking statements generally can be identified by the use of forward-looking terms such as "may", "will", "expect", "intend", "estimate", "anticipate", "believe", or "continue." Although we believe that the expectations reflected in such forward-looking statements are reasonable, those statements are subject to a number of known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from those contemplated by such "forward looking" statements. Important factors that could cause actual results to be materially different from the those anticipated in "forward looking" statements are set forth under the heading "Risk Factors" and throughout this Prospectus.


                             AVAILABLE INFORMATION


     We have filed with the Commission a Registration Statement on Form S-4 with respect to the Notes. This Prospectus does not contain all of the information set forth in the Registration Statement. Statements made in this Prospectus regarding the contents of any contract, agreement or other document are summaries and we urge you to refer to such contract, agreement or other document filed as an exhibit to this Registration Statement, for a more complete description of such contracts, agreements and other documents.



     You may inspect the Registration Statement without charge at the Public Reference Section of the Securities and Exchange Commission (the "Commission") at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. You may also obtain copies of such material at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of a fee. You may also inspect such materials on the Internet at http://www.sec.gov.



     We and our parent, Young America Holdings, Inc. ("Holdings"), are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports and other information with the Commission. Such materials filed by us and our parent with the Commission may be inspected and copied at the places set forth above.



     Whether or not we are subject to the reporting requirements of the Exchange Act, we have agreed to deliver to the Trustee and to each holder of the Notes, within 15 days after it is or would have been required to be filed with the Commission, annual and quarterly financial statements substantially equivalent to financial statements that would have been included in reports filed with the Commission under the Exchange Act, including, with respect to annual information only, a report thereon by its certified independent public accountant, and, in each case, together with a management's discussion and analysis of financial condition and results of operations. We will also make such information available to securities analysts and prospective investors upon request.

                               PROSPECTUS SUMMARY


     The following summary highlights selected information from this Prospectus and may not contain all of the information that is important to you. This Prospectus includes the specific terms of the Notes, as well as information regarding our business and detailed financial data. We encourage you to read this Prospectus in its entirety. Unless otherwise indicated or the context otherwise requires, "Young America" means Young America Corporation, "Holdings" or the "Guarantor" means our parent, Young America Holdings, Inc., and the words "the Company", "we," "our," "ours" and "us" refer to Young America and our parent, Young America Holdings, Inc.


                                  THE COMPANY


     We provide a wide range of consumer interaction processing ("CIP") services to large consumer product and consumer service companies. The services we have historically provided include the handling and processing of consumer responses to client marketing programs (especially rebates and premium programs). Our clients utilize various marketing programs to establish relationships with their customers and contract with us to handle the interactions. These communications or interactions take on many forms but are all targeted at satisfying the client's consumers' needs and requests in a manner that achieves the highest degree of customer satisfaction. The interactions include inbound and outbound communications, through mail, tele-communication and electronic formats.



     Our more than 200 clients include such well-known companies as Sprint Corporation, Anheuser-Busch Companies, Inc., General Mills, Inc., R.J. Reynolds Tobacco Company, Eastman Kodak Company and Hewlett-Packard Co. Our CIP services provide a link between our clients and their customers for numerous types of marketing programs, including rebate programs, purchase reward or premium programs, sweepstakes, product sampling programs and warranty registration programs. We provide a variety of services involved in executing these marketing programs, including:



     - order processing (including the handling of mail, telephone calls, facsimiles and electronic mail received from consumers),



     - fulfillment (including the delivery of product premiums and samples as well as rebate checks to consumers),



     - data gathering, analysis and reporting and



     - related customer service (including receiving and responding to consumer inquiries).



     CIP services improve the marketing efforts of consumer-oriented companies by identifying and focusing on their most valuable existing and potential customers. These consumer marketing companies are increasingly utilizing targeted marketing strategies as opposed to "mass marketing" approaches such as general market advertising and free-standing insert coupons. In recent years, we have identified a trend among our clients toward the targeted marketing approach, including an increase in the use of consumer promotion programs such as premium programs and product sampling programs. Because we believe that our clients have found these programs to be both effective and efficient, we believe that these trends will continue.



     We have also observed a trend among our clients toward more complex marketing programs. Consumer-oriented companies have sought to differentiate themselves from their competitors by offering more sophisticated marketing programs, often emphasizing consumer loyalty and repeat purchases, that appeal to their targeted customers. These complex marketing programs frequently involve increased consumer interactions that are designed to provide consumer-oriented companies with an opportunity to gather information about their customers. We believe that spending on CIP services in support of these more complex marketing programs has outpaced, and will continue to outpace, the growth of services for simpler marketing programs such as traditional rebate, premium and sweepstakes programs. Accordingly, over the past three years we have enhanced our capabilities to become a provider not only of narrowly focused promotion fulfillment services for those simpler marketing programs but also of integrated, custom-designed CIP services for large complex marketing programs. We believe that the breadth of our services and our ability to integrate such services to support complex marketing programs have distinguished us from the majority of our competitors, most of which offer a narrower range of services and serve a smaller number of clients. We believe that our broad service offering, together with our sophisticated information systems and quality control processes, has enabled us to become a leading provider of business-to-consumer CIP services.



     In each of the last three fiscal years, we managed over 3,500 marketing programs, with between 1,500 and 2,000 programs being processed at any point in time. As of December 31, 1998, we were processing approximately 1,800 client marketing programs. In each of the last three fiscal years, we distributed over 40 million items to our clients' customers. Items distributed by us have ranged from rebate checks to sales literature to large and small items of merchandise as premiums and product samples.



     For the year ended December 31, 1998, we had revenues of $239.0 million and EBITDA, as adjusted (as defined) of $4.5 million. Our revenue base is supported by a high level of repeat business, with over 90% of our revenues for 1998 being derived from clients from which we also derived revenue in 1997.



     Young America was incorporated in Minnesota in 1997 as a subsidiary of Holdings, a Minnesota corporation founded in 1972. Our principal office is located at 717 Faxon Road, Young America, Minnesota 55397 and our telephone number is (612)467-1100.


                             COMPETITIVE STRENGTHS


     We attribute our current market position and our existing opportunities for growth and a return to profitability to the following competitive strengths.


Breadth of Integrated Services


     We are a provider of a broad range of integrated CIP services to large consumer product and consumer service companies. Our basic services include



     - order processing (including the handling of mail, telephone calls, facsimiles and e-mail received from consumers),



     - fulfillment (including the delivery of product premiums and samples as well as rebate checks to consumers),



     - data gathering, analysis and reporting and



     - related customer service (including receiving consumer inquiries and providing follow-up services).



Most of our competitors offer a narrower range of services to a smaller client base. Our ability to integrate a broad range of services allows us to work with our clients to custom design efficient processing solutions for all types of marketing programs, especially complex marketing programs that require a significant amount of contact with the consumer.


Ability to Process High-Volume and Complex Marketing Programs


     We have demonstrated the expertise necessary to manage complex and high-volume marketing programs by executing programs such as "Pepsi Stuff(R)", "Camel Cash(R)", "Bud Gear(R)" and General Mills, Inc.'s "Box Tops for Education(R)". Complex marketing programs can involve integrating dozens of custom-designed process steps and coordinating interactive communications with a client's customers. High-volume programs can involve processing several million orders and sending out several million items to consumers in a very short period of time while simultaneously processing our 1,500 to 2,000 other current programs in a timely, courteous and efficient manner. We believe that we have a reputation for being able to manage high-volume and complex marketing programs with a high quality of service, and that our reputation contributes to our recurring revenue base and our ability to attract new clients.

Strong, Established Client Relationships


     We have successfully attracted and built strong relationships with a large number of major consumer-oriented companies in the United States. We are currently well-positioned in the packaged goods industry and have expanded our client base in faster-growing industries, such as high-technology consumer products. Of our 25 largest clients in 1998, nine have been clients for more than seven years.



     The vast majority of marketing programs we undertake for our clients involve direct interaction with consumers. It is critical to our clients that the various services involved in administering their marketing programs be performed consistently, accurately, courteously and in a timely manner. We believe that these factors are often key determinants when a consumer-oriented company awards the administration of its marketing programs. We seek to achieve a high level of quality service through careful analysis and design of the steps involved in delivering the services required and by the stringent process controls we build into the processing plan for each marketing program we undertake.


Sophisticated Information Systems


     In 1996, we completed our conversion to a new proprietary software system which has increased our ability to process a greater number and variety of complex marketing programs. The system increases operational efficiencies and enhances our ability to track orders through each step of the order-handling process and to accurately invoice our clients for services we provide. In addition, the new system has given us the ability to:



     - provide a consumer the precise status of any order from the day such order was received until the day the promotion item is shipped,



     - provide real-time information on the status of a program, allowing our clients to track and judge the effectiveness of on-going promotion programs,



     - acquire, store and quickly retrieve information about consumers and their individual buying habits, and



     - develop a proprietary database of approximately 65 million consumer households.



     The system cost approximately $9.0 million to develop and install (including hardware acquisition and software development) and required more than four years to be fully implemented. Designed as an open system, its capacity can be easily increased to meet our future needs by adding additional hardware support. We believe that no comparable program is used by any of our competitors and that no similar integrated system can be easily developed or purchased within the marketplace. We also believe that a competitor would require a substantial commitment of time and capital to replicate the capabilities of our system.


Experienced Management Team


     Our senior management team has been assembled and developed since the arrival in July 1993 of our President and Chief Executive Officer, Charles D. Weil. Prior to 1993, Mr. Weil was President and Chief Operating Officer of ConAgra Frozen Foods. Mr. Weil has 25 years of experience in the consumer packaged goods industry with ConAgra and other companies such as General Mills Inc. and Nestle USA Inc. Mr. Weil has recruited a team of experienced executives from outside the industry in which we compete, each of whom has not only functional skills but also fresh insights that assist Mr. Weil in executing the strategic vision for the Company. Industries from which our current executives have been drawn include retailing, distribution, direct marketing and teleservices.


                                  RISK FACTORS


     See "Risk Factors" for a discussion of risks that you should consider in evaluating an investment in the Notes. Such risks include the following:



     - our high degree of leverage and lack of liquidity



     - the restrictive covenants contained in our indebtedness



     - the variability of our services

     - the impact of tobacco legislation on promotion marketing



     - our dependence on key personnel



     - the difficulties in sustaining our growth



     - the risks associated with our focus on high-volume and/or complex marketing programs



     - the application of state abandoned property laws



     - our vulnerability to an economic downturn



     - our reliance on technology and the risk of business interruption



     - our dependence on telephone, postal and delivery services



     - our dependence on our labor force



     - the highly competitive market in which we compete



     - our potential Year 2000 risks



     - the risks associated with acquisitions we may attempt



     - our ability to repurchase the Notes on a change of control



     - the concentration of ownership of Holdings' voting stock



     - the subordination of the Notes and the Guarantee



     - the holding company structure of the Guarantor



     - state securities laws restrictions on resale of the Notes



     - lack of a public market for the Notes



     - risks under fraudulent conveyance statutes


                               BUSINESS STRATEGY

Focus on Clients with Large Revenue Potential


     Since 1993, we have focused on attracting and retaining clients who require CIP services to support high-volume and/or complex marketing programs on a recurring basis and with which we can develop a strategic relationship. We believe that high-volume and/or complex marketing programs by their scope and nature allow for higher revenues and improved profit margins. Beginning in 1995, we began seeking operational efficiencies by reducing the number of simple, low-volume marketing programs for which we would compete. At the same time, we upgraded our technology and operational systems in order to better focus on the needs of clients with large revenue potential for us. As a result, we have increased our average revenue per client from approximately $307,000 in 1994 to approximately $1,076,000 in 1998. We intend to continue to concentrate on clients that require more complex and/or higher volume marketing programs.



     We believe that our ability to provide CIP services for high-volume and/or complex marketing programs has been a significant factor in our ability to attract large new clients, both from within industries that have traditionally used our services and from industries that have not traditionally used our services such as computer hardware, computer software, consumer services, telecommunications and energy. Recent client additions include Best Buy Co., Inc., Bali Company, Target and Intuit Inc. We believe that there are opportunities to market our services in additional industries such as financial services and pharmaceuticals.


Custom Design Services


     When we evaluate a potential new client program, we perform a comprehensive review of all steps that we believe are necessary for the successful implementation of the program. We then review the advantages of each proposed step with the potential client who determines whether to pursue each proposed step. Only after such determination by the client do we complete the process design, cost each step of the process and price our services for a particular marketing program. Finally, the client determines whether the value of each step is worth the incremental cost.

     We believe our ability to custom design and implement processes to fit the specific requirements of a client's program constitutes a competitive advantage and that this ability enables us to maintain satisfactory margin levels while achieving high client loyalty. Other benefits derived from our ability to custom design services include (i) more efficient planning and invoicing of services we render and (ii) greater ability to reliably estimate the profitability of each marketing program serviced.


Anticipate Clients' Evolving Needs


     We strive to anticipate the needs of our clients and develop new or enhanced services to meet those needs as they arise rather than merely reacting to requests from our clients. In anticipation of client needs, we have upgraded our information processing capabilities and broadened our ability to process orders to include not only mail but also facsimile, telephone (including live operator and Interactive Voice Response), Internet and electronic data transmission. We believe that our experience in managing a wide variety of marketing programs for a broad range of major, consumer-oriented companies gives us a competitive advantage in anticipating our clients' needs for new and enhanced CIP services. Examples of areas in which we are upgrading our services in anticipation of client needs include:



     - enhanced Internet and Interactive Voice Response capabilities,



     - full-service credit card payment processing for marketing programs involving payments by consumers,



     - improved information processing and consumer data reporting capabilities, and



     - enhanced teleservice offerings, including predictive outbound calling and call recording capabilities.



     We plan to continue to enhance our operational capabilities, including our sophisticated computer systems, so that we can meet the demand for increasingly complex CIP services.


Continue Operational Improvements


     We continually evaluate and refine our process flows to meet evolving client needs, to enhance client satisfaction and to reduce costs. In 1998, we began the process to become certified to the COPC-2000 Standard. COPC is an organization that was established to help improve customer satisfaction and operational performance of customer service providers, including call centers and fulfillment centers. The COPC-2000 Standard provides both a benchmark and an improvement methodology for operational performance and is recognized as the leading standard for excellence in customer service. To become certified to the COPC-2000 Standard requires a detailed operational audit to ensure that the customer service provider is compliant to all 32 components of the standard. We have dedicated staff and resources to implement the processes necessary to gain the COPC-2000 certification. We expect to achieve certification with respect to our call center operations by December 31,1999, and with respect to our fulfillment operations by the end of the second quarter of 2000. We believe the COPC-2000 certification will strengthen our market position and become a competitive advantage. There can be no assurance, however, that certification will be achieved.


Pursue Selective Acquisitions in Related Businesses


     We intend to pursue selective acquisitions that offer a strong strategic fit with our existing core competencies and/or allow us to develop or strengthen partnerships with select clients. Such acquisitions could include, among others, companies that specialize in literature fulfillment, Internet order processing or collateral material fulfillment and such acquisitions, either individually or in the aggregate, could be substantial relative to our size.

                              THE RECAPITALIZATION



     Prior to November 25, 1997 (the "Recapitalization Date"), all of the capital stock of Holdings (formerly known as Young America Corporation) was owned by its former chairman and chief executive officer and certain trusts for the benefit of members of his family (the "Selling Stockholders"). On the Recapitalization Date, Holdings effected a recapitalization (the "Recapitalization"), pursuant to which the following transactions occurred:



     - An investor group (the "Investor Group"), comprised of BT Capital Partners, Inc. ("BTCP"), Ontario Teachers' Pension Plan Board ("OTPPB"), Charles D. Weil, the president and chief executive officer of Holdings, and 20 other members of management (Mr. Weil and such other participating members of management, the "Management Stockholders"), purchased newly issued shares of common stock of Holdings for an aggregate purchase price of $38.9 million.



     - Holdings borrowed $80 million under a senior bridge credit facility (the "Bridge Facility") provided by affiliates of BTCP.



     - The Selling Stockholders rolled over a portion of their equity interest in Holdings.



     - Holdings used the proceeds of the issuance of the shares of common stock to the Investor Group and borrowings under a Bridge Facility to



          (i) repurchase from the Selling Stockholders their remaining equity interest in Holdings for an aggregate purchase price of $92.2 million,



          (ii) make bonus payments to management of $13.4 million under plans put in place in contemplation of a change of control of Holdings, and $4.9 million paid pursuant to phantom stock arrangements due in such amounts as a result of the change in control of Holdings, and



          (iii) pay $8.4 million of fees and expenses related to the Recapitalization.



     - Holdings transferred substantially all of its business and assets to Young America, then a newly formed subsidiary of Holdings, and Holdings changed its name to Young America Holdings, Inc.



     Holdings made an additional payment of $.7 million to the Selling Stockholders and certain of our employees during the second quarter of 1998 based upon the final determination of the total stockholders equity of Holdings as of October 31, 1997 and Holdings profit or losses for the period ended on the Recapitalization Date. In addition, if our cumulative excess cash flow for the four year period ending December 31, 2001 exceeds $93 million, the Selling Stockholders and certain of our employees may be entitled to additional payments (either as additional compensation for shares purchased by Holdings in the Recapitalization or as additional bonus or phantom stock payments) equal to 20% of such excess, subject to a maximum additional payment of $15 million. As a result of the Recapitalization, the Investor Group owns approximately 93% of the total capital stock of Holdings.



     Subsequent to the Recapitalization, Holdings refinanced the indebtedness under a Bridge Facility through the issuance by Young America in a private placement of $80 million principal amount of Old Notes. The Old Notes were subsequently exchanged for a like aggregate principal amount of Notes registered under the Securities Act of 1933. The Old Notes were, and Notes are, guaranteed on a senior subordinated basis by Holdings.



     Holdings expects to conduct substantially all of its business and operations through Young America and any future subsidiaries it may form. However, if the covenants contained in the Young America's bank revolving credit facility (the "Credit Facility") and/or the Indenture for the Notes would prohibit Young America from making such an acquisition, Holdings may make such acquisition directly or though a newly formed subsidiary of Holdings rather than Young America.

                        SUMMARY DESCRIPTION OF THE NOTES


     The following summary is qualified in its entirety by the more detailed information contained under the caption "Description of the Notes."



NOTES OUTSTANDING...............   $80,000,000 aggregate principal amount of
                                   11 5/8% Series B Senior Subordinated Notes due 2006.


MATURITY DATE...................   February 15, 2006.


INTEREST PAYMENT DATES..........   February 15 and August 15 of each year.



OPTIONAL REDEMPTION.............   Except as described below, we may not redeem
                                   the Notes prior to February 15, 2002.
                                   Thereafter, we may redeem the Notes, in whole or in part, at our option at the prices contained herein, plus accrued and unpaid interest. In addition, at any time prior to February 15, 2001, we may redeem up to 35% of the Notes with the net cash proceeds of one or more equity offerings so long as:
                                   - we pay 111.625% of the principal amount,
                                     plus accrued and unpaid interest, and
                                   - at least 65% of the aggregate principal
                                     amount of the Notes issued remains
                                     outstanding afterwards.



CHANGE OF CONTROL...............   If a change of control occurs, you may
                                   require us to repurchase your Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest.



GUARANTEES......................   The Notes are unconditionally guaranteed on a
                                   senior subordinated basis by Holdings and will be guaranteed on a senior subordinated basis by any subsidiary organized by Young
                                   America in the future.



RANKING.........................   The Notes are general unsecured obligations
                                   of Young America and are subordinated in right of payment to all of Young America's existing and future senior debt, including indebtedness under the Credit Facility. The
                                   Notes rank junior to our existing and future senior debt. The guarantees are general unsecured obligation of Holdings and the Subsidiary Guarantors and are subordinated in right of payment to all their existing and future senior debt. As of December 31, 1998, we had approximately $0.3 million of senior debt outstanding. As of December 31, 1998, we had no indebtedness subordinated to the Notes outstanding. See "Capitalization."



CERTAIN COVENANTS...............   The Notes are issued under an indenture which
                                   contains certain covenants that, among other things, limit our ability and the ability of our Restricted Subsidiaries, to
                                        - incur additional indebtedness
                                        - pay dividends and make other payments
                                        - create certain liens
                                        - use proceeds from sales of our assets
                                          and our subsidiaries stock
                                        - enter into transactions with our
                                   affiliates
                                        - consolidate or merge with another
                                   person
                                        - transfer all or substantially all of
                                          our assets to another person

                                   These covenants are subject to a number of significant exceptions and qualifications.


     For additional information regarding the Notes, see "Description of the Notes."

                 SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA



     The following tables present summary financial data. The summary historical financial data for the years ended December 31, 1996, 1997 and 1998 come from the audited financial statements of Holdings included in this Prospectus. The summary financial data for the years ended December 31, 1994 and 1995 come from audited financial statements of Holdings that are not included in this Prospectus.



     You should read the financial data below in conjunction with the historical financial statements and the information included under "Management's Discussion and Analysis of Financial Condition and Results of Operations," all of which are included elsewhere in this Prospectus.



                                                                      YEAR ENDED DECEMBER 31,
                                                       -----------------------------------------------------
                                                         1998        1997       1996       1995       1994
                                                         ----        ----       ----       ----       ----
                                                                      (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues.............................................  $238,960    $175,297   $135,716   $116,268   $103,758
Cost of Revenues
  Rebates, postage and freight.......................   174,365     105,212     84,191     80,635     70,747
  Processing and servicing...........................    49,434      40,447     31,393     24,920     20,346
                                                       --------    --------   --------   --------   --------
Gross profit.........................................    15,161      29,638     20,132     10,713     12,665
Selling expenses.....................................     6,059       5,504      4,610      3,493      2,927
General and administrative expenses..................     5,798       9,754      7,140      5,949      6,127
Compensation charges attributable to
  Recapitalization...................................       (43)     17,924         --         --         --
Reserve for lease obligations........................       850          --         --         --         --
                                                       --------    --------   --------   --------   --------
Operating income (loss)..............................     2,497      (3,544)     8,382      1,271      3,611
Interest expense.....................................   (13,095)     (1,029)       (91)      (252)      (163)
Interest income......................................       666       1,038        201         10         28
Transaction costs attributable to Recapitalization...        --      (1,967)        --         --         --
Other income (expense)...............................      (182)         --        (60)       (15)        30
                                                       --------    --------   --------   --------   --------
Income (loss) before income taxes....................   (10,114)     (5,502)     8,432      1,014      3,506
Provision for income taxes...........................    (3,742)        423         --         --         --
                                                       --------    --------   --------   --------   --------
Net income (loss)....................................  $ (6,372)   $ (5,925)  $  8,432   $  1,014   $  3,506
                                                       ========    ========   ========   ========   ========
UNAUDITED PRO FORMA INCOME TAX DATA:
Income (loss) before income taxes....................  $(10,114)   $ (5,502)  $  8,432   $  1,014   $  3,506
Provision (benefit) for income taxes(a)..............    (3,742)     (1,308)     3,120        375      1,297
                                                       --------    --------   --------   --------   --------
Pro forma net income (loss)..........................  $ (6,372)   $ (4,194)  $  5,312   $    639   $  2,209
                                                       ========    ========   ========   ========   ========
OTHER FINANCIAL DATA:
EBITDA, as adjusted(b)...............................  $  4,511    $ (1,956)  $  9,578   $  2,238   $  4,561
EBITDA, as adjusted, margin(c).......................      1.9%       (1.1%)      7.1%       1.9%       4.4%
Capital expenditures.................................  $  2,374    $  3,330   $  1,739   $  1,061   $  1,142
Depreciation and amortization(d).....................     2,014       1,588      1,196        967        950
Cash interest expense(e).............................     9,450         981         91        252        163
Ratio of earnings to fixed charges(f)................        --          --      13.1x       2.5x       9.4x



                                                                    AS OF
                                                                DECEMBER 31,
                                                                    1998
                                                                ------------
BALANCE SHEET DATA:
Cash and cash equivalents...................................      $ 12,200
Working capital.............................................           (40)
Total assets................................................        45,662
Total debt..................................................        80,000
Redeemable Class A Common Stock.............................           890
Stockholders' (deficit) equity..............................       (65,729)

            NOTES TO SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA



(a) For periods ended on or prior to December 31, 1997 reflects the pro forma income tax provision that would have been provided had we been a C corporation, rather than an S corporation, for income tax purposes.



(b) EBITDA, as adjusted, represents earnings before net interest expense, other income(expense), income taxes, depreciation and amortization. Data for EBITDA, as adjusted, is included because management understands that such information is considered by certain investors as an additional basis on which to evaluate our ability to pay interest, repay debt and make capital expenditures. EBITDA, as adjusted, does not reflect deductions for interest, other expense, income taxes, depreciation and amortization, each of which can significantly affect our results of operations and liquidity and should be considered in evaluating our financial performance. EBITDA, as adjusted, is not intended to represent and should not be considered more meaningful than, or an alternative to, measures of operating performance determined in accordance with generally accepted accounting principles. See "Description of the Notes" for the definition of "Consolidated EBITDA" under the Indenture.


(c) EBITDA, as adjusted, margin represents EBITDA, as adjusted, as a percentage of revenues.


(d) Excludes amortization of deferred financing costs.



(e) Cash interest expense excludes amortization of deferred financing costs.



(f) The ratio of earnings to fixed charges has been calculated by dividing income before income taxes and fixed charges by fixed charges. Fixed charges for this purpose include interest expense, amortization of deferred financing costs and one third of operating lease payments (the portion deemed to be representative of the interest factor). For the years ended December 31, 1998 and 1997, earnings were inadequate to cover fixed charges by $10,114 and $5,502, respectively. The shortfall for the year ended December 31, 1998 was largely attributable to a full year of interest expense on debt incurred in connection with the Recapitalization, amortization and the write-off of deferred financing costs of $3,600, and a one-time reserve for the termination of Interactive Voice Response leases of $850. The shortfall for the year ended December 31, 1997 was attributable to fees and expenses incurred in connection with the Recapitalization, including compensation charges of $17,924 for bonuses and phantom stock payments and transaction fees and expenses of $1,967.

                                  RISK FACTORS



     In addition to other matters described in this Prospectus, you should carefully consider the specific factors contained below before making an investment in the Notes.



LEVERAGE AND LIQUIDITY -- OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE NOTES.



     We are highly leveraged, which means we have a large amount of indebtedness in relation to our stockholders' equity. The table below shows certain important credit statistics:



                                                              AT OR FOR YEAR ENDED
                                                               DECEMBER 31, 1998
                                                              --------------------
Total indebtedness..........................................     $80.0 million
Stockholders' deficit.......................................     $65.7 million
Ratio of total indebtedness to total capitalization.........             5.28x
Deficiency of earnings to cover fixed charges...............     $10.1 million



     We may also incur additional indebtedness from time to time to finance acquisitions or capital expenditures and other purposes subject to the restrictions in the Credit Facility and the Indenture. See "Capitalization", "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Liquidity and Capital Resources", "Description of Credit Facility" and "Description of the Notes".



     Our high degree of leverage will have important consequences to us, including the following:



     - Our ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes may be impaired or such financing may not be available on favorable terms.



     - We will need a substantial portion of our cash flow to pay the principal and interest on our indebtedness, including indebtedness that we may incur in the future.



     - Payments on our indebtedness will reduce the funds that would otherwise be available for our operations and future business opportunities.



     - A substantial decrease in our net operating cash flows could make it difficult for us to meet our debt service requirements and force us to modify our operations.



     - We may be more highly leveraged than our competitors, which may place us at a competitive disadvantage.



     - We may be more vulnerable to a downturn in our business or the economy generally.



     - There would be a material adverse effect on our business and financial condition if we are unable to service our indebtedness or obtain additional financing, as needed.



     Our ability to pay principal and interest on the Notes and to satisfy our other obligations will depend upon:



     - Our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond our control, and



     - The future availability of revolving credit borrowings under the Credit Facility or any successor facility, the availability of which is or may depend on, among other things, our complying with certain covenants and meeting certain specified borrowing base prerequisites.



     Based on our current and expected levels of operations, we expect our operating cash flow, together with borrowings under the Credit Facility, should be sufficient to meet our operating expenses, to make necessary capital expenditures and to service our debt requirements. If we are unable to service our indebtedness, we will be forced to take actions such as reducing or delaying capital expenditures, selling assets, restructuring or refinancing our indebtedness (which could include the Notes), or seeking additional equity capital or bankruptcy protection. There is no assurance that any of these remedies can be effected on satisfactory terms, if at all.



RESTRICTIVE DEBT COVENANTS LIMIT OUR OPERATING AND FINANCING FLEXIBILITY



     The Credit Facility and the Indenture impose, and the terms of any future indebtedness may impose, operating and financing restrictions on us. Such restrictions affect, and in many respects, limit or prohibit, among other things, our ability to:



     - declare dividends or redeem or repurchase capital stock;



     - prepay, redeem or purchase debt, including the Notes;



     - incur liens;



     - make loans and investments;



     - incur additional indebtedness;



     - amend or otherwise alter debt and other material agreements;



     - engage in mergers, acquisitions and asset sales;



     - enter into transactions with our affiliates; and



     - alter our business



     The Credit Facility also requires us to maintain (i) commencing with the quarter ending December 31, 1999, and for each quarter thereafter, a minimum Interest Coverage Ratio (as defined in the Credit Facility) for the preceding four quarters of 1.35; (ii) for the quarters ending March 31, 1999 and June 30, 1999, a minimum Current Ratio (as defined in the Credit Facility) of 1.0, and
1.10 for each quarter thereafter; and (iii) for the nine months ending September 30, 1999, a minimum cumulative EBITDA of $9.5 million. Based on our current operating results and business plans, we believe that we will be able to satisfy these requirements. The Credit Facility restricts our capital expenditures to $0.5 million per quarter and cumulative annual capital expenditures to $2.0 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidated Capital Resources". We could be left without sufficient liquidity to conduct our business if we were unable to borrow under the Credit Facility due to a default or our failure to satisfy the financial covenants.



OUR CLIENT MIX AND THE SERVICES WE PROVIDE VARY DEPENDING ON CLIENT MARKETING PROGRAMS



     Our business is subject to the needs and the marketing decisions of our clients. The marketing plans and marketing budgets of our clients change from year to year. A client may run a major consumer marketing program using our services one-year and then redirect its marketing efforts and require less of our services the next. As a result, our revenues from any one client may vary significantly from year to year. PepsiCo, Inc., for example, increased its use of our services such that our revenues from business with PepsiCo, Inc. increased from 2% of our revenues in 1995 to approximately 24.4% for the year ended December 31, 1997, but decreased to 2.7% in 1998 as a result of winding-down/termination of the "Pepsi Stuff(R)" program. We could experience a reduction in business with other significant clients due to period-to-period fluctuations in such clients' marketing activities or because of our clients' decisions not to continue to engage our services.



     We could also experience a reduction in our earnings if our clients were to cause a shift away from our higher margin service revenues to lower margin rebate or postage and freight revenues. If any such reduction or change in services provided is not offset by increases in revenues from other significant clients, and/or increases in higher margin service revenues from other clients or the attraction of new clients, our results of operations could be materially adversely affected.



     Our quarterly revenues and operating results may also be affected by timing and other factors affecting specific marketing programs. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

     We are unable to predict the future marketing plans of our clients or the marketing plans of the industries in which our clients compete. As a result, we cannot assure you that our most significant clients will continue to use our services in any given year or over the long term. As is typical in the industry, we provide our services pursuant to a formal contract which are either short-term or subject to cancellation.



IMPACT OF TOBACCO LEGISLATION ON PROMOTION MARKETING



     Our tobacco clients collectively accounted for 8.5%, 7.3% and 4.3% of our revenues in 1996, 1997 and 1998, respectively. National anti-tobacco legislation could significantly restrict the ability of these clients to market products through branded premium programs after 1998. We believe that we may be able to replace lost business by providing different consumer interaction processing services to our tobacco clients; however, we cannot be assured that we will be able to replace such lost business.



OUR BUSINESS DEPENDS ON CERTAIN KEY PERSONNEL



     Our success depends in large part upon the abilities and continued service of our executive officers and other key employees, particularly Charles D. Weil, our President and Chief Executive Officer. Our failure to retain the services of Mr. Weil or other key personnel could have a material adverse effect on us. We maintain a $5 million "key man" life insurance policy on the life of Mr. Weil.



     We have employment agreements with Mr. Weil and Mr. Roger Andersen, our Chief Financial Officer. See "Management -- Employment Agreements". In addition, many of our executive officers (including Mr. Weil) and other key personnel own the stock of Holdings and are expected to participate in a stock option plan adopted by Holdings. We believe that employee stock ownership increases the incentives for those executive officers and key employees to remain with us. However, neither such employment agreements nor such equity interests ensure the continued service of Mr. Weil or such executive officers and other key personnel.



WE MAY NOT SUSTAIN REVENUE GROWTH



     We have experienced revenue growth over the past several years and we expect this trend to continue. Our ability to achieve continued growth depends on a number of factors, including our ability to:



     - retain and expand the provision of our services to existing clients,



     - initiate, develop and maintain new client relationships and expand our marketing operations,



     - utilize our existing infrastructure and databases to perform the services required by our clients in an efficient and timely manner,



     - recruit, motivate and retain qualified management and hourly personnel, and



     - maintain the high quality of the services that we provide to our clients.



     Our continued growth is expected to place a significant strain on our management, operations, employees and resources. We cannot assure you that we will be able to maintain or accelerate our current growth, effectively manage our expanding operations or achieve planned growth on a timely or profitable basis. If we are unable to manage growth effectively, our business, results of operations or financial condition could be materially adversely affected.



OUR BUSINESS WILL BE ADVERSELY AFFECTED IF THE NUMBER OF HIGH-VOLUME AND/OR COMPLEX MARKETING PROGRAMS DECREASES



     In recent years, we have focused on the execution of high-volume and/or complex marketing programs for our clients. We have



     - focused our marketing on existing and prospective clients who have the potential for generating large revenue for us,

     - invested substantial time and resources developing a sophisticated management information system to manage multiple, varying, high-volume marketing programs, and



     - adopted a pricing strategy based on earning margins appropriately reflecting our ability to execute high-volume and complex marketing programs.



If the number of complex and/or high-volume marketing programs decreases, our business could be materially adversely affected. Such a decrease could result from a change in economic conditions or a change in the marketing strategies of our clients.



ABANDONED PROPERTY LAWS MAY REQUIRE USE TO SURRENDER UNCLAIMED REBATE PAYMENTS TO A STATE



     Approximately 45% of the aggregate dollar amount of rebate checks we issue relate to client rebate programs in which we have agreed to fund out of our working capital the payment of the rebate offered by these clients. We then bill these clients for the full amount of those rebate checks that we issue to consumers. However, some consumers never cash these rebate checks. When we have agreed to fund rebate payments with our working capital, the agreements with our clients generally provide that we are entitled to retain the amounts paid to us by our clients even though the consumer never cashes the rebate check. In our industry this is referred to as "slippage." For the years ended December 31, 1998, 1997 and 1996, the portion of revenues recognized by us as slippage were $4.9 million, $3.3 million and $2.4 million, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".



     The escheat laws of various states provide that under certain circumstances holders of unclaimed property (possibly including, under certain interpretations of such laws, slippage amounts) must surrender that property to the state. We believe that, because Young America and Holdings are Minnesota corporations with principal operations and principal places of business located in Minnesota, the escheat law of Minnesota would govern our right to retain slippage amounts. In addition, Oklahoma law may govern our right to retain slippage amounts with respect to operations conducted from our Oklahoma facility. We believe that Minnesota and Oklahoma law allows us to retain slippage amounts when we are funding our client's rebate program from our own working capital. However,



     - the Minnesota or Oklahoma escheat law may change,



     - our interpretation of Minnesota or Oklahoma escheat law may not prevail in any action by Minnesota or Oklahoma to recover any slippage amounts,



     - Minnesota or Oklahoma may seek to require our clients to surrender the slippage amounts to them, or



     - another state may be successful in an action under its escheat laws to require us to surrender to that state slippage amounts unclaimed by residents of such state or otherwise.



WE ARE VULNERABLE TO AN ECONOMIC DOWNTURN



     Marketing budgets in large companies usually decline during economic downturns. As a result, the market for our services may also decline during future periods of economic weakness. Future economic downturns could have a material adverse affect on our business.



WE MUST CONTINUE TO DEVELOP NEW AND ENHANCED TECHNOLOGY TO REMAIN COMPETITIVE



     We have made significant investments in sophisticated and specialized software and other computer and telecommunications technology. We have also focused on the application of this technology to provide customized solutions to meet our clients' needs. We expect that it will be necessary to continue to select, invest in and develop new and enhanced technology on a timely basis in order to maintain our competitiveness. Our future success will also depend in part on our ability to continue to develop technology solutions which keep pace with evolving industry standards and changing client demands. However, we may not be successful in anticipating technological changes or in selecting and developing new and enhanced information technology on a timely basis. Although we believe that certain of our systems are more advanced than those of our competitors, our technological advantage arises from the application of technology that is readily available to our competitors. We cannot assure you that we will be able to maintain our technological advantages.



THE DISRUPTION OF OUR COMPUTER AND TELEPHONE EQUIPMENT AND SOFTWARE SYSTEMS WOULD ADVERSELY AFFECT OUR BUSINESS



     Our business is highly dependent on our computer and telephone equipment and software systems. While we maintain backup systems, the temporary or permanent loss of any such equipment or systems, through casualty or operating malfunction, could have a material adverse effect on our business. While we have property and business interruption insurance, such insurance may not adequately compensate us for all losses. See "Business -- Technology".



WE ARE HEAVILY DEPENDENT ON TELEPHONE, POSTAL AND DELIVERY SERVICES



     We materially rely on services provided by various local and long distance telephone companies. A significant increase in the cost of telephone services that we cannot recover through an increase in the pricing of our services, or any significant interruption in telephone services, could have a material adverse affect on our business.



     Our business is also materially dependent on the United States Postal Service and, to a lesser degree, on private delivery companies. Postal and delivery service rate increases affect the cost of our mailings and shipments to consumers. We benefit from discounts from the basic postal rate structure, such as discounts for bulk mailings and pre-sorting by zip code and carrier routes. Any increase in postal and other delivery service rates, including the elimination of existing discounts, that we cannot recover, through an increase in our pricing of our services, could have a material adverse affect on our business. In January, 1999 United States postal rate increases went into affect. However, we believe that such increase can be recovered through increased pricing and will not have a material adverse affect on our business.



OUR BUSINESS IS VERY LABOR INTENSIVE



     Our success is significantly dependent on our ability to recruit, hire, train and retain qualified employees and independent contractors. A significant increase in our employee turnover rate could increase our recruiting and training costs and decrease operating effectiveness and productivity. Also, the addition of significant new clients or the implementation of new high-volume programs may require us to recruit, hire and train qualified personnel at an accelerated rate. We may not be able to continue to hire, train and retain sufficient qualified personnel to adequately staff our services in support of our clients' marketing programs. Because labor costs are a significant portion of our costs, an increase in wages, costs of employee benefits or employment taxes not recoverable through an increase in our pricing could have a material adverse effect on our business, results of operations or financial condition. In addition, some of our facilities are located in areas with relatively low unemployment rates, making it more difficult and costly to hire qualified personnel. See "-- We May Not Sustain Revenue Growth" and "Management's Discussion and Analysis of Financial Condition and Results of Operations".



THE MARKET IN WHICH WE COMPETE IS HIGHLY COMPETITIVE



     Our industry is highly competitive and fragmented. We expect competition to persist and to intensify in the future. Our competitors include small firms offering specific promotion fulfillment applications, divisions of larger entities and large independent firms. A number of competitors have or may develop greater capabilities and resources than us. Similarly, additional competitors with greater resources than us may enter our industry. Our performance and growth could be negatively affected if our existing clients decide to provide in-house customer service operations that currently are outsourced or if potential clients retain or increase their in-house customer service operations. In addition, competitive pressures from current or future competitors could cause our services to lose market acceptance or result in significant price erosion. This could result in a material adverse effect upon our business, results of operations or financial condition. See "Business -- Competition".

YEAR 2000 PROBLEM MAY ADVERSELY AFFECT OUR OPERATIONS



     As the end of the 20th century approaches, most businesses face the challenge of ensuring that their software and hardware resources, and ultimately the automated processing and business activities that depend on information flow, will continue to function into the 21st century. The "Year 2000 problem", which arises from the use of a two-digit field to identify years in computer software and hardware and the assumption of a single millenium -- the 1900's, is expected to cause many business systems to fail or produce inaccurate results.



     We have completed an internal review of its systems and operations. Based on the information available to date, we do not anticipate any significant readiness problems with respect to our systems. We expect any remediation efforts to be completed by the end of the third quarter of this year, and contingency plans, where appropriate, completed by the end of the year. We anticipate that we will incur incremental costs not to exceed $0.5 million in total in addressing Year 2000 issues, of which approximately $0.1 million had been incurred by the end of 1998.



     In an effort to review the Year 2000 readiness of our key vendors and suppliers, we have sent to them Year 2000 questionnaires and we are in the process of evaluating the responses. Based on the information received to date, we do not expect any significant Year 2000 problems with our key vendors and suppliers. However, if our primary telecommunication providers fail to meet their Year 2000 system requirements on a timely basis, our call center operations could be significantly impacted which could have a material adverse effect on us. We are using a similar process to evaluate the systems of our clients.



     The outcome of our Year 2000 program is subject to a number of risks and uncertainties, some of which are beyond our control. Therefore, we cannot assure you that we will not incur material costs beyond the above-anticipated costs, or that our business, financial condition, or results of operations will not be significantly impacted due to Year 2000 issues.



THERE ARE RISKS ASSOCIATED WITH OUR ACQUISITION STRATEGY



     One element of our growth strategy is to pursue strategic acquisitions that either expand or complement our business. We may not be able to identify acceptable acquisition candidates or complete any strategic acquisitions on favorable terms or in a timely manner. Acquisitions involve a number of special risks, including the diversion of management's attention to the integration of the operations and personnel of the acquired companies, adverse short-term effects on our operating results and/or the integration of financial reporting and other management systems. In addition, we may require additional debt or equity financing for future acquisitions, which may not be available on favorable terms, if at all. We may not be able to successfully integrate an acquired business into our business or operate profitably a business we acquire.



WE MAY NOT HAVE SUFFICIENT RESOURCES TO PURCHASE THE NOTES UPON CHANGE OF
CONTROL



     Upon a Change of Control, we must give you the opportunity to sell us your Notes at 101% of their principal amount plus accrued and unpaid interest, if any, to the date of purchase. The source of funds for any such purchase will be our available cash or cash generated from operations or other sources, including borrowings, sales of assets, sales of equity or funds provided by a new controlling person. However, we may not have sufficient funds at the time of any Change of Control to make any required repurchases of Notes tendered and restrictions in the Credit Facility or in any future indebtedness incurred by us may not allow us to make the required repurchases. See "Description of the Notes -- Change of Control."



     The Change of Control provision may not necessarily afford you protection in the event of a highly leveraged transaction, including a reorganization, restructuring, merger or other similar transaction involving us that may adversely affect you. Such transaction also may not involve a shift in voting power or beneficial ownership, or, even if it does, may not involve a shift of the magnitude required under the definition of Change of Control to trigger such provisions. Except as described under "Description of the Notes -- Change of Control", the Indenture does not contain provisions that permit the holders of the Notes to require us to repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

THE INTERESTS OF OUR CONTROLLING STOCKHOLDERS MAY CONFLICT WITH YOUR INTERESTS AS HOLDERS OF THE NOTES



     We are a wholly owned subsidiary of Holdings. As a result of the Recapitalization, the outstanding voting stock of Holdings is owned as follows:



    - BTCP                           45.0%
    - OTPPB                          29.0%
    - The Management Stockholders    15.7%
    - Jay F. Ecklund                 10.3%



     Under a stockholders' agreement, BTCP is entitled to designate two directors to Holdings' board of directors, each of OTPPB and Jay F. Ecklund is entitled to designate one director and Holdings' chief executive officer serves as a director. In addition, BTCP and OTPPB are entitled to designate jointly up to three independent directors to the Board of Directors. Accordingly, BTCP and OTPPB collectively hold a majority of the voting stock and have the power to designate a majority of Holdings' directors and, upon the occurrence of certain events, BTCP will itself have the power to designate a majority of Holdings' directors. Circumstances may occur in which the interests of OTPPB and/or BTCP, as shareholders of Holdings, could be in conflict with your interests as holders of the Notes. Also, under the stockholders' agreement, we may not undertake certain corporate actions or enter into certain transactions without the consent of BTCP and/or OTPPB, including our sale and the consummation of an initial public offering. Thus, if BTCP and/or OTPPB, or their representatives on the Board of Directors, are unable to reach consensus on matters requiring their separate approval, our business, results of operations and financial condition could be materially adversely affected.



     BTCP owns interests in two other direct marketing services companies, Distribution Associates, Inc., a third party fulfillment company for direct mail catalogs. BTCP may acquire interests in other direct marketing services companies. No assurance can be given that a merger or other transaction involving us and/or Holdings and one or more of such BTCP owned companies will not be considered in the future.



THE NOTES AND THE GUARANTEES ARE JUNIOR TO OUR EXISTING INDEBTEDNESS AND POSSIBLY OUR FUTURE INDEBTEDNESS



     The Notes and the Guarantees are unsecured and subordinated to the prior payment in full of our Senior Debt and all Guarantor Senior Debt, respectively. As of December 31, 1998, we had approximately $0.3 million of Senior Debt outstanding under a commitment for up to $10 million under the Credit Facility (subject to availability under the terms of the Credit Facility). At such date, we had no indebtedness subordinated to the Notes outstanding. In the event of our or Holdings' bankruptcy, liquidation or reorganization our assets and the assets of Holdings (or any Subsidiary Guarantor that may exist in the future) will be available to our pay obligations on the Notes only after all Senior Debt or Guarantor Senior Debt, as the case may be, has been paid in full and there may not be sufficient assets remaining to pay amounts due on any or all of the Notes. In addition, we may not pay principal or premium, if any, or interest on the Notes if any Senior Debt or Guarantor Senior Debt is not paid when due or any other default on any Senior Debt or Guarantor Senior Debt occurs and the maturity of such Senior Debt or Guarantor Senior Debt is accelerated. Only when such amount has been paid in full or the default has been cured or waived and such acceleration has been rescinded will we then be able to pay principal or premium on the Notes. In addition, if any default occurs with respect to certain Senior Debt or Guarantor Senior Debt and certain other conditions are satisfied, we may not make any payments on the Notes for a designated period of time. Finally, if any judicial proceeding is pending with respect to a payment default on Senior Debt or Guarantor Senior Debt or other default with respect to certain Senior Debt or Guarantor Senior Debt or if the maturity of the Notes is accelerated because of a default under the Indenture and such default constitutes a default with respect to any Senior Debt or Guarantor Senior Debt, we may not make any payment on the Notes.

SINCE HOLDINGS HAS NO OTHER OPERATIONS ITS ABILITY TO MAKE PAYMENTS ON ITS GUARANTEE IS LIMITED



     As of the date of this Prospectus, all of the operations of Holdings are conducted through Young America and Holdings has no material assets other than the stock of Young America and the title to our corporate headquarters. Accordingly, the Guarantor's cash flow and, consequently, its ability to service debt, including the Guarantee, will depend upon our operations.



YOU MAY NEED TO COMPLY WITH BLUE SKY RESTRICTIONS ON RESALE OF NOTES



     In order to comply with the securities laws of certain jurisdictions, the Notes may not be offered or resold by you unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and the requirements of such exemption have been satisfied. We do not currently intend to register or qualify the resale of the Notes in any such jurisdictions. However, an exemption is generally available for sales to registered broker-dealers and certain institutional buyers. Other exemptions under applicable state securities laws may also be available.



AN ACTIVE TRADING MARKET FOR THE NOTES MAY NOT DEVELOP



     We do not intend to apply for a listing of the Notes on a securities exchange or on any automated dealer quotation system. We have been advised by BTAB that as of the date of this Prospectus, BTAB intends to make a market in the Notes. BTAB is not obligated to do so, however, and any market-making activities with respect to the Notes may be discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. Because BTAB is our affiliate, BTAB is required to deliver a current "market-making prospectus" and otherwise comply with the registration requirements of the Securities Act in connection with any secondary market sale of the Notes. Accordingly, BTAB's ability to make a market in the Notes may, in part, depend on our ability to maintain a current market-making prospectus.



     There can be no assurance as to the liquidity of any market that may develop for the Notes. If a trading market does not develop or is not maintained, you may experience difficulty in reselling the Notes or may be unable to sell them at all. If a market develops for Notes, future trading prices of the Notes will depend on many factors, including:



     - our financial condition results of operations and prospects,



     - the market for similar securities,



     - prevailing interest rates, and



     - other factors, including general economic conditions



Depending on those and other factors, the Notes may trade at a discount from their principal amount.



FRAUDULENT CONVEYANCE -- STATE AND FEDERAL LAWS MAY PERMIT A COURT TO VOID THE NOTES AND GUARANTEES UNDER CERTAIN CIRCUMSTANCES



     The Notes were issued in exchange for the Old Notes. We loaned and distributed the proceeds from the sale of the Old Notes to Holdings which used such amounts to repay amounts outstanding under the Bridge Facility which were incurred in connection with the Recapitalization. The obligations we incurred under the Indenture and the Notes and the obligations incurred by Holdings under the Indenture and its Guarantee may be subject to review under relevant federal and state fraudulent conveyance and similar laws in a bankruptcy or reorganization case or lawsuit commenced by or on behalf of our creditors or the creditor's of Holdings. Under these laws, if a court were to find that, at the time we or Holdings incurred indebtedness under the Bridge Facility and Holdings purchased its capital stock pursuant to the Recapitalization or at the time we issued the Old Notes and Holdings issued its Guarantee of the Old Notes and we made the loan and distribution to Holdings, we or Holdings, as the case may be:



     - incurred such indebtedness with the intent of hindering, delaying or defrauding present or future creditors, or



     - received less than the reasonably equivalent value in consideration for incurring such indebtedness, and:

        -- were insolvent or rendered insolvent by reason of such incurrence or repurchasing such capital stock,



        -- were engaged or about to engage in a business or transaction for which our or Holding's assets constituted unreasonably small capital, or



        -- intended to incur, or did incur, or believed that we or Holdings would incur, debts beyond our or its ability to pay as they matured or became due,



then such court might:



     - subordinate the Notes or the Guarantee to our or Holdings' presently existing or future indebtedness,



     - void the issuance of the Notes (in our case) or the Guarantee (in the case of Holdings) and direct the repayment of any amounts paid thereunder to our or Holdings' creditors, or



     - take other actions detrimental to holders of the Notes and the Guarantee.



     The measure of insolvency under fraudulent conveyance statutes will vary depending upon the law of the jurisdiction being applied. However, we or Holdings generally would be considered insolvent at the time we or Holdings incurred indebtedness under the Bridge Facility or the Notes or the Guarantee, as the case may be, if:



     - the fair market value (or fair salable value) of our assets or the assets of Holdings, as applicable, were less than the amount required to pay our or Holdings' total existing debts and liabilities (including the probable liability on contingent liabilities) as they become absolute or matured, or



     - we or Holdings were incurring debts beyond our or its ability to pay as such debts mature.



We cannot predict:



     - what standard a court would apply in order to determine whether we or the Guarantor were "insolvent" as of the date we or the Guarantor incurred indebtedness under the Bridge Facility or issued the Notes or the Guarantee, or that regardless of the method of valuation a court would determine that we or the Guarantor were insolvent on that date, or



     - whether a court would not determine that the payments constituted fraudulent transfers on another ground.



     To the extent a court voids the Guarantee as a fraudulent conveyance or holds it unenforceable for any other reason, holders of the Notes would cease to have any claim in respect of the Guarantor and would be creditors solely of us. In such event, the claims of the holders of the Notes against the issuer of an invalid Guarantee, if any such claims were allowed, would be subject to the prior payment of all liabilities and preferred stock claims of the Guarantor. There can be no assurance that, after providing for all prior claims, if any, there would be sufficient assets to satisfy the claims of the holders of the Notes relating to any voided portions of the Guarantee, if any such claims were allowed.



     Based upon financial and other information available to us, we believe that we issued the Old Notes and the Notes and Holdings issued its the Guarantee thereof for proper purposes and in good faith. We also believe that at the time we and Holdings incurred indebtedness under the Bridge Facility and at the time we and Holdings issued the Old Notes and the Notes and the Guarantees thereof, we and Holdings (1) were not insolvent or rendered insolvent thereby, (2) had and will have sufficient capital to run our business and (3) were and will be able to pay our debts as they mature or become due. In reaching these conclusions, we have relied on various valuations and estimates of future cash flow that necessarily involved a number of assumptions and choices of methodology. However, a court may not adopt the assumptions and methodologies we have chosen or concur with our conclusion as to our and Holdings' solvency.

                                USE OF PROCEEDS


     This Prospectus is delivered in connection with the sale of the Notes by BTAB in market-making transactions. We will not receive any of the proceeds from such sales.


                                 CAPITALIZATION


     The following table sets forth the actual consolidated capitalization of Holdings at December 31, 1998. This table should be read in conjunction with the financial statements of Holdings and the related notes thereto and "Selected Historical Consolidated Financial Data," all included elsewhere in this Prospectus.



                                                              AT DECEMBER 31, 1998
                                                              --------------------
Long-term debt (including current portion):
  Senior Subordinated Notes.................................        $ 80,000
  Borrowings under the Credit Facility(1)...................              --
                                                                    --------
     Total long-term debt...................................          80,000
     Redeemable Class A Common Stock........................             890
     Total stockholders' deficit............................         (65,729)
                                                                    --------
          Total capitalization..............................        $ 15,161
                                                                    ========


---------------

(1) The Credit Facility includes a commitment for up to $10.0 million of borrowings subject to a borrowing base formula equal to 85% of Eligible Accounts Receivable (as defined in the Credit Facility). The Credit Facility also provides for up to $1.0 million of letters of credit within that commitment. As of December 31, 1998, there was one letter of credit with a face amount of approximately $.0.3 million outstanding under the Credit Facility out of total availability under the borrowing base formula of approximately $6.7 million as of December 31, 1998.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA



     The following tables present selected financial data. The historical financial data for the years ended December 31, 1996, 1997 and 1998 come from the audited financial statements of Holdings included elsewhere in this Prospectus. The selected financial data for the years ended December 31, 1994 and 1995 come from audited financial statements of Holdings that are not included in this Prospectus.



     You should read the financial data below in conjunction with the historical financial statements and the information included under "Management's Discussion and Analysis of Financial Condition and Results of Operations," all included elsewhere in this Prospectus.



                                                                           YEAR ENDED DECEMBER 31,
                                                            -----------------------------------------------------
                                                              1998        1997       1996       1995       1994
                                                              ----        ----       ----       ----       ----
                                                                           (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues..................................................  $238,960    $175,297   $135,716   $116,268   $103,758
Cost of Revenues
  Rebates, postage and freight............................   174,365     105,212     84,191     80,635     70,747
  Processing and servicing................................    49,434      40,447     31,393     24,920     20,346
                                                            --------    --------   --------   --------   --------
Gross profit..............................................    15,161      29,638     20,132     10,713     12,665
Selling expenses..........................................     6,059       5,504      4,610      3,493      2,927
General and administrative expenses.......................     5,798       9,754      7,140      5,949      6,127
Compensation charges attributable to Recapitalization.....       (43)     17,924         --         --         --
Reserve for lease obligations.............................       850          --         --         --
                                                            --------    --------   --------   --------   --------
Operating income (loss)...................................     2,497      (3,544)     8,382      1,271      3,611
Interest expense..........................................   (13,095)     (1,029)       (91)      (252)      (163)
Interest income...........................................       666       1,038        201         10         28
Transaction costs attributable to Recapitalization........        --      (1,967)        --         --         --
Other income (expense)....................................      (182)         --        (60)       (15)        30
                                                            --------    --------   --------   --------   --------
Income (loss) before income taxes.........................   (10,114)     (5,502)     8,432      1,014      3,506
Provision for income taxes................................    (3,742)        423         --         --         --
                                                            --------    --------   --------   --------   --------
Net income (loss).........................................  $ (6,372)   $ (5,925)  $  8,432   $  1,014   $  3,506
                                                            ========    ========   ========   ========   ========
UNAUDITED PRO FORMA INCOME TAX DATA:
Income (loss) before income taxes.........................  $(10,114)   $ (5,502)  $  8,432   $  1,014   $  3,506
Provision for (benefit from) income taxes(a)..............    (3,742)     (1,308)     3,120        375      1,297
                                                            --------    --------   --------   --------   --------
Pro forma net income (loss)...............................  $ (6,372)   $ (4,194)  $  5,312   $    639   $  2,209
                                                            ========    ========   ========   ========   ========
OTHER FINANCIAL DATA:
EBITDA, as adjusted(b)....................................  $  4,511    $ (1,956)  $  9,578   $  2,238   $  4,561
EBITDA, as adjusted, margin(c)............................      1.9%       (1.1%)      7.1%       1.9%       4.4%
Capital expenditures......................................     2,374    $  3,330   $  1,739   $  1,061   $  1,142
Depreciation and amortization(d)..........................     2,014       1,588      1,196        967        950
Cash interest expense(e)..................................     9,450         981         91        252        163
Ratio of earnings to fixed charges(f).....................        --          --      13.1x       2.5x       9.4x



                                                                              AS OF DECEMBER 31,
                                                              --------------------------------------------------
                                                                1998       1997       1996      1995      1994
                                                              --------   --------   --------   -------   -------
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $ 12,220   $ 17,940   $ 20,573   $   242   $   296
Working Capital.............................................       (40)    11,136      5,823     2,076     2,504
Total assets................................................    45,662     41,742     36,443    20,197    18,589
Total debt..................................................    80,000     80,000         --        --        --
Redeemable Class A Common Stock.............................       890      7,380         --        --        --
Stockholders' (deficit) equity..............................   (65,729)   (65,057)    12,073     7,847     8,166

            NOTES TO SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA


(a) For periods ended on or prior to December 31, 1997 reflects the pro forma income tax provision that would have been provided had the Company been a C corporation, rather than an S corporation, for income tax purposes.


(b) EBITDA, as adjusted, represents earnings before net interest expense, other income(expense), income taxes, depreciation and amortization. Data for EBITDA, as adjusted, is included because management understands that such information is considered by certain investors as an additional basis on which to evaluate the Company's ability to pay interest, repay debt and make capital expenditures. EBITDA, as adjusted, does not reflect deductions for interest, other expense, income taxes, depreciation and amortization, each of which can significantly affect the Company's results of operations and liquidity and should be considered in evaluating the Company's financial performance. EBITDA, as adjusted, is not intended to represent and should not be considered more meaningful than, or an alternative to, measures of operating performance determined in accordance with generally accepted accounting principles. See "Description of the Notes" for the definition of "Consolidated EBITDA" under the Indenture.



(c) EBITDA, as adjusted, margin represents EBITDA, as adjusted, as a percentage of revenues.



(d) Excludes amortization of deferred financing costs.



(e) Cash interest expense excludes amortization of deferred financing costs.



(f) The ratio of earnings to fixed charges has been calculated by dividing income before income taxes and fixed charges by fixed charges. Fixed charges for this purpose include interest expense, amortization of deferred financing costs and one third of operating lease payments (the portion deemed to be representative of the interest factor). For the years ended December 31, 1998 and 1997, earnings were inadequate to cover fixed charges by $10,114 and $5,502, respectively. The shortfall for the year ended December 31, 1998 was largely attributable to a fully year of interest expense on debt incurred in connection with the Recapitalization, amortization and the write-off of deferred financing costs of $3,600, and a one-time reserve for the termination of Interactive Voice Response leases of $850. The shortfall for the year ended December 31, 1997 was attributable to fees and expenses incurred in connection with the Recapitalization, including compensation charges of $17,924 for bonuses and phantom stock payments and transaction fees and expenses of $1,967.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS


     The following information should be read in conjunction with the "Selected Historical Consolidated Financial Data" and the historical consolidated financial statements and the related notes thereto included elsewhere in this Prospectus. The following discussion and analysis of the financial condition and results of operations covers periods before completion of the Recapitalization and the financing thereof. As a result of the Recapitalization and the issuance of the Notes, the Company is highly leveraged and the interest expense resulting from the Notes and other outstanding debt has and will continue to significantly affect the Company's results of operations. Accordingly, the results of operations for periods subsequent to the Recapitalization and the financing thereof will not be directly comparable to prior periods. See "Prospectus Summary -- The Recapitalization."


OVERVIEW


     The Company derives its revenues principally from three sources: service fees, rebate billings and postage and freight billings. Service fees are billed to clients primarily for (i) order processing (including the handling of mail, telephone calls, facsimiles and electronic mail received from consumers), (ii) fulfillment (including the delivery of product premiums and samples as well as rebate checks to consumers), (iii) data gathering, analysis and reporting and
(iv) related customer service (including receiving and responding to consumer inquiries). As described below, the Company bills clients for the face amount of rebate checks issued by the Company under certain rebate programs and for postage and/or freight related to fulfillment of rebate checks and shipments of merchandise under premium and product sampling programs.



     In connection with approximately 45% of the aggregate dollar amount of checks issued under rebate programs for which the Company has provided CIP services, the Company has entered into contractual arrangements with its clients providing that the Company would fund from the Company's own working capital the payment of rebates offered by the clients. In such cases, the face amount of the rebate checks issued to consumers is then billed to the Company's clients and recognized as revenue by the Company. As is typical in the industry, a portion of checks issued to consumers are not cashed, and, under the contractual arrangements with clients, the Company retains the amount of the uncleared checks, which the industry refers to as slippage. In those situations where the Company has not been asked to use its working capital to fund rebate programs, the Company's revenues will be significantly lower because it will collect only service fees and charges for postage, and the Company will not retain slippage. In such circumstances, the Company generally quotes higher service fees for client-funded rebate programs in order to offset the lack of slippage to be retained by the Company. Thus, a change in the mix of rebate programs from Company-funded to client-funded should not have a material impact on the Company's reported gross profit unless there also occurs a substantial change in the overall volume of rebate programs handled by the Company for its clients.



     The Company recognizes as revenue the amount billed to clients for shipping merchandise premiums and samples and for mailing rebate checks. Such billings are generally based upon standard rates which approximate those that would be charged to such clients by the United States Postal Service or other delivery services. The Company realizes a margin on postage and freight revenues because it pays lower rates to the delivery services reflecting (i) discounts available to the Company for performing various sorting and other tasks and (ii) the high-volume of mail and other shipments sent by the Company for all its clients in the aggregate.



     Although the Company's operating results are not subject to seasonality, the Company's quarterly revenues and profitability can be impacted by the timing of its clients' programs, the availability of client provided merchandise to fulfill consumer requests or clients' decisions not to repeat specific marketing programs. Program timing can affect quarterly revenues and profitability because most of the marketing programs that the Company supports are short in duration. The Company's activity level on a particular marketing program is often concentrated around the consumers' final response date under the program, so that the Company's revenues from a high-volume program may be concentrated in one or two quarters. In addition, with premium programs, the volume of consumer requests can be difficult to predict. To the extent clients have underestimated the consumer response to their programs and have not provided the Company with sufficient quantities of merchandise, the Company may not be able to fulfill all consumer requests in a timely manner. Consequently, the Company may be delayed in performing a portion of its services and recognizing the related revenue. In such situations, however, the Company often handles increased consumer inquiry calls to the Company's call centers and may mail delay card and order acknowledgment correspondence to consumers. For providing these extra services, the Company will derive additional revenue and gross profit from service fees.


     The marketing programs undertaken by the Company's clients can vary significantly in timing, size and type, resulting in variations in requirements for labor, facilities and equipment. The Company seeks flexibility in the way that it obtains these resources and attempts to increase the variable proportion of its cost structure. The Company's operations are very labor intensive, with labor costs representing approximately 66% of processing and servicing costs in each of the years ended 1997 and 1998, and 82% and 68% of selling, general and administrative expenses for 1997 and 1998, respectively. The Company's use of a flexible labor force, including part time and variable employees and independent contractors, makes its processing and servicing expense structure more variable. See "Business -- Employees."



     The Company also strives to achieve flexibility in its commitments for facilities and equipment. A premium program that involves receiving, storing and shipping a large number of merchandise items or items of large size requires more warehouse space, packaging equipment and sophisticated inventory management systems than a rebate program that involves mailing rebate checks. The Company has limited owned real property and attempts to utilize operating leases for facilities wherever possible. The Company also generally seeks to lease technology-related equipment under operating leases with flexible options in order to be able to eliminate or substitute equipment to reduce lease costs commensurate with needs or to allow the Company to upgrade or change equipment.



RESULTS OF OPERATIONS



  The Year Ended December 31, 1998 Compared with the Year Ended December 31,
1997



     Revenues. Revenues for the year ended December 31, 1998 increased by $63.7 million or 36.3% to $239.0 million from $175.3 million for the year ended December 31, 1997. The increase in revenues reflected an increase in rebate revenues of $88.0 million, offset in part by a decrease of postage and freight revenues of $20.2 million and a decrease in servicing revenues of $4.1 million. The increase in rebate revenues was largely attributable to the addition of new clients that conducted high-dollar value rebate programs. The reduction in postage and freight revenues reflects the absence in 1998 of two large premium programs of one client that required the shipment of high volumes of premium items. That same client continues to place business with the Company, although it did not run a similar program in 1998. Servicing revenues were impacted by the absence of the same client program. The client ran a large premium program in 1996 that required the Company's services into the second quarter of 1997, and then ran a similar program in 1997 that resulted in large volumes of consumer orders in the third and fourth quarters of 1997. Although the client did not run a similar program in 1998, the Company has replaced most of the servicing revenue from that client with programs from other existing and new clients. Servicing revenue from all other clients increased 37.5%, to $52.8 million in 1998 from $38.4 million in 1997.



     Gross Profit. The Company's gross profit declined to $15.2 million or 6.3% of revenues for the year ended December 31, 1998. Gross profit for the year ended December 31, 1997 was $29.6 million or 16.9% of revenues. The reduction of gross profit as a percentage of revenues was the result of (i) a change in the mix of revenues from higher margin servicing revenues and postage and freight revenues to lower margin rebate revenues and (ii) increased expenses associated with added capacities and capabilities in anticipation of market changes and requirements for technology-based services. The ramp up in processing capacity was primarily associated with technical improvements along with capability and capacity advances in computer equipment, software and telemarketing systems, including Interactive Voice Response, and limited facility expansion related to a new call center in Oklahoma City. The Company's efforts to expand its processing capabilities and capacity began in 1996 as part of its emphasis on high-volume programs, including new programs and servicing concepts, which involve significant technology investment. In 1998, the Company took measures to reduce expenses as certain client programs had lower than anticipated levels of consumer participation and the mix of the expected servicing revenue growth over the next 12 months is not expected to require the levels of capacity the Company had in certain areas. In the third quarter of 1998, the Company closed the outbound processing facility in Belle Plaine, Minnesota and the inbound processing facility in Albert Lea, Minnesota. As a result of the Company's strategy to enter into short-term leases, the Company did not incur ongoing or termination expenses under either lease. The operations of these facilities were consolidated into the Company's other existing facilities during the third quarter of 1998. In addition, an organizational restructuring was also completed in the beginning of the third quarter of 1998 that consolidated the majority of the call center functions from the Young America, Minnesota call center to the Mankato, Minnesota and Oklahoma City, Oklahoma call centers. The Company has retained a small amount of call center capacity in Young America, Minnesota to handle small client jobs and call volume overflow from the Company's other call center facilities.



     Operating Income. Operating income for the year ended December 31, 1998 was $2.5 million as compared to an operating loss of $3.5 million for 1997. Included in the 1997 operating loss were compensation charges of $17.9 million attributable to the Recapitalization. Excluding the effect of these compensation charges, 1997 operating income would have been $14.4 million, or 8.2% of revenues as compared to $2.5 million in 1998 or 1.0% of revenues. This $11.9 million decrease was due to the decrease in gross profit, which was only partially offset by a $4.0 million reduction in general and administrative expenses from $9.8 million in 1997 to $5.8 million in 1998, primarily due to a $4.8 million decrease in profit sharing and management bonuses. No such profit sharing and management bonuses were paid in 1998. Excluding the 1997 profit sharing and management bonus expenses of $4.8 million, general and administrative expenses in 1998 increased 16.0% over 1997, reflecting increased fees related to the new ownership and debt structure. Selling expenses increased from $5.5 million in 1997 to $6.0 million in 1998 reflecting additions to sales and support staff to service new and more complex client programs.



     1998 operating income was also adversely affected by a $850,000 one-time expense related to the reserve for certain operating leases. During the first quarter of 1998, the Company entered into operating leases to increase its Interactive Voice Response capacity. These leases were entered into specifically to meet the estimated requirements of a new customer. Due to a variety of factors, the Company made a decision to terminate its relationship with this customer during the fourth quarter of 1998. As a result, the Company had lease obligations from which it would receive no future economic benefit. During the fourth quarter, the Company recorded a special charge of $850 to reserve for these future obligations.



     Interest Expense and Interest Income. Interest expense was $13.1 million in 1998 as compared to $1.0 million in 1997. This increase principally reflects a full year of interest expense on indebtedness incurred to finance the Recapitalization and $3.6 million of amortization of deferred financing costs. Amortization of deferred financing costs included $3.3 million of costs associated with obtaining the Bridge Facility, which costs were written off upon repayment of the Bridge Facility with the proceeds of the Old Notes, and the partial amortization of costs associated with the issuance of the Old Notes and New Notes thereafter. Interest expense of $1.0 million in 1997 represents the interest associated with the Bridge Facility for the period of November 25, 1997 through the end of the year. Interest income was $.7 million in 1998 as compared to $1.0 million in 1997 due to lower average cash balances in 1998.

     Other Income and Expense. Other expense of $.2 million in 1998 was primarily related to the investigation of a potential acquisition that took place in the second quarter of 1998 that was not pursued. In 1997, the Company incurred $2.0 million of non-recurring fees and expenses in connection with the Recapitalization.



     Income Taxes. The Company recorded an income tax benefit of $3.7 million for 1998 as compared to an income tax provision of $.4 million in 1997. Prior to the Recapitalization, the Company was an S corporation for income tax purposes. Accordingly, for periods prior to the Recapitalization, the Company did not accrue income tax expense on its historical financial statements. The statement of income for 1997 includes pro forma net income (loss) information reflecting a pro forma benefit for taxes in 1997 of $1.3 million, calculated at an assumed combined federal and state tax rate of 37% as if the termination of Holdings' status as an S corporation had occurred as of the beginning of 1997.



     Net Income. As a result of the foregoing, the Company's net loss increased to $6.4 million in 1998 from $5.9 million in 1997.



  The Year Ended December 31, 1997 Compared with the Year Ended December 31,
1996



     Revenues. Revenues for the year ended December 31, 1997 increased by $39.6 million or 29.2% to $175.3 million from $135.7 million for the year ended December 31, 1996. The increase in revenues was comprised of (i) an increase in service fees of $15.8 million, (ii) an increase in postage and freight revenues of $8.0 million and (iii) an increase in rebate revenues of $15.8 million. Service fees increased due primarily to (x) an increase in complex premium programs serviced by the Company that required multiple handling steps and related customer service (primarily handling consumer inquiries) activity and
(y) new pricing initiatives implemented by the Company in 1996 to better capture costs and previously unbilled services. A portion of the increase in postage and freight revenues and service fees was related to a high-volume premium program run for a single client that resulted in a $14.4 million increase in revenue derived from that client. Though that client conducted similar programs during 1996 and 1997, revenues for the 1996 program were skewed towards the fourth quarter of 1996 and into the first quarter of 1997. The rebate revenue increase for the 1997 period was largely attributable to the addition of several new rebate clients that conducted high dollar value rebate programs in 1997.


     Although revenues for the year ended December 31, 1997 increased compared with revenues for the prior year, revenues for the fourth quarter of 1997 were lower than revenues for the same quarter in 1996.


     Gross Profit. The Company's gross profit increased to $29.6 million or 16.9% of revenues for the year ended December 31, 1997. Gross profit for the year ended December 31, 1996 was $20.1 million or 14.8% of revenues. The gross profit increase of $9.5 million is primarily the result of higher revenue, the continuation of billing practices better reflecting costs and previously unbilled services and an increased level of service fees from complex programs. Such service revenues generally achieve higher gross profit percentages. The Company also benefitted from higher margins on postage and freight revenues realized as a result of increased volumes and an increase in the discount that the Company receives from the United States Postal Service.


     Although gross profit was up significantly for the year ended December 31, 1997 when compared with gross profit for the prior year, gross profit for the fourth quarter of 1997 declined significantly from the level for the same period in the prior year. Fourth quarter gross profit declined by a greater percentage than revenues because increases in processing and servicing costs, principally related to expanded computer hardware capacity, more than offset the declines in variable costs that came with lower volumes.

     Operating Income. For the year ended December 31, 1997, the Company reported an operating loss of $3.5 million because of compensation charges of $17.9 million for bonuses and phantom stock expenses paid in connection with the Recapitalization. Excluding the effect of such nonrecurring charges, the Company would have reported operating income of $14.4 million or 8.2% of revenues, compared with $8.4 million, or 6.2% of revenues, in the prior year. The operating income margin, excluding the effect of the nonrecurring charges, increased as the increase in gross profit more than offset increases in selling, general and administrative expenses. Selling expenses increased by $0.9 million in part due to commissions on higher revenues and in part due to higher payroll costs. General and administrative expenses increased $2.6 million because of increases in contractual and discretionary bonuses, phantom stock arrangements and profit-sharing, which reflected the Company's improved operating performance.



     Although operating income, excluding the effect of the nonrecurring charges, would have been up significantly for the year ended December 31, 1997, in the fourth quarter of 1997, operating income declined significantly as compared to the fourth quarter of 1996. Fourth quarter operating income, excluding such nonrecurring charges, declined by a greater percentage than revenues because the decline in gross profit was only slightly offset by a decline in selling, general and administrative expenses. Selling, general and administrative expenses showed a smaller decline because they are relatively fixed in nature.



     Interest Expense and Interest Income. For the years ended December 31, 1997 and 1996, cash interest expense was $1.0 million and $0.1 million, respectively, while interest income was $1.0 million and $0.2 million, respectively. The growth in interest income from 1996 to 1997 reflects an increase in the level of investable funds retained by the Company after making tax distributions to its shareholders. See "-- Liquidity and Capital Resources." The higher level of interest expense in 1997 reflects the incurrence of the indebtedness under the Bridge Facility in connection with the Recapitalization.



     Other Expense. The Company incurred $2.0 million of non-recurring fees and expenses in connection with the Recapitalization.



     Net Income (loss). As a result of the foregoing, the Company incurred a net loss of $5.9 million in 1997 as compared to a net income of $8.4 million in 1996.



INCOME TAXES


     Prior to the Recapitalization, Holdings was an S corporation for income tax purposes. As an S corporation, Holdings was only liable for U.S. federal income taxes under certain circumstances and liable for state income taxes in certain jurisdictions; all other domestic income taxes were the responsibility of Holdings' stockholders. Concurrently with the Recapitalization, Holdings became a taxable C corporation. The pro forma net income information in the historical audited financial statements included elsewhere in this Prospectus reflects the application of corporate income taxes to the Company's taxable income at an assumed combined federal and state tax rate of 37% as if the termination of Holdings' status as an S corporation had occurred as of the beginning of each period presented. Any tax benefits resulting from bonus payments and phantom stock payments made to certain members of management of the Company in connection with the Recapitalization were realized during the period ending on the day immediately prior to the Recapitalization Date when the Company was an S corporation. Accordingly, any such tax benefits were realized by the Selling Stockholders and will not reduce any future tax liability of the Company as a C corporation.

     The conversion from an S corporation to a C corporation resulted in the Company recording, in the fourth quarter of 1997, a net deferred tax liability and a corresponding one-time charge to earnings of approximately $0.9 million. This amount represents management's estimate of differences in the bases of assets and liabilities for tax and financial reporting purposes.

LIQUIDITY AND CAPITAL RESOURCES


     At December 31, 1998, no amounts were outstanding under the Company's $10.0 million bank revolving credit facility with Norwest Bank Minnesota, N.A. ("Norwest"), and the Company had a stockholders' deficit of $65.7 million, indebtedness of $80.0 million and negative working capital of $(.04) million. On November 25, 1997, the Company completed the Recapitalization (see Note 4 of the Audited Consolidated Financial Statements). On February 23, 1998, Young America issued $80,000 principal amount of Old Notes. In August 1998, Young America and Holdings filed with the SEC a registration statement relating to an offer to exchange the Old Notes for an equal aggregate principal amount of Young America's 11 5/8% Series B Senior Subordinated Notes due 2006. The Notes are also guaranteed by Holdings on a senior subordinated basis. The registration statement became effective August 6, 1998, and the exchange offer was completed on September 4, 1998.



     The Company has historically financed its operations and capital expenditures principally through the retention of cash flow from operations after payment of distributions to shareholders primarily to permit them to meet tax obligations as a result of the Company being an S corporation prior to the Recapitalization. For the years ended December 31, 1998, 1997 and 1996 net cash provided by (used in) operating activities were $.9 million, ($8.7) million and $25.3 million, respectively. In 1998, cash provided by operating activities was significantly reduced by the payment of interest on the Bridge Facility and Notes. The cash usage in 1997 was attributable to the expenses incurred in connection with the Recapitalization, including compensation charges of $17.9 million for bonuses and phantom stock payments and transaction fees and expenses of $2.0 million. Excluding the effect of such nonrecurring charges, the Company's 1997 cash flow provided by operations was $11.2 million. The $25.3 million of cash provided by operating activities in 1996 was principally the result of (i) $8.4 million of net income, (ii) a $4.8 million decrease in the trade receivables account balance and (iii) a $9.3 million increase in the collections due to and advances from clients' liability account. The Company's future cash flow from operations will continue to reflect (i) income taxes that the Company is required to pay as a C corporation and (ii) interest that will be incurred on outstanding indebtedness, including the Notes.



     Net cash used in investing activities for the years ended December 31, 1998, 1997 and 1996 were $2.4 million, $3.3 million, and $1.7 million, respectively. These capital expenditures principally relate to purchases of leasehold improvements and warehousing and packaging equipment related to fulfillment services provided by the Company. To support the Oklahoma call center, the Company purchased various equipment and leasehold improvements aggregating $0.5 million. The Company anticipates that capital expenditures for 1999 will not exceed $2.0 million.



     Net cash provided by (used in) financing activities for the years ended December 31, 1998, 1997 and 1996 were $(4.3) million, $9.3 million and ($3.2)
million, respectively. Cash used in 1998 reflects the payment of financing costs associated with the placement of the Old Notes and a $.7 million payment to the Selling Stockholders in connection with the Recapitalization. In addition, following December 31, 2001, the Company is obligated to make additional payments, not to exceed $15 million, to the Selling Stockholders and certain employees of the Company, subject to the Company achieving certain performance targets set forth in the agreements relating to the Recapitalization. See "Prospectus Summary -- Recapitalization." Net cash provided by financing activities in 1997 of $9.3 million reflects $80.0 million of proceeds from the Old Notes and $38.9 million of proceeds from issuance of common stock to the Investor Group partially offset by $3.3 million of financing costs associated with the Notes and Bridge Loan, the $92.2 million purchase of stock from the Selling Stockholders, and $13.9 million of distribution to shareholders prior to the Recapitalization. Net cash used in 1996 reflects $2.5 million of net repayments made on short-term borrowings and $.7 million of distributions paid to shareholders. There were no shareholder distributions in 1998.



     The Credit Facility provides for borrowings of up to $10.0 million based on a borrowing base formula equal to 85% of Eligible Receivables less Noncleared Rebate Items net of cash and cash equivalents (as defined in the Credit Facility) and has a final maturity date of March 31, 2001. The Credit Facility does not have any commitment reductions scheduled before maturity. Borrowings under the Credit Facility accrue interest, at the option of the Company, at either the bank's base rate or at an interest rate equal to the London interbank rate for Eurodollar deposits for one, two or three month interest periods plus 2.5%. A fee of .5% per annum is payable with respect to the unused Commitment Amount (as defined in the Credit Facility). The Credit Facility is secured by a first priority interest in accounts receivable and related general intangibles of Young America.

     The Credit Facility was amended on November 16, 1998 and March 12, 1999 to revise certain restrictive covenants contained in the original agreement. The Credit Facility currently requires Young America to maintain (i) commencing with the quarter ending December 31, 1999 and for each quarter thereafter, a minimum Interest Coverage Ratio (as defined in the Credit Facility) for the preceding four quarters of 1.35; (ii) for the quarters ending March 31, 1999 and June 30, 1999, a minimum Current Ratio (as defined in the Credit Facility) of 1.0, and
1.10 for each quarter thereafter; and (iii) for the nine months ending September 30, 1999, a minimum cumulative EBITDA of $9.5 million. Based on its current operating results and business plans, the Company believes that it will be able to satisfy these requirements. The Credit Facility restricts Young America's capital expenditures to $0.5 million per quarter and cumulative annual capital expenditures to $2.0 million. In addition, the Credit Facility contains other covenants that, among other things, restrict acquisitions, investments, dividends, liens and other indebtedness, management fees, disposition of assets, change of voting control and guarantees.



     In compliance with certain state laws, the Company obtains performance bonds in connection with sweepstakes programs it manages on behalf of clients. The Company is indemnified by its clients for any obligations on those performance bonds, and the cost to the Company of obtaining the performance bonds plus a markup is billed to the clients.



     The Company will rely mainly on internally generated funds, and to the extent necessary, borrowings under the Credit Facility, to meet its liquidity needs. The Company also expects to utilize operating leases to finance its needs for facilities and certain equipment. See Note 8 of Notes to the Consolidated Financial Statements for a summary of the Company's commitments under operating leases. The Company believes that the cash flow from operations together with existing cash and cash equivalents and available borrowings under the Credit Facility will be adequate to meet its liquidity requirements, including interest payments with respect to the Notes, for at least the next 12 months.



     The Company's ability to pay principal and interest on the Notes and to satisfy its other debt obligations will depend upon its future operating performance, which performance will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond the control of the Company. The Company's ability to pay principal and interest on the Notes and to satisfy its other debt obligations will also depend upon the future availability of revolving credit borrowings under the Credit Facility or any successor facility. Such availability is or may depend on, among other things, the Company meeting certain specified borrowing base prerequisites. The Company expects that, based on current and expected levels of operations, its operating cash flow, together with borrowings under the Credit Facility, should be sufficient to meet its operating expenses, to make necessary capital expenditures and to service its debt requirements as they become due. If the Company is unable to service its indebtedness, it will be forced to take actions such as reducing or delaying acquisitions and/or capital expenditures, selling assets, restructuring or refinancing its indebtedness (which could include the Notes), or seeking additional equity capital. There is no assurance that any of these remedies can be effected on satisfactory terms, if at all.



YEAR 2000 ISSUES



     As the end of the 20th century approaches, most businesses face the challenge of ensuring that their software and hardware resources, and ultimately the automated processing and business activities that depend on information flow, will continue to function into the 21st century. The "Year 2000 problem", which arises from the use of a two-digit field to identify years in computer software and hardware and the assumption of a single millenium -- the 1900's, is expected to cause many business systems to fail or produce inaccurate results. The Company believes it is well positioned to address these issues and bring its systems and business operations into compliance. An enterprise-wide program is currently underway with the goal of achieving Year 2000 compliance.

     The Company has completed an internal review of its systems and operations. The inventory and assessment of internal information technology and non-IT systems have been inventoried, and the process of remediation, as appropriate, is underway. Remediation may include repair, replacement, or upgrade, with priorities based on a business risk assessment. Based on the information available to date, the Company does not anticipate any significant readiness problems with respect to its systems. The Company expects the remediation efforts to be completed by the end of the third quarter of this year, and contingency plans, where appropriate, completed by the end of the year. The Company anticipates that it will incur incremental costs not to exceed $0.5 million in total in addressing Year 2000 issues, of which approximately $0.1 million had been incurred by the end of 1998.



     In an effort to review the Year 2000 readiness of its key vendors and suppliers, the Company has sent to them Year 2000 questionnaires and is in the process of evaluating the responses. Based on the information received to date, the Company does not expect any significant Year 2000 problems with its key vendors and suppliers. However, if the Company's primary telecommunication providers fail to meet their Year 2000 system requirements on a timely basis, the Company's call center operations could be significantly impacted which could have a material adverse effect on the Company. The Company is using a similar process to evaluate the systems of its clients.



     The outcome of the Company's Year 2000 program is subject to a number of risks and uncertainties, some of which are beyond its control. Therefore, there can be no assurances that the Company will not incur material costs beyond the above-anticipated costs, or that the Company's business, financial condition, or results of operations will not be significantly impacted due to Year 2000 issues.



MARKET RISK



     The Company is exposed to various market risks, including changes in interest rates. Market risk is the potential loss arising from adverse changes in market rates and prices, such as interest rates. The Company does not enter into derivative or other financial instruments for trading or speculative purposes.



     The Company manages its interest rate risk by balancing the amount of fixed and variable debt. For fixed rate debt, interest changes affect the fair market value but do not impact earnings or cash flows. Conversely for variable rate debt, interest rate changes generally do not affect the fair market value but do impact future earnings and cash flows, assuming other factors are held constant. At December 31, 1998, the Company had a fixed rate debt of $80 million and variable rate available borrowings up to $10 million under the Credit Facility.


RECENT ACCOUNTING PRONOUNCEMENTS

     AICPA Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," issued in March 1998, is effective for fiscal years beginning after December 15, 1998. This statement provides guidance on accounting for the costs of computer software developed or obtained for internal use. The Company is currently analyzing the implementation of SOP 98-1 and does not believe it will have a material impact on the Company's financial condition or results of operations when the Company adopts it in the first quarter of 1999.


     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", effective for years beginning after June 15, 1999. SFAS No. 133 established accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge criteria are met. Special accounting for qualifying hedges allow a derivative's gains or losses to offset related results on the hedged item in the income statement and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. The Company has not yet quantified the impact of adopting SFAS 133 and has not yet determined the timing of adoption.



     In April 1998, the Financial Accounting Standards Board issued Statement of Position (SOP) 98-5, "Reporting on the Costs of Start Up Activities", effective for fiscal years beginning after December 15, 1998. SOP 98-5 requires the expensing of start-up activities as incurred, versus capitalizing and expensing them over a period of time. The Company is currently in the process of assessing the impact of adopting SOP 98-5 and will adopt this new pronouncement in the first quarter of 1999.


INFLATION

     The Company believes that inflation has not had a material impact on its results of operations for the periods and years reported. As a result of its cost based services pricing and the short-term nature of client contracts, the Company does not anticipate that inflation will have a negative impact on its operations in the future, other than the impact that inflation may have on the economy as a whole.

                                    BUSINESS

GENERAL


     Young America Holdings, Inc. and from the date of incorporation on November 25, 1997, Young America Corporation, its wholly owned subsidiary, provide a wide range of CIP services to large consumer product and consumer service companies. The services the Company has historically provided include the handling and processing of consumer responses to client marketing programs (especially rebates and premium programs). The Company's clients utilize various marketing programs to establish relationships with their customers and contract with the Company to handle the interactions. These communications or interactions take on many forms but are all targeted at satisfying the client's consumers' needs and requests in a manner that achieves the highest degree of customer satisfaction. The interactions include inbound and outbound communications, through mail, tele-communication and electronic formats.



     The Company's more than 200 clients include such well-known companies as Sprint Corporation, Anheuser-Busch Companies, Inc., General Mills, Inc., R.J. Reynolds Tobacco Company, Eastman Kodak Company and Hewlett-Packard Co. The Company's CIP services provide a link between its clients and their customers for numerous types of marketing programs, including rebate programs, purchase reward or premium programs, sweepstakes, product sampling programs and warranty registration programs. The Company provides a variety of services involved in executing these marketing programs, including (i) order processing (including the handling of mail, telephone calls, facsimiles and e-mail received from consumers), (ii) fulfillment (including the delivery of product premiums and samples as well as rebate checks to consumers), (iii) data gathering, analysis and reporting and (iv) related customer service (including receiving and responding to consumer inquiries).



     CIP improves the marketing efforts of consumer-oriented companies by identifying and focusing on their most valuable existing and potential customers. These consumer marketing companies are increasingly utilizing targeted marketing strategies as opposed to "mass marketing" approaches such as general market advertising and free-standing insert coupons. In recent years, the Company has identified a trend among its clients toward the targeted marketing approach, including an increase in the use of consumer promotion programs such as premium programs and product sampling programs. Because the Company believes that its clients have found these programs to be both effective and efficient, the Company believes that these trends will continue.



     The Company has also observed a trend among its clients toward more complex marketing programs. Consumer-oriented companies have sought to differentiate themselves from their competitors by offering more sophisticated marketing programs, often emphasizing consumer loyalty and repeat purchases, that appeal to their targeted customers. These complex marketing programs frequently involve increased consumer interactions that are designed to provide consumer-oriented companies with an opportunity to gather information about their customers. Management believes that spending on CIP services in support of these more complex marketing programs has outpaced and will continue to outpace the growth of services for simpler marketing programs such as traditional rebate, premium and sweepstakes programs. Accordingly, over the past three years the Company has enhanced its capabilities to become a provider not only of narrowly focused promotion fulfillment services for those simpler marketing programs but also of integrated, custom-designed CIP services for large complex marketing programs. Its breadth of services and ability to integrate such services to support complex marketing programs have distinguished the Company from the majority of its competitors, most of which offer a narrower range of services and serve a smaller number of clients. Management believes that the Company's broad service offering, together with its sophisticated information systems and quality control processes, has enabled it to become a leading provider of business-to-consumer CIP services.

     In each of the last three fiscal years, the Company managed over 3,500 marketing programs, with between 1,500 and 2,000 programs processed out at any point in time. As of December 31, 1998, the Company was processing approximately 1,800 client marketing programs. In each of the last three fiscal years, the Company distributed over 40 million items to its clients' customers. Items distributed by the Company have ranged from rebate checks to sales literature to large and small items of merchandise as premiums and product samples.



COMPETITIVE STRENGTHS


     The Company attributes its current market position and its existing opportunities for continued growth and profitability to the following competitive strengths:

  Breadth of Integrated Services


     Young America is a provider of a broad range of integrated CIP services to large consumer product and consumer service companies. Young America's basic services include (i) order processing (including the handling of mail, telephone calls, facsimiles and e-mail received from consumers), (ii) fulfillment (including the delivery of product premiums and samples as well as rebate checks to consumers), (iii) data gathering, analysis and reporting and (iv) related customer service (including receiving consumer inquiries and providing follow-up services). Most of the Company's competitors offer a narrower range of services to a smaller client base. The Company's ability to integrate a broad range of services allows it to work with its clients to custom design efficient processing solutions for all types of marketing programs, especially complex marketing programs that require a significant amount of contact with the consumer.


  Ability to Process High-Volume and Complex Marketing Programs

     The Company has demonstrated the expertise necessary to manage complex and high-volume marketing programs by executing programs such as "Pepsi Stuff(R)", "Camel Cash(R)", "Bud Gear(R)" and General Mills, Inc.'s "Box Tops for Education(R)". Complex marketing programs can involve integrating dozens of custom-designed process steps and coordinating interactive communications with a client's customers. High-volume programs can involve processing several million orders and sending out several million items to consumers in a very short period of time while simultaneously processing the Company's 1,500 to 2,000 other current programs in a timely, courteous and efficient manner. Management believes that the Company has earned a reputation for being able to manage high-volume and complex marketing programs with a high quality of service and that the Company's reputation contributes to its recurring revenue base and its ability to attract new clients.

  Strong, Established Client Relationships


     The Company has successfully attracted and built strong relationships with a large number of major consumer-oriented companies in the United States. Young America is currently well-positioned in the packaged goods industry and has expanded its client base in faster-growing industries such as high-technology consumer products. Of the Company's 25 largest clients in 1998, 9 have been clients for more than seven years.



     The vast majority of marketing programs undertaken by the Company for its clients involve direct interaction with consumers. It is critical to the Company's clients that the various services involved in administering a client's marketing programs be performed consistently, accurately, courteously and in a timely manner. The Company believes that these factors are often key determinants when a consumer-oriented company awards the administration of its marketing programs. The Company seeks to achieve a high level of quality service through careful analysis and design of the steps involved in delivering the services required and by the stringent process controls it builds into the processing plan for each marketing program it undertakes.

  Sophisticated Information Systems


     In 1996, the Company completed its conversion to a new proprietary software system which has increased the Company's ability to process a greater number and variety of complex marketing programs than was previously possible. The system increases operational efficiencies and enhances the Company's ability to process more complex marketing programs by providing the Company with the ability to track orders through each step of the order-handling process and to accurately invoice its clients for services provided by the Company. In addition, the Company (i) can give a consumer the precise status of any order from the day such order was received until the day the promotion item is shipped, (ii) has the ability to provide real-time information on the status of a program, allowing the Company's clients to track and judge the effectiveness of on-going promotion programs and (iii) has the ability to acquire, store and quickly retrieve information about consumers and their individual buying habits. The Company's information system technology has allowed it to develop a proprietary database of approximately 65 million unduplicated consumer households.



     The system cost approximately $9.0 million to develop and install (including hardware acquisition and software development) and required more than four years to be fully implemented. Designed as an open system, its capacity can be easily increased to meet the Company's future needs by adding additional hardware support. Management believes that no comparable program is used by any of its competitors and that no similar integrated system can be easily developed or purchased in the marketplace. Management believes that a competitor would require a substantial commitment of time and capital to replicate the capabilities of the system.


  Experienced Management Team


     The Company's senior management team has been assembled and developed since the arrival in July 1993 of its President and Chief Executive Officer, Charles
D. Weil. Prior to 1993, Mr. Weil was President and Chief Operating Officer of ConAgra Frozen Foods. Mr. Weil has 25 years of experience in the consumer packaged goods industry with ConAgra and other companies such as General Mills Inc. and Nestle USA Inc. Mr. Weil has recruited a team of experienced executives from outside the industry in which the Company competes, each of whom brings to the Company not only functional skills but also fresh insights that assist Mr. Weil in executing the strategic vision for the Company. Industries from which the Company's current executives have been drawn include retailing, distribution, direct marketing and teleservices.


BUSINESS STRATEGY

  Focus on Clients with Large Revenue Potential


     Since 1993, the Company's focus has been to attract and retain clients who require CIP services to support high-volume and/or complex marketing programs on a recurring basis and with which the Company can develop a strategic relationship. Management believes that high-volume and/or complex marketing programs by their scope and nature allow for higher revenues and improved profit margins. Beginning in 1995, the Company began seeking operational efficiencies by reducing the number of simple, low-volume marketing programs for which it would compete. At the same time, the Company upgraded its technology and operational systems in order to better focus on the needs of clients with large revenue potential for the Company. As a result, the Company has increased the average revenue per client from approximately $307,000 in 1994 to approximately $1,076,000 in 1998. The Company intends to continue to concentrate on clients that require more complex and/or higher volume marketing programs.


     Management believes that the Company's ability to provide CIP services for high-volume and/or complex marketing programs has been a significant factor in its ability to attract large new clients, both from within industries that have traditionally used the Company's services and from industries that have not traditionally used the Company's services such as computer hardware, computer software, consumer services, telecommunications and energy. Recent client additions include Best Buy Co. Inc., Bali Company, Target and Intuit Inc. Management believes that there are opportunities to market the Company's services in additional industries such as tourism, financial services and pharmaceuticals.


Custom Design Services


     When the Company evaluates a potential new client program, it performs a comprehensive review of all steps that it believes are necessary for the successful implementation of the program. The Company reviews the advantages of each proposed step with the potential client who determines whether to pursue each proposed step. Only after such determination by the client does the Company complete the process design, cost each step of the process and price its services for a particular marketing program. Finally, the client determines whether the value of each step is worth the incremental cost.



     The Company believes its ability to custom design and implement processes to fit the specific requirements of a client's program constitutes a competitive advantage. Management believes that this ability enables the Company to maintain satisfactory margin levels while achieving high client loyalty. Other benefits derived from the Company's ability to custom design services include (i) more efficient planning and invoicing of services rendered by the Company and (ii) greater ability to reliably estimate the profitability of each marketing program serviced.


  Anticipate Clients' Evolving Needs


     The Company strives to anticipate the needs of its clients and develop new or enhanced services to meet those needs as they arise rather than merely reacting to requests from its clients. The Company, in anticipation of client needs, upgraded its information processing capabilities and broadened its ability to process orders to include not only mail but also facsimile, telephone (including live operator and Interactive Voice Response), Internet and electronic data transmission. Management believes that the Company's experience in managing a wide variety of marketing programs for a broad range of major, consumer-oriented companies gives it a competitive advantage in anticipating its clients' needs for new and enhanced CIP services. Examples of areas in which the Company is upgrading its services in anticipation of client needs include (i) enhanced Internet and Interactive Voice Response capabilities, (ii) full-service credit card payment processing for marketing programs involving payments by consumers (iii) improved information processing and consumer data reporting capabilities and (iv) enhanced teleservice offerings, including predictive outbound calling and call recording capabilities. The Company plans to continue to enhance its operational capabilities, including its sophisticated computer systems, so that it can meet the demand for increasingly complex CIP services.


  Continue Operational Improvements


     The Company continually evaluates and refines its process flows to meet evolving client needs, to enhance client satisfaction and to reduce costs. In 1998, the Company began the process to become certified to the COPC-2000 Standard. COPC is an organization that was established to help improve customer satisfaction and operational performance of customer service providers, including call centers and fulfillment centers. The COPC-2000 Standard provides both a benchmark and an improvement methodology for operational performance and is recognized as the leading standard for excellence in customer service. To become certified to the COPC-2000 Standard requires a detailed operational audit to ensure that the customer service provider is compliant to all 32 components of the standard. The Company has dedicated staff and resources to implement the processes necessary to gain the COPC-2000 certification. The Company expects to achieve certification with respect to its call center operations by December 31,1999, and with respect to fulfillment operations by the end of the second quarter of 2000. The Company believes the COPC-2000 certification will strengthen its market position and become a competitive advantage. There can be no assurance, however, that certification will be achieved.


  Pursue Selective Acquisitions in Related Businesses

     Holdings and the Company intend to pursue selective acquisitions that offer a strong strategic fit with the Company's existing core competencies and/or allow it to develop or strengthen partnerships with select clients. Such acquisitions could include, among others, companies that specialize in literature fulfillment, Internet order processing or collateral material fulfillment and such acquisitions, whether individually or in the aggregate, could be substantial relative to the size of the Company.

MARKETING PROGRAMS SUPPORTED

     The Company provides its CIP services in connection with various marketing programs being conducted by its clients. Such marketing programs include the following:

     Premium Programs. Premium incentive promotions generally allow consumers to exchange proofs of purchase for gift items or premiums offered by the Company's clients in an effort to promote increased sales of their products. Premium programs range from small short-term promotions involving only a small number of consumer purchases and the award of a small gift item such as a t-shirt or a compact disc to large and complex long-term loyalty or continuity programs involving numerous consumer purchases, premium point systems and the award of large gift items such as a mountain bike or a leather jacket. The Company assists its clients in projecting proper inventory levels before a promotion begins by helping its clients forecast redemption rates. The Company's packaging experts recommend packaging materials that are both cost-effective and best suited for the premium items involved in the program, and the Company handles the shipping of such items to consumers.


     Rebate Programs. Rebate offers provide an incentive to consumers to try new or existing products and services as well as creating an opportunity for consumer-oriented companies to gather information about consumers, including their buying behavior and preferences. Young America's rebate processing service allows clients to cost-effectively fulfill rebate requests with laser-printed, customized checks and collect consumer data on product-choice. The Company offers a selection of funding options for effective cash management by its clients.



     Sweepstakes Programs. Sweepstakes, games and contests are used to generate high levels of consumer interest in a highlighted product. The Company has been engaged in the administration of sweepstakes for over 18 years. The sweepstakes process is subject to stringent regulatory scrutiny that often necessitates involvement of third parties other than the client sponsoring the sweepstakes. The Company, in addition to receiving and processing entries and shipping out the small number of prizes awarded, provides most of the full range of services needed to manage sweepstakes and gaming programs, including bonding, registration, judging, random drawing, affidavits and tax reporting.


     Product Sampling Programs. Sampling programs offer clients a way to promote both new and established products. Young America manages a variety of sampling programs, including those that involve mailed requests, direct calls or Internet requests from consumers. At its clients' request, the Company can also implement sampling programs by sending products to consumers identified from client-supplied databases. Some clients also use Young America for bulk shipment of sample products to distribution centers or retailers.


     Literature Distribution. Young America provides inventory management and delivery of sales literature and information requests from interested consumers and retailers.

     Other Programs. The Company also supports a number of other programs including consumer membership or club programs, warranty registration, inventory management and distribution of in-store promotional materials to retailers, retailer rebate programs, manufacturer sales incentive programs, and administration of gift certificate programs.

SERVICES PROVIDED

     Young America provides an integrated mix of CIP services that can be customized to meet client-specific needs for a wide variety of consumer interaction programs. These services include the following:


     Inbound Order Processing. Young America offers high-quality, flexible processing of orders received from consumers primarily by mail but also via facsimile, via telephone through its call centers (both live operator and Interactive Voice Response) and more recently through its Internet web site and electronic-mail. The Company has approximately 1,500 post office boxes reserved for handling incoming mail. Orders can vary from mailed-in submissions under premium programs (including submission of proofs of purchase in paper or other form) to simple mailed-in submissions for rebates to telephone requests for literature or product samples. Specific inbound order processing services performed by the Company include: (i) receipt and handling of inbound mail submissions, (ii) checking of received entries and correspondence with consumers to ensure qualification, (iii) promotion security and fraud detection through address verification, (iv) data entry processing by key entry and high-speed scanning technology, (v) transcription of Interactive Voice Response-captured inbound orders and (vi) processing and accounting of consumer check and/or credit card transactions for marketing programs involving consumer payments.



     Outbound Order Processing (Fulfillment). In each of the last three years, the Company handled over 40 million outbound units per year through its flexible order processing systems and procedures. Outbound units vary from rebate checks to sales literature to small and large items of merchandise representing premiums in promotional programs or product samples. In each of the last three years, the Company issued more than 21 million rebate payments, generating checks utilizing its own internal laser printing capabilities. Merchandise units are processed through various stages of the Company's handling system, including product receiving, warehousing, assembly, repackaging and shipment. Merchandise and paper items are shipped through a U.S. post office located on the Company's premises, as well as through shippers such as United Parcel Service and various freight consolidators for certain larger items.



     Database Development and Management. The Company's information systems and technology allows it to gather, process and analyze information about consumers and their behavior and preferences, Young America assists its clients in developing the databases necessary to build targeted, effective marketing campaigns. Young America helps its clients to monitor promotion activity through standard reports or, in certain cases, by linking directly into Young America's database via personal computer and modem. More detailed, custom analysis of selected response data is also available, including analyses of consumer buying patterns and preferences and marketing program effectiveness. The Company has also developed its own proprietary database of approximately 65 million consumer households.



     Customer Service. Customer service is an integral part of any consumer interaction program. The Company's consumer affairs group is dedicated to the professional handling of mail, telephone, facsimile, Internet and e-mail queries of all types. Using its on-line database, the Company can determine the status of any consumer order and respond promptly to any special situations, answer questions about offers, arrange replacement shipments, and identify the status of a consumer's order or submission. The Company has the hardware capacity to receive up to 30 million live calls annually and an additional 300 million calls utilizing the Company's Interactive Voice Response capacity. The Company's use of sophisticated communications technology, integrated with its consumer information databases, enhances the effectiveness of customer service personnel in handling consumer inquiries and data-gathering activities. See
"-- Technology."


SALES AND MARKETING


     The Company's sales and marketing organization currently consists of a Vice President of Sales and Marketing, two senior account executives and seven account executives including one focused on selling Interactive Voice Response services, and a sales support department. The sales and marketing staff works directly with clients and potential clients as well as maintaining relationships with several promotional agencies.



     The Company believes that its reputation for high-quality execution of its broad range of CIP services, particularly with respect to high-volume and/or, complex marketing programs, enables Young America to obtain new business opportunities through requests for proposals, client referrals and cross-selling to existing clients. In addition, the sales and marketing group focuses particularly on promoting relationships with existing clients that exhibit large revenue potential from a continued high level of activity, as well as identifying and pursuing new clients either in industries that traditionally have utilized a high-volume of CIP services or that the Company believes represent potential new high-volume users of CIP services on an outsourced basis.


TECHNOLOGY


     Young America strives to incorporate technology and automation into every aspect of its business.


  Promotion Administration Leader (PAL)


     Young America's proprietary software system ("PAL"), which the Company believes is more advanced than any information management system utilized by its competitors, is fully integrated into all stages of the Company's management of a marketing program, including inbound order processing, outbound order processing and customer service. PAL enables the Company to monitor individual order processing and to respond promptly to customer service inquiries. The system also allows the Company and its clients to measure the results of an ongoing promotion program. In addition, the Company's clients, either directly or through the Company's data analysis services, can use the data captured by PAL to refine their databases of consumer information and to enhance future promotional activities. The PAL system provides clients with the ability to acquire, store and quickly retrieve information about individual consumers and their buying habits. The Company has also used PAL to develop its own database of approximately 65 million consumer households.


     The PAL system cost approximately $9 million to develop and install (including hardware acquisition and software development) and required more than four years to be fully implemented. PAL utilizes a relational database designed by Progress Software Corporation ("Progress") and is written in Progress' fourth-generation programming language in a UNIX environment. PAL was designed as an open system to be operated within the Company's client/server environment.


     The Company's computer system is supported by multiple high-end UNIX servers that house the PAL database and direct and control network data flow among the Company's approximately 45 servers and approximately 1,900 personal computers ("PCs"). The Company purchases or leases its mainframes, servers and PCs from major computer manufacturers such as Sequent Computer Systems, Inc., Compaq Computer Corporation and Hewlett-Packard Co.


     PAL was designed to grow and adapt with the Company. New features are continually being written and added to the various existing PAL applications. In addition, PAL's capacity can be easily increased by adding additional hardware support. Data stored by the PAL system is protected by frequent backup to redundant off-site systems maintained by the Company.

  Call Center Technology


     The Company seeks to employ the most current telecommunications technology available. It maintains relationships with the three leading U.S. telecommunications carriers, utilizing advanced toll-free and toll-paid network services such as automatic number identification (ANI), dialed number information service (DNIS), routing control service on-line, next-available agent call processing, network messaging and call prompting and network-based call transferring applications. The Company also employs automatic call distributor (ACD) switches with advanced call routing features and computer telephone integration (CTI) technology. The Company's Interactive Voice Response system uses text-to-speech and voice recognition technology. The Company's dedicated fibre-optic links integrate its telecommunication capabilities into a single company-wide system.


  Scanning Capabilities


     The Company has introduced form scanning as part of its data input process. Young America's Intelligent Character Recognition (ICR) system recognizes characters that have been hand-printed by a person using a pen or pencil, thus greatly reducing the manual keying of data for some of its clients. The system provides a cost-effective, alternative processing option that reduces data input time. The scanning process also allows Young America to retain forms electronically, resulting in less paperwork and easier data retrieval.


INDUSTRY OVERVIEW

     The Company is not aware of any industry service or analyst that tracks the consumer interaction processing industry as such. The Company believes that this may be because the industry is very fragmented and evolving. The Company believes that it may be one of only a few companies that characterize themselves as consumer interaction processors rather than identifying themselves with other industries, such as teleservices or direct marketing, or positioning themselves in a specific segment of the CIP industry, such as promotion fulfillment.


     Although direct industry data is not available, services provided by the Company can be viewed in the context of overall consumer promotional spending by its clients. Levels of spending on consumer promotion activities reflect what the Company believes is a trend among consumer-oriented companies toward increasing the proportion of more targeted marketing activities involving interaction with consumers and reducing the proportion of mass marketing approaches such as general market advertising and free-standing insert coupons.



     According to Promo magazine, expenditures in the United States in 13 categories of consumer promotion reached a total of approximately $79.4 billion in 1997. In measuring the size of the industry, Promo magazine included expenditures for premium incentives, point of purchase displays, advertising specialties (such as logo-identified objects), couponing, specialty printing, promotional licensing, sponsored events, promotional fulfillment, interactive marketing (including toll-free number programs and the Internet), research, promotional agency services, in-store marketing and product sampling. According to Promo magazine, promotional fulfillment spending, the category management believes best represents the Company's business, reached $2.86 billion in 1997, representing a 14.4% increase over the $2.5 billion reported for 1996. Promo magazine reported that two of the features driving the growth in promotional fulfillment spending were Internet contests and sampling programs plus consumer data collection.


COMPETITION


     The market in which the Company competes is highly competitive and fragmented, including competitors that are small firms offering specific applications, divisions of large entities and large independent firms. The Company competes on the basis of quality of service, ability to execute high-volume and complex programs, price and timeliness of service execution. See "Risk Factors -- The Market in Which We Compete is Highly Competitive."

WORKFORCE


     The Company's workforce is not unionized and consists of approximately 900 full-time employees supplemented by part-time employees and independent contractors. The independent contractors work in their homes checking order submissions and hand-keying data. In 1998, the Company's active workforce varied from approximately 1,700 to approximately 2,500, depending on the volume of processing activity.



     The following table sets forth the average breakdown of the Company's workforce for the twelve-month period ended December 31, 1998:



Full-time fixed employees...................................   12.4%
Full-time variable employees................................   31.2%
Part-time permanent employees...............................    7.3%
Agency contract employees...................................   26.0%
Independent contractors.....................................   23.1%
                                                              -----
     Total workforce........................................  100.0%



     Full-time fixed employees work full-time, year round. Full-time variable employees work full shifts on an as-needed basis. Part-time permanent employees work partial shifts year round. Agency contract employees are obtained through agreements with independent employment agencies and are used on an as-needed basis. Independent contractors work flexible hours on an as-needed basis from their homes. The Company's flexible workforce enables it to maintain a significant proportion of its labor cost as a variable cost while still being able to respond effectively to variations in processing volumes throughout the year.



     The Company believes that relations with its employees are good.


FACILITIES


     The Company's headquarters and main facility are located in Young America, Minnesota, where it has the capability of performing substantially all types of activities involved in rendering its CIP services.


     The Company's facilities are as follows:


                                                 APPROXIMATE
LOCATION                      FUNCTION          SQUARE FOOTAGE   OWNED/LEASED    LEASE EXPIRATION
--------                      --------          --------------   ------------   ------------------
Young America, MN....  Corporate offices and       161,900        Owned(1)              --
                       warehouse -
                         capabilities include
                         inbound and outbound
                         processing and
                         customer service
Glencoe, MN..........  Warehouse                    97,100         Leased          May 31, 2002
LeCenter, MN.........  Warehouse                    40,000         Leased       December 31, 1999
Mankato, MN..........  Inbound processing and       54,200         Leased         June 30, 2001
                         customer service
Winthrop, MN.........  Outbound processing          24,000         Leased       December 31, 2002
Chanhassen, MN.......  Information systems           5,000         Leased        January 31, 2000
                         applications
                         development
Oklahoma City, OK....  Call center                  25,000         Leased        January 31, 2004


---------------
(1) Owned by Holdings and leased to Young America.

     The Company believes that its property and equipment are generally well-maintained and in good condition and that it has or can quickly acquire sufficient capacity for its current and projected operational and warehousing needs.

LEGAL PROCEEDINGS

     The Company from time to time is involved in routine litigation incidental to the conduct of its business. The Company believes that no litigation pending against it will have a material adverse effect on its financial condition or results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS


     The executive officers and directors of Young America and Holdings are as follows:



NAME                            AGE                POSITION(S)
----                            ---                -----------
Charles D. Weil...............  54     President, Chief Executive Officer
                                       and Director
Robert Marakovits.............  39     Chairman of the Board of Directors
Roger D. Andersen.............  45     Vice President of Finance, Chief
                                         Financial Officer, Treasurer and
                                         Secretary
Jay F. Ecklund................  62     Director
J. Mark A. MacDonald..........  43     Director



     CHARLES D. WEIL joined the Company in July 1993 as its President and Chief Operating Officer and became a director of the Company in November, 1997. Mr. Weil was appointed President and Chief Executive Officer of each of Young America and Holdings following the consummation of the Recapitalization. From 1992 until he joined the Company, Mr. Weil was an independent consultant. From 1991 to 1992 Mr. Weil served as President and Chief Operating Officer of ConAgra Frozen Foods. Prior to that time he held senior management positions with Nestle USA, Inc. and General Mills, Inc. Mr. Weil holds a B.S. degree from Dartmouth College and an M.B.A. from the Amos Tuck School of Business Administration.



     ROBERT MARAKOVITS has been a Managing Director of BTCP since October 1993 and he was a Vice President of BTCP from June 1988 to October 1993. Mr. Marakovits also serves on the boards of directors of Learningsmith, Inc., Classic Communications, Inc. and Distribution Associates, Inc. He has been a director of Holdings since the Recapitalization.



     ROGER D. ANDERSEN joined the Company in November 1998 as Vice President of Finance, Chief Financial Officer, Treasurer and Secretary of each of Young America and Holdings. He was previously Senior Vice President and CFO of Pepsi-Cola General Bottlers in Chicago from 1996 to 1998. He also held similar positions with Rollerblade, Inc. from 1992 to 1996, and the International Division of Tonka Corporation from 1989 to 1991. In addition, Mr. Andersen held various financial management positions with PepsiCo, Inc., including several international assignments in Asia and Latin America. Mr. Andersen holds a B.A. degree from Wheaton College and an MBA from Oregon State University.


     JAY F. ECKLUND was Chairman and Chief Executive Officer of the Company from 1975 until the consummation of the Recapitalization. Mr. Ecklund has been a director of Holdings since 1975. Upon the consummation of the Recapitalization, Mr. Ecklund is entitled to continue as a director of Holdings in accordance with the terms of the Stockholders' Agreement. Mr. Ecklund is also a director of Young America.

     J. MARK A. MACDONALD has been a Portfolio Manager with the Merchant Banking Group of OTPPB since 1995. From 1991 to 1995, Mr. MacDonald was a partner with Enterprise Management Group/Premier Capital where he provided investment management, corporate development, restructuring and financial and fiscal advisory services to corporate and other clients. Mr. MacDonald also serves on the boards of directors of MetroNet Communications and Q/Media Services Corporation. He has been a director of Holdings since the Recapitalization.


     All of the outstanding capital stock of Young America is owned by Holdings. Accordingly, each director on the board of directors of Young America is nominated and elected by Holdings. Currently Messrs. Marakovits, MacDonald, Ecklund and Weil serve as directors of Young America. Young America has an executive committee comprised of Messrs. Marakovits, MacDonald and Weil.


     The members of Holdings' Board of Directors are nominated pursuant to the terms of a stockholders' agreement executed in connection with the Recapitalization (the "Stockholders' Agreement"). Under the Stockholders' Agreement BTCP is entitled to designate two directors to Holdings' Board of Directors, each of OTPPB and Jay F. Ecklund is entitled to designate one director and Holdings' chief executive officer serves as a director. In addition, BTCP and OTPPB are entitled to designate jointly up to three independent directors to the Board of Directors. Currently Messrs. Marakovits, MacDonald, Ecklund and Weil serve as directors of Holdings.


COMMITTEES OF THE BOARD OF DIRECTORS


     The Stockholders' Agreement provides for the creation of a three-person executive committee of Holdings' Board of Directors (the "Executive Committee"). Under the terms of the Stockholders' Agreement, the Executive Committee is to include the Chief Executive Officer of Holdings, one director appointed by BTCP and one director appointed by OTPPB. Currently Messrs. Marakovits, MacDonald and Weil serve on the Executive Committee. In addition, the Board of Directors has a compensation committee (the "Compensation Committee") that determines compensation for executive officers of the Company and that will administer any stock option plan adopted by Holdings. Currently Messrs. Marakovits, MacDonald and Weil serve on the Compensation Committee. At such time as BTCP and OTPPB take action to nominate and elect one or more independent directors to the Board of Directors, the Board of Directors will create an audit committee (the "Audit Committee") and will appoint one or more independent directors to such Audit Committee. The Audit Committee will review the scope and results of audits and internal accounting controls and all other tasks performed by the independent public accountants of the Company.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     Prior to the formation of the Compensation Committee in February 1998, Holdings did not have a special committee of the Board of Directors to deal with compensation issues. Prior to the Recapitalization, as a member of the Board of Directors, Mr. Ecklund, the former Chief Executive Officer of Holdings, made final determinations with respect to the compensation of executives of the Company.


COMPENSATION OF DIRECTORS

     The Company may compensate directors for services provided in such capacity in addition to reimbursing all out-of-pocket expenses incurred by such directors in connection with travel and other costs associated with attending meetings of the Board and any committees thereof.

EXECUTIVE COMPENSATION


     The following table sets forth the compensation for the year ended December 31, 1998, for the Company's Chief Executive Officer and the Company's former Vice President of Finance and Chief

Financial Officer (the "Named Executive Officers"). No other person serving as an executive officer of the Company at December 31, 1998 received in excess of $100,000 in total compensation in 1998.


                           SUMMARY COMPENSATION TABLE


                                                                        LONG-TERM
                                                                      COMPENSATION
                                           ANNUAL COMPENSATION    ---------------------
                                           --------------------   OPTIONS       LTIP         ALL OTHER
NAME AND PRINCIPAL POSITION  FISCAL YEAR    SALARY      BONUS     GRANTED    PAYOUTS(2)   COMPENSATION(3)
---------------------------  -----------   --------   ---------   --------   ----------   ---------------
Charles D. Weil............     1998       $300,000          --         --   $   34,120       $13,973
  President and Chief           1997        264,133   1,161,000         --    9,718,082        23,708
  Executive Officer
L. Joseph Kulas............     1998        154,295          --         --           --         3,178
  Former Vice President of      1997        150,000      45,000         --      260,000        22,058
  Finance, Chief Financial
     Officer, Secretary and
     Treasurer(1)


---------------

(1) Mr. Kulas resigned as an executive officer on December 2, 1998.



(2) LTIP payments include a payment to Mr. Kulas in 1997 made pursuant to the Company's 1997 Management Recognition, Transition and Equity Bonus Plan and payments made to Mr. Weil under the Old Employment Agreement (as defined below) including his sale of the Company bonus.



(3) Other compensation includes contributions to defined contribution plans and payments related to taxable insurance benefits.


EMPLOYMENT AGREEMENTS

  Charles D. Weil


     On November 24, 1997, the Company and Charles D. Weil entered into an employment agreement (the "Weil Employment Agreement") pursuant to which Mr. Weil has agreed to serve as the President and Chief Executive Officer of each of Young America and Holdings. The term of the Weil Employment Agreement is initially three years and expires on November 24, 2000, unless terminated earlier in accordance with its terms. The Weil Employment Agreement replaced an earlier agreement between the Company and Mr. Weil (the "Old Employment Agreement"). Base compensation under the Weil Employment Agreement is $300,000 per year and such amount will increase at a minimum of 5% each calendar year beginning January 1, 1999. If the Company terminates Mr. Weil's employment without cause or Mr. Weil terminates his employment for good reason, he is entitled to receive (i) his base salary for an eighteen-month period following the effective date of termination and (ii) a pro-rated portion of his annual incentive bonus under the Company's Annual Management Incentive Plan (as defined below) as of the date of termination. At December 31, 1998, the amount payable (in addition to benefits continuation and without giving effect to withholding taxes) to Mr. Weil pursuant to the foregoing would have been approximately $450,000 in the aggregate. At such date, no portion of the annual incentive bonus under such Plan would have been payable based on the Company's operating results in 1998.


     During 1997, Mr. Weil participated in a special incentive bonus plan which was based upon the achievement of certain performance targets for that year. Mr. Weil was paid $900,000 with respect to such incentive bonus plan in January 1998 and an additional $261,000 pursuant to such incentive bonus plan in March 1998 following the approval of the annual financial statements of the Company by the Board of Directors. In addition, on January 7, 1998, the Company paid Mr. Weil a bonus of $500,000 in satisfaction of certain obligations of the Company to Mr. Weil under the Old Employment Agreement. For 1998 and all subsequent years under the Weil Employment Agreement, Mr. Weil will participate in the Company's Annual Management Incentive Plan, as such plan may from time to time be amended. In connection with the Recapitalization and pursuant to the terms of the Old Employment Agreement, Mr. Weil received a "Sale of the Company" bonus from the Company of $9.2 million. The foregoing amounts are included in the amounts shown for Mr. Weil in the summary compensation table. In addition, Mr. Weil may be entitled to receive up to an additional $3.2 million, representing his pro rata portion of post-Recapitalization payments that may be made to the Selling Stockholders and Messrs. Weil, Stinchfield and Ferguson under the terms of the Recapitalization Agreement. See "Certain Transactions -- Additional Payments Related to the Recapitalization."



  Roger D. Andersen



     Effective December 2, 1998, the Company and Roger D. Andersen entered into an employment agreement (the "Andersen Employment Agreement") pursuant to which Mr. Andersen has agreed to serve as Chief Financial Officer of YAC. The Andersen Employment Agreement expires on December 2, 1999, subject to automatic twelve-month renewals on each anniversary date thereafter, if not canceled by either party. Base compensation under the Andersen Employment Agreement is $210,000 per year, and such amount will increase at a minimum of 3% per year on the anniversary date of such agreement. The Company will reimburse Mr. Andersen for expenses related to the relocation of his family to Minnesota. In addition, Mr. Andersen received a $20,000 signing bonus that was paid in January 1999. Mr. Andersen is eligible to participate in the Company's Management Incentive Plan, Profit Sharing Plan and Employee Stock Option Plan. If the Company terminates Mr. Andersen without cause, he is entitled to receive his base salary for twelve months and an additional lump sum severance payment up to an amount of $210,000 based on the performance of the Company and Mr. Andersen's years of service with the Company. If Mr. Andersen terminates his employment for good reason after three years of continuous employment with the Company, he is entitled to 50% of his base salary for six months.



  Employment Agreement with former Chief Financial Officer



     Pursuant to an employment agreement with the Company (the "Kulas Employment Agreement"), Mr. Kulas served as the Chief Financial Officer of each of Young America and Holdings. The Kulas Employment Agreement expired on August 1, 1998, subject to an automatic twelve-month renewal, if not canceled by either party. Base compensation under the Kulas Employment Agreement was $150,000 per year, subject to reasonable annual increases as determined by the Company. During 1997, Mr. Kulas participated in the Company's management incentive plan for 1997 which was based upon achievement of performance targets for that year. Mr. Kulas also received a signing bonus of $1,000 per month during 1997. Mr. Kulas resigned as an executive officer of the Company effective December 2, 1998, and as an employee of the Company effective December 4, 1998. Pursuant to the terms of a Voluntary Resignation Agreement (the "Kulas Resignation Agreement"), the Company repurchased the shares of Class A Common Stock owned by Mr. Kulas at the original purchase price of $60,000.


  Change in Control Agreements


     In February 1997, the Company entered into change in control agreements with four persons currently employed by the Company, including Michael J. Larson, Barbara K. Spiess, David Q. Ferguson, and Frederick J. Stinchfield (the "Change in Control Agreements"). Each Change in Control Agreement provided that if the applicable employee is terminated by the Company without cause or such employee leaves the employ of the Company for good reason following a Change in Control (as defined in such Change in Control Agreement), the Company will pay to the employee his or her annual base salary and the total commissions earned for the preceding twelve-month period and will continue the employee's benefits for the earlier of twelve months or until the employee obtains full time employment. As of December 31, 1998, the Company had not made any payments under the Change in Control Agreements. Had a Change in Control (as so defined) occurred as of December 31, 1998, the minimum aggregate amount payable (in addition to benefits continuation and without giving effect to withholding taxes) under change in control agreements would have been approximately $0.9 million. Such amount may increase based on the operating results of the Company.



EMPLOYEE STOCK OPTION PLAN



     In March, 1999, Holdings adopted an employee stock option plan (the "Stock Option Plan") pursuant to which options to purchase up to 338,824 shares of non-voting Class C Common Stock, representing 15% of the fully-diluted Common Stock of Holdings, may be granted to eligible employees of the Company.



     The Stock Option Plan is a time vesting plan with granted options vesting over a four year period. The options granted under the Stock Option Plan are not intended to qualify as "incentive stock options" under the provisions of Section 422 of the Internal Revenue Code of 1986, as amended. The administration of the Stock Option Plan, the selection of participants and the form and the amounts of the grants are within the sole discretion of the Compensation Committee.


ANNUAL MANAGEMENT INCENTIVE PLAN


     The Company has implemented an implement annual bonus plan (the "Annual Management Incentive Plan") for certain employees (including Messrs. Weil and Andersen) pursuant to which eligible members of management will each be entitled to receive predetermined percentages of their base salaries if the Company's EBITDA (as defined in the Annual Management Incentive Plan) exceeds certain targets or, in the case of certain eligible employees the achievement of certain personal performance targets. The terms of the Annual Management Incentive Plan utilized during any year and the eligible employees under each plan are within the sole discretion of the Compensation Committee of the Board of Directors. No payments in respect to the year 1998 were made under the Plan.


EMPLOYEE 401(K)/PROFIT-SHARING PLAN


     The Company sponsors a qualified 401(k)/profit-sharing plan under which eligible employees (as defined in the plan document) are entitled to share in a bonus pool (with each eligible employee sharing in the pool pro-rata based upon such employee's base salary) if the Company's EBITDA exceeds a predetermined target level established annually by the Compensation Committee of the Board of Directors. No payments in respect to the year 1998 were made under the Plan.


1997 MANAGEMENT RECOGNITION, TRANSITION AND EQUITY BONUS PLAN


     On November 25, 1997, Holdings adopted the 1997 Management Recognition, Transition and Equity Bonus Plan for officers and certain key management employees, pursuant to which Holdings paid one-time cash bonuses totaling $2.7 million to certain officers and employees of the Company (including Mr. Kulas). A portion of the proceeds of such bonuses was used to purchase Class A Common Stock in connection with the Recapitalization.


PHANTOM STOCK AGREEMENTS


     In December 1991, the Company granted certain rights to each of Frederick
H. Stinchfield and David Q. Ferguson under phantom stock agreements entered into with such employees. Such phantom stock agreements provided for the Company to make payments based on the increase in book value or, in the case of a sale of the Company, the value paid in such transaction. In connection with the Recapitalization, Messrs. Stinchfield and Ferguson received payments in respect of their rights under the phantom stock agreements of $2.4 million and $2.2 million, respectively. In addition, Messrs. Stinchfield and Ferguson may be entitled to receive additional payments of up to $499,000 and $446,000, respectively, representing their pro rata portion of post-Recapitalization payments that may be made to the Selling Stockholders and Messrs. Weil, Stinchfield and Ferguson under the terms of the Recapitalization Agreement. See "Certain Transactions -- Additional Payments Related to the Recapitalization."

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     All of the outstanding capital stock of Young America is owned by Holdings. The following table sets forth certain information regarding the beneficial ownership of the Class A Common Stock of Holdings by (i) each person known by Holdings to own beneficially more than 5% of the outstanding shares of Class A Common Stock, (ii) each person who is a director of Holdings or Young America,
(iii) each Named Executive Officer and (iv) all directors and executive officers of Holdings or Young America as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned.



                                                                               PERCENTAGE OF
                                                   NUMBER OF SHARES OF      OWNERSHIP OF CLASS A
               NAME AND ADDRESS                  CLASS A COMMON STOCK(1)        COMMON STOCK
               ----------------                  -----------------------    --------------------
BT Capital Partners, Inc.(2)...................          1,029,445(3)               58.9%
Ontario Teachers' Pension Plan Board(2)........            396,710(4)               30.0
Jay F. Ecklund(2)..............................            134,400                  10.3
Robert Marakovits(2)(5)........................          1,029,445(3)               58.9
J. Mark A. MacDonald(2)(6).....................            396,710(4)               30.0
Charles D. Weil(2).............................            156,221                  12.0
All directors and executive officers as a
  group(5)(6) (4 persons)......................          1,716,776(3)(4)            97.9


---------------
(1) The amounts and percentages of capital stock beneficially owned are reported on the basis of regulations of the Commission governing the determination of beneficial ownership of securities. Under the rules of the Commission, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person's ownership percentage, but not for purposes of computing any other person's percentage. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.


(2) The address of BTCP and Mr. Marakovits is 130 Liberty Street, New York, New York 10006; the address of OTPPB and Mr. MacDonald is 5650 Yonge Street, North York, Ontario Canada M2M 4H5; the address of Mr. Weil is 717 Faxon Road, Young America, Minnesota 55397 and the address of Jay F. Ecklund is Pier 66 Resort & Marina, 2301 Southeast 17th Street, Ft. Lauderdale, Florida 33316. BTCP is the private equity investing arm of, and a wholly owned subsidiary of, Bankers Trust Corporation. See "Risk Factors -- Concentration of Ownership of the Company; Stockholders Agreement."


(3) Includes 442,884 shares of Class B Common Stock that are convertible into Class A Common Stock. The Class B Common Stock generally is not entitled to vote, however, as described below, upon the occurrence of certain events, the Class B Common Stock will (except as otherwise required by applicable law) be entitled to vote with the Class A Common Stock, voting together as a single class, on all matters to be voted on by Holdings' shareholders.


(4) Includes 18,437 shares of Class C Common Stock that are convertible into Class A Common Stock. If OTPPB were to convert all 172,727 of the shares of Class C Common Stock it holds into shares of Class A Common Stock, it would hold approximately 37.3% of the outstanding voting capital stock of Holdings. However, OTPPB has advised Holdings that OTPPB is prohibited by law from owning more than 30.0% of the outstanding voting capital stock of any company.


(5) Mr. Marakovits is a Managing Director of BTCP. Mr. Marakovits disclaims any beneficial ownership of the shares of Holdings held by BTCP.

(6) Mr. MacDonald is a Portfolio Manager of OTPPB. Mr. MacDonald disclaims any beneficial ownership of the shares of Holdings held by OTPPB.

DESCRIPTION OF CAPITAL STOCK; SBIC RESTRICTIONS ON BTCP


     Young America's capital stock consists of 1,000 shares of common stock, all of which have been issued and are outstanding and are held of record by Holdings. Holdings' Common Stock consists of three classes, Class A Common Stock, Class B Common Stock and Class C Common Stock. As of March 15, 1999, there were outstanding 1,293,133 shares of Class A Common Stock of which 37,678 constitute redeemable Class A Common Stock, 442,884 shares of Class B Common Stock and 172,727 shares of Class C Common Stock. Except as set forth below, the rights of the three classes of Common Stock are the same. Under most circumstances, only the Class A Common Stock has voting rights, however, (i) the affirmative vote of a majority of the total number of shares of Class B Common Stock voting at a meeting at which a quorum is present, voting separately as a class, is required for the issuance or sale of additional shares of Class B Common Stock, the reclassification, cancellation or retirement of the Class B Common Stock or any amendment, waiver or corporate transaction that adversely affects the Class B Common Stock and (ii) the affirmative vote of a majority of the total number of shares of Class C Common Stock voting at a meeting at which a quorum is present, voting separately as a class, is required for the issuance or sale of additional shares of Class C Common Stock, the reclassification, cancellation or retirement of the Class C Common Stock or any amendment, waiver or corporate transaction that adversely affects the Class C Common Stock. Regulated Holders (as defined in Holdings' Articles of Incorporation) who hold shares of Class A Common Stock may convert such shares into shares of Class B or Class C Common Stock at any time. Regulated Holders who hold shares of Class B Common Stock or Class C Common Stock may convert such shares into shares of Class A Common Stock at any time such conversion is permitted under law.



     As a licensed small business investment company (an "SBIC"), BTCP is subject to certain restrictions imposed upon SBICs by the regulations established and enforced by the United States Small Business Administration. Among these restrictions are certain limitations on the extent to which an SBIC may exercise control over companies in which it invests. As a result of these restrictions, unless certain events occur, BTCP may not own or control a majority of the outstanding voting stock of Holdings or designate 50% or more of the members of the Board of Directors. Accordingly, while BTCP owns a majority of the Common Stock of Holdings, BTCP owns less than a majority of Holdings' voting stock. Each share of Class B Common Stock (all of which is held by BTCP) will be entitled to vote, at the option of BTCP, with the Class A Common Stock, voting together as a single class, on all matters to be voted on by Holdings' shareholders (except as otherwise required by applicable law) following the occurrence of any of the following events: (i) Charles D. Weil shall cease to be employed by the Company for any reason; (ii) Holdings shall not have completed a public offering of its Common Stock meeting certain requirements by the fifth anniversary of the Recapitalization Date; (iii) the Company or the Selling Stockholders shall default on any of the material terms of the Recapitalization;
(iv) any representation or warranty made by Holdings or the Selling Stockholders with respect to the Recapitalization shall prove to have been materially false;
(v) an Approved Sale (as defined below) has been proposed to the Board of Directors and such sale is not approved, for whatever reason, by the Board of Directors within three days of such proposal; or (vi) other circumstances that reasonably threaten the investment of BTCP or its assignees.


STOCKHOLDERS' AGREEMENT


     In connection with consummation of the Recapitalization, Holdings, BTCP, OTPPB, Jay F. Ecklund and the Management Stockholders (collectively, the "Stockholders") entered into the stockholders' agreement. The Stockholders' Agreement contains certain restrictions with respect to the transferability of Holdings' capital stock and contains a grant by Holdings to the Stockholders of preemptive rights to subscribe for future issuances of its capital stock and securities convertible or exercisable for capital stock, subject to certain exceptions. The Stockholders' Agreement also includes provisions regarding designation of members of the Board of Directors and other voting arrangements. The Stockholders' Agreement will terminate upon the earlier of the completion of an Approved Sale or a public offering of Holdings' Common Stock meeting certain requirements.

     The Stockholders' Agreement provides that Holdings' Board of Directors will consist of at least five but no more than eight directors. Under the Stockholders' Agreement, BTCP will be entitled to appoint two directors, each of OTPPB and Jay F. Ecklund will be entitled to appoint one director and Holdings' Chief Executive Officer of Holdings' will serve as one director. Directors appointed by any party pursuant to the Stockholders' Agreement may also be removed by such party with or without cause. In addition, BTCP and OTPPB will be entitled to designate jointly up to three independent directors. The Stockholders' Agreement provides for the creation of a three-person executive committee of the Board of Directors which will include the Chief Executive Officer of Holdings, one director appointed by BTCP and one director appointed by OTPPB. The Stockholders' Agreement also provides that all committees of the Board of Directors will include at least one director appointed by BTCP and at least one director appointed by OTPPB.

     The Stockholders' Agreement provides that certain corporate actions of Holdings or any subsidiary of Holdings will require the affirmative vote of a majority of the shares currently held by OTPPB. These actions (with certain limited exceptions) include (i) mergers, consolidations or recapitalizations,
(ii) public offerings or issuances of capital stock, (iii) repurchases of and dividends on capital stock, (iv) acquisitions, sales or investments in any person in excess of $10 million, (v) any dissolution or liquidation, (vi) amendments to or restatements of the Articles of Incorporation or By-laws of Holdings, (vii) incurrences of indebtedness or liens in excess of $10 million in the aggregate or modifications of the terms of any existing indebtedness, (viii) capital expenditures in excess of $10 million in any one year, (ix) transactions with affiliates other than at arms-length and (x) any change in the primary business of the Company. Consistent with BTCP's majority ownership interest in the Company, the Stockholders' Agreement provides that each of the above corporate actions will require the affirmative vote of a majority of the shares currently held by BTCP; provided, however, that with respect to such actions, there is no minimum amount that must be met to trigger the requirement for such consent. In addition, Holdings is required to obtain the affirmative vote of a majority of the shares currently held by BTCP to revise or amend any employment contract with senior management or to amend, modify or supplement the Employee Stock Option Plan.

     The Stockholders' Agreement provides for certain restrictions on the sale by the Stockholders of their equity interests in Holdings. Unless a transfer is to Holdings or an affiliate of the Stockholder, no Stockholder may transfer his or its capital stock of Holdings without the prior permission of BTCP. In addition, with respect to any permitted transfer (other than a transfer to an affiliate) by any particular Stockholder under the Stockholders' Agreement, each other Stockholder will be permitted to transfer to the proposed transferee his or its pro rata share of such securities at the price and on the other terms of the proposed transfer.

     The Stockholders' Agreement provides that, subject to certain limitations, if at any time BTCP approves the sale of all of the capital stock of Holdings or the sale of all or substantially all of the assets of Holdings (each an "Approved Sale"), then each other Stockholder shall agree to and comply with the terms of such sale.

REPURCHASE AGREEMENTS WITH RESPECT TO EMPLOYEE STOCK

     Each of the Management Stockholders acquired the shares of Class A Common Stock held by such Management Stockholder (with respect to each Management Stockholder, the "Employee Stock") pursuant to a Stock Subscription and Repurchase Agreement (collectively, the "Employee

Stock Agreements") between such Management Stockholder and Holdings simultaneous with and as part of the Recapitalization. Each of the Employee Stock Agreements provides that upon the occurrence of certain events including the death, retirement, permanent disability, resignation for good reason (such as retirement) or termination without cause of the Management Stockholder (the "Termination Events"), such Management Stockholder (or his successors) will have the right (within a specified period of time) to cause Holdings to repurchase his Employee Stock. In July 1998, Holdings and Charles D. Weil terminated such right granted to Mr. Weil. If a Termination Event shall occur with respect to any Management Stockholder, Holdings has a corresponding right to cause the relevant Management Stockholder to sell his Employee Stock to Holdings. In addition, Holdings has the right to cause a Management Stockholder to sell his Employee Stock to Holdings upon such Management Stockholder's termination for cause.


     The repurchase price to be paid by Holdings for any Employee Stock repurchased pursuant to the Employee Stock Agreements will in most situations be the fair market value for such shares (to be determined by the Board of Directors if Holdings' shares are not then traded publicly, provided that a Management Stockholder may request an appraisal of the repurchased shares if such Management Stockholder disagrees with the valuation placed on such shares by the Board of Directors). Certain Employee Stock Agreements require the Management Stockholder to enter into a non-competition agreement with Holdings or receive the lesser of the fair market value or the original purchase price for the Employee Stock to be repurchased. The Employee Stock Agreement with Mr. Weil provides that if Mr. Weil is terminated for cause, Holdings may repurchase his Employee Stock at the lesser of its fair market value or the original purchase price for such shares.


     As of March 15, 1999, Holdings had repurchased 10,798 shares of stock under such agreements at a total purchase price of $235,000.


REGISTRATION RIGHTS AGREEMENT; RIGHTS OF JAY F. ECKLUND

     In connection with the Recapitalization, Holdings, BTCP, OTPPB and Mr. Ecklund entered into an equity registration rights agreement (the "Equity Registration Rights Agreement"). The Equity Registration Rights Agreement grants the Stockholders party thereto demand and incidental registration rights with respect to shares of capital stock held by them, which rights will be exercisable at any time after an initial public offering of Holdings' common stock. In addition, BTCP may cause Holdings to conduct an initial public offering at any time. OTPPB may cause Holdings to conduct an initial public offering at any time following the sixth anniversary of the Recapitalization. The Equity Registration Rights Agreement contains customary terms and provisions with respect to the registration rights contained therein.


     Pursuant to the terms of a put option agreement (the "Put Agreement") dated November 25, 1997 between Holdings and Mr. Ecklund, Mr. Ecklund had the right, at any time after the fifth anniversary of the date of the Put Agreement, to cause Holdings to redeem all or any portion of Mr. Ecklund's shares in Holdings. The price at which such shares would have been sold and purchased would have been the fair market value thereof, determined either by agreement or by an appraisal. Holdings was not obligated to redeem Mr. Ecklund's shares if Holdings was then in default of a payment obligation under any of Holding's indebtedness for borrowed money or if such redemption would have resulted in a default under any such indebtedness. As described below, Holdings and Mr. Ecklund terminated such put rights in July 1998.


     In July 1998, Holdings and Mr. Ecklund terminated the Put Agreement and Holdings and Mr. Weil terminated the rights of Mr. Weil under his Employee Stock Agreement to cause Holdings to purchase his shares if a Termination Event shall occur with respect to Mr. Weil. Certain stockholders of Holdings (including Mr. Ecklund and Mr. Weil) have entered into an amended and restated Equity Registration Rights Agreement that grants Mr. Ecklund new demand registration rights commencing after the fifth anniversary of the Recapitalization and grants Mr. Weil new demand registration rights if a Termination Event shall occur with respect to Mr. Weil. Under the amended and restated Equity Registration Rights Agreement, if Mr. Ecklund or Mr. Weil exercises his demand right with respect to all of his shares of common stock and any underwriter selected by Mr. Ecklund or Mr. Weil, as the case may be, advises Holdings that such underwriter cannot sell all such shares in such offering because such offering would not be large enough, then Mr. Ecklund and Mr. Weil, as applicable, shall each have the right to require Holdings to sell in such offering newly issued shares of common stock representing up to 30% of its shares in any underwritten offering, as the case may be. In addition, if any such underwriter advises Holdings that an offering of all of Mr. Ecklund's or Mr. Weil's shares, as the case may be, in addition to any other shares that are proposed to be registered under such registration statement (including shares to be offered and sold by Holdings), cannot be consummated given the then current market conditions, then Mr. Ecklund's shares would be entitled to be sold before any shares are sold by Holdings or by any other shareholder (including Mr. Weil) and Mr. Weil's shares would be entitled to be sold before any shares are sold by Holdings or any other shareholder (other than Mr. Ecklund). If Mr. Ecklund or Mr. Weil exercises a new demand registration right at any time, certain shareholders of Holdings would have the right to purchase Mr. Ecklund's and/or Mr. Weil's shares, as the case may be, for their fair market value. As amended and restated, neither Mr. Ecklund nor Mr. Weil will have any put rights with respect to shares of Holdings held by them.

                              CERTAIN TRANSACTIONS

OFFERING OF THE OLD NOTES


     Young America sold the Old Notes to BTAB who resold the Old Notes to qualified institutional investors in reliance on Rule 144A under the Securities Act. In connection with the sale of the Old Notes to BTAB, Young America granted BTAB a discount on the purchase price of the Old Notes in the amount of $2.4 million. Young America also agreed to indemnify BTAB against certain liabilities, including liabilities under the Securities Act, and to contribute to payments which BTAB might be required to make in respect thereof.


BRIDGE FACILITY

     In connection with the Recapitalization, Holdings entered into a Senior Credit Agreement with Bankers Trust Company, as agent ("BTCo"), and Bankers Trust New York Corporation, as initial lender ("BTNY"), to provide the Bridge Facility. BTCo and BTNY are affiliates of BTCP. BTNY subsequently assigned a portion of the indebtedness under the Bridge Facility to other institutional investors. For arranging and providing the Bridge Facility, BTCo and BTNY received fees aggregating approximately $2.4 million. Portions of the fees were paid by BTNY to the other institutional investors to which the indebtedness was assigned. BTNY received a proportionate share of amounts loaned by Young America to Holdings that were applied to the repayment of the Bridge Facility based on the portion of the Bridge Facility which BTNY held as of consummation of the offering of the Old Notes.

ADDITIONAL PAYMENTS RELATED TO THE RECAPITALIZATION


     Pursuant to the terms of the agreement relating to the Recapitalization (the "Recapitalization Agreement"), Holdings made an additional payment of approximately $692,000 to the Selling Stockholders and certain employees of the Company during the second quarter of 1998. Such payment was based upon the final determination of total stockholders equity (as defined) of Holdings as of October 31, 1997 and Holdings' profits or losses (as defined) for the period ended on the Recapitalization Date. Also in connection with the Recapitalization, Holdings is obligated to make additional payments to its former majority shareholders subject to Holdings achieving certain targets defined in the Recapitalization Agreement. To the extent Cumulative Excess Free Cash Flow (as defined in the Recapitalization Agreement) of the Company for the four-year period ending December 31, 2001 exceeds $93.0 million, Holdings is required to make an additional purchase price payment equal to 20% of such excess, subject to a maximum amount payable of $15.0 million. Under separate agreements with Mr. Weil, Mr. Stinchfield, Mr. Ferguson and the Selling Stockholders, a portion of this additional purchase price payment will be payable to such individuals. Such payments will vary depending on the amount of any indemnification claims against the escrow account established by the Company under the Recapitalization Agreement for the benefit of The Investor Group and depending on the Cumulative Excess free Cash Flow of the Company for the four-year period ending December 31, 2001 (or an earlier date in the case of a sale of the Company). Any payments made to management will result in compensation charges to the Company in the period the amount becomes determinable.


MANAGEMENT AGREEMENT AND TRANSACTION EXPENSES


     In connection with the Recapitalization, Holdings, BTCP and OTPPB entered into a management agreement (the "Management Agreement") relating to certain services to be provided to the Company in the future by BTCP and OTPPB. Under the Management Agreement, BTCP and OTPPB will provide the Company with, among other services, financial and strategic planning and management consulting services throughout the term of the Stockholders' Agreement. In consideration for the services provided to the Company under the Management Agreement, Holdings will pay annual fees of $187,500 and $62,500 to BTCP and OTPPB, respectively. Such fees were expensed and accrued in 1998, but through the date of this Prospectus, no payments have been made under this agreement. Also in connection with the Recapitalization, the Company paid BTCP and OTPPB one-time transaction fees of $1,125,000 and $375,000, respectively, and reimbursed or paid expenses (including legal, consulting and accounting fees and expenses) of BTCP and OTPPB of approximately $1,000,000 and $50,000, respectively, incurred by such entities in connection with the Recapitalization.


NON-COMPETITION AGREEMENT WITH SELLING STOCKHOLDERS


     In connection with the Recapitalization, on November 21, 1997, the Company entered into a non-competition agreement (the "Non-Competition Agreement") with the Selling Stockholders. The Non-Competition Agreement provides for customary restrictions on the Selling Stockholders competing against the Company or disclosing confidential information with respect to the Company's business for a period of five-years following the Recapitalization Agreement. In addition, the Non-Competition Agreement provides that the Company will pay Mr. Ecklund a consulting fee of $100,000 for providing consulting services to the Company for the period ending on the first anniversary of the Non-Competition Agreement. A total of $91,667 was paid in 1998, with the last payment made in December, 1998.


OTHER TRANSACTIONS

     The Company is a party to a Release and Indemnity Agreement (the "Release Agreement") with the following former directors of Holdings: Thomas O. Moe, Albert O. Foster, Jerome J. Jenko and R. Gary St. Marie. Pursuant to the Release Agreement, Holdings released and agreed to indemnify the enumerated directors from claims arising from their past actions as directors of Holdings. Holdings' Articles of Incorporation release its current directors from liability incurred for breaches of fiduciary duties, subject to certain exceptions.


     Holdings was a party to a Put Option Agreement with Jay F. Ecklund, a director of Holdings and is a party to the Equity Registration Rights Agreement with BTCP, OTPPB and Mr. Ecklund. See "Principal Stockholders -- Registration Rights Agreement; Put Rights of Jay F. Ecklund."

                            DESCRIPTION OF THE NOTES


     The Old Notes and the Notes were issued under an indenture (the "Indenture"), dated as of February 23, 1998 by and between the Young America, Holdings and Marine Midland Bank, as Trustee (the "Trustee"). The terms of the Notes are identical in all respects to the Old Notes, except that the Notes have been registered under the Securities Act and, therefore, do not bear legends restricting their transfer and do not contain provisions providing for the payment of liquidated damages under certain circumstances, which provisions terminated when the Old Notes were exchanged for the Notes.


     The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the "TIA"), and to all of the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part of the Indenture by reference to the TIA as in effect on the date of the Indenture. The definitions of certain capitalized terms used in the following summary are set forth below under "-- Certain Definitions."


     For purposes of this section, references to the "Company" include only Young America Corporation and not its Subsidiaries or Holdings.



     The Old Notes were and the Notes are unsecured obligations of the Company, ranking subordinate in right of payment to all Senior Debt of the Company.



     The Notes are issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof. Initially, the Trustee will act as Paying Agent and Registrar for the Notes. The Notes may be presented for registration or transfer and exchange at the offices of the Registrar, which initially will be the Trustee's corporate trust office. The Company may change any Paying Agent and Registrar without notice to holders of the Notes (the "Holders"). The Company will pay principal (and premium, if any) on the Notes at the Trustee's corporate office in New York, New York. At the Company's option, interest may be paid at the Trustee's corporate trust office or by check mailed to the registered address of Holders. The Old Notes and the Notes are treated as a single class of securities under the Indenture.


PRINCIPAL, MATURITY AND INTEREST


     The Notes are limited in aggregate principal amount to $125.0 million, of which $80.0 million in aggregate principal amount are outstanding and mature on February 15, 2006. Additional amounts may be issued from time to time, subject to the limitations set forth under "-- Certain Covenants -- Limitation on Incurrence of Additional Indebtedness." Interest on the Notes accrues at the rate of 11 5/8% per annum and is payable semiannually in cash on February 15 and August 15 of each year commencing on August 15, 1998, to the persons who are registered Holders at the close of business on the February 1 and August 1 immediately preceding the applicable interest payment date. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance.


     The Notes are not be entitled to the benefit of any mandatory sinking fund.

REDEMPTION

     Optional Redemption. The Notes are redeemable, at the Company's option, in whole at any time or in part from time to time, on and after February 15, 2002, upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on February 15 of the year set forth below, plus, in each case, accrued and unpaid interest thereon, if any, to the date of redemption:

                          YEAR                            PERCENTAGE
                          ----                            ----------
2002....................................................   105.813%
2003....................................................   103.875%
2004....................................................   101.938%
2005 and thereafter.....................................   100.000%

     Optional Redemption upon Equity Offerings. At any time, or from time to time, on or prior to February 15, 2001, the Company may, at its option, use the net cash proceeds of one or more Equity Offerings (as defined below) to redeem up to 35% of the aggregate principal amount of the Notes issued under the Indenture at a redemption price equal to 111.625% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of redemption; provided that at least 65% of the principal amount of Notes issued under the Indenture remains outstanding immediately after any such redemption. In order to effect the foregoing redemption with the proceeds of any Equity Offering, the Company shall make such redemption not more than 120 days after the consummation of any such Equity Offering.

     As used in the preceding paragraph, "Equity Offering" means a public or private offering of Qualified Capital Stock of Holdings or the Company for aggregate net cash proceeds of at least $10.0 million; provided that, in the event of an Equity Offering by Holdings, Holdings contributes to the capital of the Company the portion of the net cash proceeds of such Equity Offering necessary to pay the aggregate redemption price (plus accrued interest to the redemption date) of the Notes to be redeemed pursuant to the preceding paragraph.

SELECTION AND NOTICE OF REDEMPTION

     In the event that less than all of the Notes are to be redeemed at any time, selection of such Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed or, if such Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, however, that no Notes of a principal amount of $1,000 or less shall be redeemed in part; provided, further, that if a partial redemption is made with the proceeds of an Equity Offering, selection of the Notes or portions thereof for redemption shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures), unless such method is otherwise prohibited. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price pursuant to the Indenture.

SUBORDINATION

     The payment of all Obligations on the Notes is subordinated in right of payment to the prior payment in full in cash or Cash Equivalents of all Obligations on Senior Debt. Upon any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors or marshaling of assets of the Company or in a bankruptcy, reorganization, insolvency, receivership or other similar proceeding relating to the Company or its property, whether voluntary or involuntary, all Obligations due or to become due upon all Senior Debt shall first be paid in full in cash or Cash Equivalents, or such payment duly provided for to the satisfaction of the holders of Senior Debt, before any payment or distribution of any kind or character is made on account of any Obligations on the Notes, or for the acquisition of any of the Notes for cash or property or otherwise. If any default occurs and is continuing in the payment when due, whether at maturity, upon any redemption, by declaration or otherwise, of any principal of, interest on, unpaid drawings for letters of credit issued in respect of, or regularly accruing fees with respect to, any Senior Debt, no payment of any kind or character shall be made by or on behalf of the Company or any other Person on its or their behalf with respect to any Obligations on the Notes or to acquire any of the Notes for cash or property or otherwise.

     In addition, if any other event of default occurs and is continuing with respect to any Designated Senior Debt, as such event of default is defined in the instrument creating or evidencing such Designated Senior Debt, permitting the holders of such Designated Senior Debt then outstanding to accelerate the maturity thereof and if the Representative for the respective issue of Designated Senior Debt gives written notice of the event of default to the Trustee (a "Default Notice"), then, unless and until all events of default have been cured or waived or have ceased to exist or the Trustee receives notice from the Representative for the respective issue of Designated Senior Debt terminating the Blockage Period (as defined below), during the 180 days after the delivery of such Default Notice (the "Blockage Period"), neither the Company nor any other Person on its behalf shall (x) make any payment of any kind or character with respect to any Obligations on the Notes or (y) acquire any of the Notes for cash or property or otherwise. Notwithstanding anything herein to the contrary, in no event will a Blockage Period extend beyond 180 days from the date the payment on the Notes was due and only one such Blockage Period may be commenced within any 360 consecutive days. No event of default which existed or was continuing on the date of the commencement of any Blockage Period with respect to the Designated Senior Debt shall be, or be made, the basis for commencement of a second Blockage Period by the Representative of such Designated Senior Debt whether or not within a period of 360 consecutive days, unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action, or any breach of any financial covenants for a period commencing after the date of commencement of such Blockage Period that, in either case, would give rise to an event of default pursuant to any provisions under which an event of default previously existed or was continuing shall constitute a new event of default for this purpose).

     By reason of such subordination, in the event of the insolvency of the Company, creditors of the Company who are not holders of Senior Debt, including the Holders of the Notes, may recover less, ratably, than holders of Senior Debt.


     At December 31, 1998, the aggregate amount of Senior Debt was approximately $0.3 million, consisting of obligations under undrawn letters of credit. At such date, no indebtedness subordinated to the Notes was outstanding.


HOLDINGS GUARANTEE

     Holdings has irrevocably and unconditionally guaranteed (the "Holdings Guarantee"), on a senior subordinated basis, jointly and severally, to each Holder and the Trustee, the full and prompt performance of all obligations of the Company under the Indenture and the Notes, including the payment of principal of and interest on the Notes (all such obligations guaranteed by Holdings being herein called the "Guaranteed Obligations"). The Holdings Guarantee is subordinated to Guarantor Senior Debt on the same basis as the Notes are subordinated to Senior Debt. See also "-- Certain
Covenants -- Additional Guarantees."

     The Holdings Guarantee is a continuing guarantee and shall (a) remain in full force and effect until payment in full of all the Guaranteed Obligations,
(b) be binding upon Holdings and its successors, transferees and assigns and (c) inure to the benefit of and be enforceable by the Trustee, the Holders and their successors, transferees and assigns.

CHANGE OF CONTROL

     The Indenture provides that upon the occurrence of a Change of Control, each Holder will have the right to require that the Company purchase all or a portion of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount thereof plus accrued interest to the date of purchase.

     The Indenture provides that, prior to the mailing of the notice referred to below, but in any event within 30 days following any Change of Control, the Company covenants to (i) repay in full and terminate all commitments under Indebtedness under the Credit Agreement and all other Senior Debt the terms of which require repayment upon a Change of Control or offer to repay in full and terminate all commitments under all Indebtedness under the Credit Agreement and all other such Senior Debt and to repay the Indebtedness owed to each lender which has accepted such offer or (ii) obtain the requisite consents under the Credit Agreement and all other Senior Debt to permit the repurchase of the Notes as provided below. The Company shall first comply with the covenant in the immediately preceding sentence before it shall be required to repurchase Notes pursuant to the provisions described below. The Company's failure to comply with the covenant described in the immediately preceding sentence shall constitute an Event of Default described in clause (iii) and not in clause (ii) under "Events of Default" below.

     Within 30 days following the date upon which the Change of Control occurred, the Company must send, by first class mail, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 45 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

     If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control purchase price for all the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event the Company is required to purchase outstanding Notes pursuant to a Change of Control Offer, the Company expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing.

     Restrictions in the Indenture on the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, to grant liens on its property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the Notes, and there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by the management of the Company. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders of Notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture by virtue thereof.

     Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

CERTAIN COVENANTS

     The Indenture contains, among others, the following covenants:

     Limitation on Incurrence of Additional Indebtedness. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur") any Indebtedness (other than Permitted Indebtedness); provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, the Company or any Subsidiary Guarantor may incur Indebtedness (including, without limitation, Acquired Indebtedness) and Restricted Subsidiaries of the Company may incur Acquired Indebtedness, in each case if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Company is greater than (x) 2.0 to 1.0, if the date of such incurrence is on or prior to March 1, 1999, or (y) 2.5 to 1.0, if the date of such incurrence is after March 1, 1999.

     Limitation on Restricted Payments. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly,
(a) declare or pay any dividend or make any distribution (other than dividends or distributions payable in Equity Interests (other than Disqualified Capital Stock) of the Company) on or in respect of the Company's Equity Interests to holders of such Equity Interests, (b) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company, (c) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Company that is subordinate or junior in right of payment to the Notes or (d) make any Investment (other than Permitted Investments) (each of the foregoing actions set forth in clauses (a), (b) (c) and (d) being referred to as a "Restricted Payment"), if at the time of such Restricted Payment or immediately after giving effect thereto, (i) a Default or an Event of Default shall have occurred and be continuing or (ii) the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant or (iii) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined reasonably and in good faith by the Board of Directors of the Company) shall exceed the sum of: (w) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company earned subsequent to the Issue Date and on or prior to the date the Restricted Payment occurs (the "Reference Date") (treating such period as a single accounting period); plus (x) 100% of the aggregate net cash proceeds received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of Equity Interests (other than Disqualified Capital Stock) of the Company; plus (y) without duplication of any amounts included in clause (iii)(x) above, 100% of the aggregate net cash proceeds of any equity contribution received by the Company; plus (z) without duplication, the sum of
(1) the aggregate amount returned in cash on or with respect to Investments (other than Permitted Investments) made subsequent to the Issue Date whether through interest payments, principal payments, dividends or other distributions or payments, (2) the net cash proceeds received by the Company or any of its

Restricted Subsidiaries from the disposition of all or any portion of such Investments (other than to a Subsidiary of the Company) and (3) upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of such Subsidiary; provided, however, that the sum of clauses (1),
(2) and (3) above shall not exceed the aggregate amount of all such Investments made subsequent to the Issue Date.

     Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit: (1) the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration; (2) if no Default or Event of Default shall have occurred and be continuing, the acquisition of any Equity Interests of the Company, either (i) solely in exchange for Equity Interests (other than Disqualified Capital Stock) of the Company or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of Equity Interests (other than Disqualified Capital Stock) of the Company; (3) if no Default or Event of Default shall have occurred and be continuing, the acquisition of any Indebtedness of the Company that is subordinate or junior in right of payment to the Notes either (i) solely in exchange for Equity Interests (other than Disqualified Capital Stock) of the Company, or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of (A) Equity Interests (other than Disqualified Capital Stock) of the Company or (B) Refinancing Indebtedness; (4) so long as no Default or Event of Default shall have occurred and be continuing, payments by the Company to redeem or repurchase or to enable Holdings to redeem or repurchase Equity Interests of Holdings or the Company, as the case may be, issued to or on behalf of directors, officers and employees of the Company or any of its Subsidiaries pursuant to Company policy with respect to directors, officers and employees of the Company or any of its Subsidiaries who have died or become disabled or whose employment or other relationship with the Company or any of its Subsidiaries has been terminated or pursuant to the terms of employment contracts, other agreements or employee stock option or stock benefit plans of Holdings, the Company or any of its Subsidiaries not to exceed $1.0 million in any fiscal year; provided, however, that if such amount is not used in its entirety within such fiscal year, the unutilized amount may be utilized solely in the next succeeding fiscal year; (5) the making of payments by the Company to Holdings to pay operating and administrative expenses of Holdings, including without limitation, directors' fees and expenses, legal and audit expenses and corporate franchise and other taxes, not to exceed $500,000 in any fiscal year; (6) if no Default or Event of Default shall have occurred and be continuing as a consequence thereof, the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock issued after the Issue Date; provided, however, that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance on a pro forma basis, the Company and its Restricted Subsidiaries would have had a Consolidated Fixed Change Ratio greater than 2.0 to 1.0; (7) payments made or to be made in connection with the Recapitalization or to Holdings to enable Holdings to make such payments; (8) the distribution by the Company of the proceeds of the offering of the Old Notes to Holdings to enable Holdings to repay the Bridge Facility; and (9) payments to Holdings under a tax sharing agreement between Holdings and the Company. In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (iii) of the immediately preceding paragraph, amounts expended pursuant to clauses (1), (2)(ii), (3)(ii)(A), (4) and (6) shall be included in such calculation.

     Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an officers' certificate stating that such Restricted Payment complies with the Indenture and setting forth in reasonable detail the basis upon which the required calculations were computed, which calculations may be based upon the Company's latest available internal quarterly financial statements.

     Limitation on Asset Sales. The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Company or the applicable Restricted

Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Company's Board of Directors),
(ii) at least 75% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash or Cash Equivalents and is received at the time of such disposition; provided that the amount of (a) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet) of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets, and (b) any notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days after such Asset Sale (to the extent of the cash received) shall be deemed to be cash for the purposes of this provision; and (iii) upon the consummation of an Asset Sale, the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 270 days of receipt thereof either (A) to prepay any Senior Debt or Guarantor Senior Debt and, in the case of any Senior Debt under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility, (B) to make expenditures for Replacement Assets, or (C) a combination of prepayment and investment permitted by the foregoing clauses (iii)(A) and (iii)(B). On the 271st day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses
(iii)(A), (iii)(B) and (iii)(C) of the next preceding sentence (each, a "Net Proceeds Offer Trigger Date"), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (iii)(A), (iii)(B) and (iii)(C) of the next preceding sentence (each a "Net Proceeds Offer Amount") shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase (the "Net Proceeds Offer") on a date (the "Net Proceeds Offer Payment Date") not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, from all Holders on a pro rata basis, that amount of Notes equal to the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase; provided, however, that if at any time any non-cash consideration received by the Company or any Restricted Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant. The Company may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $5.0 million resulting from one or more Asset Sales (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $5.0 million, shall be applied as required pursuant to this paragraph). To the extent the aggregate amount of the Notes tendered pursuant to the Net Proceeds Offer is less than the Net Proceeds Offer Amount, the Company may use such deficiency for general corporate purposes. Upon completion of such offer to purchase, the Net Proceeds Offer Amount shall be reset at zero.

     In the event of the transfer of substantially all (but not all) of the property and assets of the Company and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under "-- Merger, Consolidation and Sale of Assets," the successor corporation shall be deemed to have sold the properties and assets of the Company and its Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of the Company or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

     Each Net Proceeds Offer will be mailed to the record Holders as shown on the register of Holders within 25 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net

Proceeds Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent Holders properly tender Notes in an amount exceeding the Net Proceeds Offer Amount, Notes of tendering Holders will be purchased on a pro rata basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law.

     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Asset Sale" provisions of the Indenture by virtue thereof.

     Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to (a) pay dividends or make any other distributions on or in respect of its Capital Stock; (b) make loans or advances or to pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary of the Company; or (c) transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company, except for such encumbrances or restrictions existing under or by reason of: (1) applicable law; (2) the Indenture; (3) the Credit Agreement; (4) customary non-assignment provisions of any contract or any lease governing a leasehold interest of any Restricted Subsidiary of the Company; (5) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired; (6) agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date; (7) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property so acquired; (8) contracts for the sale of assets, including, without limitation, customary restrictions with respect to a Restricted Subsidiary of the Company pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary;
(9) secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under "Limitation on Incurrence of Additional Indebtedness" and "Limitation on Liens" that limit the right of the debtor to dispose of the assets securing such Indebtedness; (10) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business; (11) agreements governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clauses (1) through (10) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are no less favorable to the Company in any material respect as determined by the Board of Directors of the Company in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clauses; or (12) agreements governing Indebtedness permitted to be incurred pursuant to the "Limitation on Incurrence of Additional Indebtedness" covenant; provided that the provisions relating to such encumbrance or restriction contained in such Indebtedness are no less favorable to the Company in any material respect as determined by the Board of Directors of the Company in their reasonable and good faith judgment than the provisions contained in the Credit Agreement as in effect on the Issue Date.

     Limitation on Liens. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind against or upon any property or assets of the Company or any of its Restricted Subsidiaries whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom unless (i) in the case of Liens securing Indebtedness that is expressly subordinate or junior in right of payment to the Notes, the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens and (ii) in all other cases, the Notes are equally and ratably secured, except for (A) Liens existing as of the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date; (B) Liens securing Senior Debt and Guarantor Senior Debt; (C) Liens securing the Notes and the Guarantees;
(D) Liens in favor of the Company or a Wholly Owned Restricted Subsidiary of the Company on assets of the Company or any Restricted Subsidiary of the Company;
(E) Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness which has been secured by a Lien permitted under the Indenture and which has been incurred in accordance with the provisions of the Indenture; provided, however, that such Liens (A) are no less favorable to the Holders and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced and (B) do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced; and (F) Permitted Liens.

     Prohibition on Incurrence of Senior Subordinated Debt. The Company and the Guarantors will not incur or suffer to exist Indebtedness that is senior in right of payment to the Notes or the Guarantees, as the case may be, and subordinate in right of payment by its terms to any other Indebtedness of the Company or such Guarantor, as the case may be.

     Merger, Consolidation and Sale of Assets. The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company's assets (determined on a consolidated basis for the Company and the Company's Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless: (i) either (1) the Company shall be the surviving or continuing corporation or (2) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company's Restricted Subsidiaries substantially as an entirety (the "Surviving Entity") (x) shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia and (y) shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes, the Indenture and the Registration Rights Agreement on the part of the Company to be performed or observed; (ii) immediately after giving effect to such transaction on a pro forma basis and the assumption contemplated by clause
(i)(2)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, (1) shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction and
(2) shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "-- Limitation on Incurrence of Additional Indebtedness" covenant; (iii) immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (i)(2)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and (iv) the Company or the Surviving Entity shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

     For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

     The Indenture provides that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company is not the continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Notes with the same effect as if such surviving entity had been named as such.

     Limitations on Transactions with Affiliates. (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (each an "Affiliate Transaction"), other than (x) Affiliate Transactions permitted under paragraph (b) below and (y) Affiliate Transactions on terms that are no less favorable to the Company or such Restricted Subsidiary than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary. All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of $1.0 million shall be approved by a majority of the Disinterested Directors of the Company or such Restricted Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such majority of Disinterested Directors has determined that such transaction complies with the foregoing provisions. If the Company or any Restricted Subsidiary of the Company enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate fair market value of more than $7.5 million, or more than $1.0 million and the Company does not have any Disinterested Directors, the Company or such Restricted Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Company or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the Trustee.

     (b) The restrictions set forth in clause (a) shall not apply to (i) reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary of the Company as determined in good faith by the Company's Board of Directors or senior management; (ii) transactions exclusively between or among the Company and any of its Wholly Owned Restricted Subsidiaries or exclusively between or among such Wholly Owned Restricted Subsidiaries, provided such transactions are not otherwise prohibited by the Indenture; (iii) the existence of or performance by the Company or any Restricted Subsidiary under any agreement as in effect as of the Issue Date or any amendment thereto or any replacement agreement therefor or any transaction contemplated thereby (including pursuant to any amendment thereto or any replacement agreement therefor) so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date; (iv) Restricted Payments permitted by the Indenture; (v) payment of customary annual management, consulting and advisory fees and related expenses to the Principals and their Affiliates; (vi) the payment of all fees and expenses related to the Recapitalization; (vii) loans to employees of the Company and its Subsidiaries which are approved by the Board of Directors of the Company in good faith; (viii) the issuance of equity incentives or equity-based incentives (such as stock appreciation rights) or the granting or payment of any other compensation or benefit to employees or officers of the Company or any Subsidiary, provided that none of such employees or officers are Affiliates of any person owning more than 50% of the issued and outstanding capital stock (or rights to acquire capital stock) of Holdings (a "Majority Stockholder") and (ix) employment or consulting agreements or arrangements entered into with Persons who are not Affiliates of any Majority Stockholder.

     Additional Guarantees. If the Company or any of its Restricted Subsidiaries transfers or causes to be transferred, in one transaction or a series of related transactions, any property to any domestic Restricted Subsidiary that is not a Guarantor, or if the Company or any of its Restricted Subsidiaries shall organize, acquire or otherwise invest in another domestic Restricted Subsidiary in any such case having total book equity value in excess of $1.0 million, then such transferee or acquired or other Restricted Subsidiary shall (i) execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Company's obligations under the Notes and the Indenture on terms set forth in the Indenture and (ii) deliver to the Trustee an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Restricted Subsidiary. Thereafter, such Restricted Subsidiary shall be a Guarantor for all purposes of the Indenture.

     Conduct of Business. The Company and its Restricted Subsidiaries will not engage in any businesses which are not the same, similar or reasonably similar, ancillary or related to, or a reasonable extension, development or expansion of, the businesses in which the Company and its Restricted Subsidiaries are engaged on the Issue Date.

     Reports to Holders. The Indenture provides that the Company will deliver to the Trustee within 15 days after the filing of the same with the Commission, copies of the quarterly and annual reports and of the information, documents and other reports, if any, which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. The Indenture further provides that, notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the Commission, to the extent permitted, and provide the Trustee and Holders with such annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act. The Company will also comply with the other provisions of TIA sec. 314(a).

EVENTS OF DEFAULT

     The following events are defined in the Indenture as "Events of Default":

          (i) the failure to pay interest on any Notes when the same becomes due and payable and the default continues for a period of 30 days (whether or not such payment shall be prohibited by the subordination provisions of the Indenture);

          (ii) the failure to pay the principal on any Notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer) (whether or not such payment shall be prohibited by the subordination provisions of the Indenture);

          (iii) a default in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 30 days after written notice specifying the default (and demanding that such default be remedied) is delivered to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% of the outstanding principal amount of the Notes (except in the case of a default with respect to the "Merger, Consolidation and Sale of Assets" covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

          (iv) the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of the Company or any

     Restricted Subsidiary of the Company, or the acceleration of the final stated maturity of any such Indebtedness if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, aggregates $5.0 million or more at any time;

          (v) one or more judgments in an aggregate amount in excess of $5.0 million shall have been rendered against the Company or any of its Restricted Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

          (vi) certain events of bankruptcy affecting the Company, Holdings or any of its Significant Subsidiaries; or

          (vii) any Guarantee ceases to be in full force and effect or is declared to be null and void and unenforceable or is found to be invalid or a Guarantor denies its liability under its Guarantee.

     If an Event of Default (other than an Event of Default specified in clause
(vi) above with respect to the Company) shall occur and be continuing, the Trustee or the Holders of at least 25% in principal amount of outstanding Notes may declare the principal of and accrued interest on all the Notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice"), and the same (i) shall become immediately due and payable or (ii) if there are any amounts outstanding under the Credit Agreement, shall become immediately due and payable upon the first to occur of an acceleration under the Credit Agreement or 5 business days after receipt by the Company, the Trustee and the Representative under the Credit Agreement and under each other Designated Senior Debt of such Acceleration Notice. If an Event of Default specified in clause (vi) above with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

     The Indenture provides that, at any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraph, the Holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences (i) if the rescission would not conflict with any judgment or decree, (ii) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration, (iii) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid, (iv) if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements, advances and any other amounts due to the Trustee under the Indenture and (v) in the event of the cure or waiver of an Event of Default of the type described in clause (vi) of the description above of Events of Default, the Trustee shall have received an officers' certificate and an opinion of counsel that such Event of Default has been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

     The Holders of a majority in principal amount of the Notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any Notes.

     Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

     Under the Indenture, the Company is required to provide an officers' certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Company may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes ("Legal Defeasance"). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for (i) the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments, (iii) the rights, powers, trust, duties and immunities of the Trustee and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
(iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company shall have delivered to the Trustee an officers'

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

certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others; (vii) the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; (viii) the Company shall have delivered to the Trustee an opinion of counsel to the effect that (A) the trust funds will not be subject to any rights of holders of Senior Debt, including, without limitation, those arising under the Indenture and (B) after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and (ix) certain other customary conditions precedent are satisfied.

SATISFACTION AND DISCHARGE

     The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when (i) either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; (ii) the Company has paid all other sums payable under the Indenture by the Company; and (iii) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

MODIFICATION OF THE INDENTURE

     From time to time, the Company and the Trustee, without the consent of the Holders, may amend the Indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies, so long as such change does not, in the opinion of the Trustee, adversely affect the rights of any of the Holders in any material respect. In formulating its opinion on such matters, the Trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel. Other modifications and amendments of the Indenture may be made with the consent of the Holders of a majority in principal amount of the then outstanding Notes issued under the Indenture, except that, without the consent of each Holder affected thereby, no amendment may: (i) reduce the amount of Notes whose Holders must consent to an amendment; (ii) reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any Notes; (iii) reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or repurchase, or reduce the redemption or repurchase price therefor (except that provisions affecting the requirement to repurchase Notes following a Change of Control or certain Asset Sales may be amended by the Company, the Trustee and the Holders of not less than a majority in aggregate principal amount of the Notes then outstanding); (iv) make any Notes payable in money other than that stated in the Notes; (v) make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Notes to waive Defaults or Events of Default; (vi) modify or change any provision of the Indenture or the related definitions affecting the subordination or ranking of the Notes in a manner which adversely affects the Holders; or (vii) release any Guarantor from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture.

GOVERNING LAW

     The Indenture, the Notes and the Guarantees are to be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

THE TRUSTEE

     The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

     The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

     "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with the Company or any of its Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation.

     "Affiliate" means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing.

     "Asset Acquisition" means (a) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company, or (b) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

     "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company of (a) any Capital Stock of any Restricted Subsidiary of the Company; or (b) any other property or assets of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business; provided, however, that Asset Sales shall not include (i) a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration of less than $500,000;
(ii) the sale, issuance, exchange, conveyance or other disposition or transfer of property or assets (including the issuance or transfer of Capital Stock of Restricted Subsidiaries) in connection with the acquisition of Replacement Assets (including in connection with Asset Acquisitions and trade-ins and like-kind exchanges of property or assets); and (iii) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under "Merger, Consolidation and Sale of Assets."

     "Board of Directors" means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

     "Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

     "Bridge Facility" means the $80.0 million senior credit agreement dated November 25, 1997, among Holdings, the lenders party thereto and Bankers Trust Company as agent.

     "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

     "Capital Stock" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

     "Cash Equivalents" means (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Corporation ("S&P") or Moody's Investors Service, Inc. ("Moody's"); (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's; (iv) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000; (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above; and (vi) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (v) above.

     "Change of Control" means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company or Holdings to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group"), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture) other than to the Permitted Holders; (ii) the approval by the holders of Capital Stock of the Company or Holdings, as the case may be, of any plan or proposal for the liquidation or dissolution of the Company or Holdings, as the case may be (whether or not otherwise in compliance with the provisions of the Indenture); (iii) any Person or Group (other than the Permitted Holders) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company or Holdings; or (iv) the replacement of a majority of the Board of Directors of the Company or Holdings over a two-year period from the directors who constituted the Board of Directors of the Company or Holdings, as the case may be, at the beginning of such period, and such replacement shall not have been approved (x) in accordance with the Stockholders' Agreement, (y) by the Permitted Holders or
(z) by a vote of at least a majority of the Board of Directors of the Company or Holdings, as the case may be, then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved.

     "Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

     "Company" means Young America Corporation, a Minnesota corporation.

     "Consolidated EBITDA" means, with respect to any Person, for any period, the sum (without duplication) of (i) Consolidated Net Income and (ii) to the extent Consolidated Net Income has been reduced thereby, (A) all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period, (B) Consolidated Interest Expense, (C) fees, expenses or charges relating to any equity or debt issuances, Asset Acquisitions or Investments permitted by the terms of the Indenture (whether or not successful),
(D) all payments made under the Recapitalization documents and (E) Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period, all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

     "Consolidated Fixed Charge Coverage Ratio" means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the "Four Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the "Transaction Date") to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to (i) the incurrence or repayment of any Indebtedness or the issuance of any Designated Preferred Stock of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness or the issuance or redemption of other Designated Preferred Stock (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment or issuance or redemption, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period and (ii) any Asset Sales, Asset Acquisitions or the Recapitalization or any similar transactions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA

(including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X of the Exchange Act) attributable to the assets which are the subject of the Asset Acquisition or Asset Sale during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio," (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and (2) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

     "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) Consolidated Interest Expense, plus
(ii) the product of (x) the amount of all dividend payments (or accruals therefor) on any series of Preferred Stock of such Person or any Subsidiary of such Person (other than dividends paid in Qualified Capital Stock or paid to such Person or any Subsidiary of such Person) during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal.

     "Consolidated Interest Expense" means, with respect to any Person for any period, the sum of, without duplication: (i) the aggregate of all cash and non-cash interest expense (minus amortization or write-off of deferred financing costs included in cash or non-cash interest expense and minus interest income) of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation, (a) any amortization of debt discount, (b) the net costs under Interest Swap Obligations, (c) all capitalized interest and (d) the interest portion of any deferred payment obligation; and (ii) the interest component of Capitalized Lease Obligations of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

     "Consolidated Net Income" means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom (a) after-tax gains and losses from Asset Sales or abandonments or reserves relating thereto, (b) items classified as extraordinary, nonrecurring or unusual gains, losses or charges, and the related tax effects, each determined in accordance with GAAP,
(c) the net income of any Person acquired in a "pooling of interests" transaction accrued prior to the date it becomes a Restricted Subsidiary of the referent Person or is merged or consolidated with the referent Person or any Restricted Subsidiary of the referent Person, (d) the net income (but not loss) of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise, (e) the net income of any Person, other than a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a Wholly Owned Restricted Subsidiary of the referent Person by such Person, (f) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date or, for the purposes of determining the Consolidated Fixed Charge Coverage Ratio, the first day of the Four Quarter Period in question, (g) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued), and (h) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets.

     "Consolidated Net Worth" of any Person means the consolidated stockholders' equity of such Person, determined on a consolidated basis in accordance with GAAP, less (without duplication) amounts attributable to Disqualified Capital Stock of such Person.

     "Consolidated Non-cash Charges" means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

     "Credit Agreement" means the Credit Agreement to be entered into among the Company, the lenders party thereto in their capacities as lenders thereunder and Norwest Bank Minnesota, N.A., as agent, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder (provided that such increase in borrowings is permitted by the "Limitation on Incurrence of Additional Indebtedness" covenant above) or adding Restricted Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

     "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

     "Designated Preferred Stock" means Preferred Stock of the Company or any of its Subsidiaries that is so designated as Designated Preferred Stock, pursuant to an officers' certificate executed by the principal executive officer and the principal financial officer of the Company, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause
(iii) of the first paragraph of the "Limitation on Restricted Payments" covenant.

     "Designated Senior Debt" means (i) Indebtedness under or in respect of the Credit Agreement and (ii) any other Indebtedness constituting Senior Debt which, at the time of determination, has an aggregate principal amount of at least $25,000,000 and is specifically designated in the instrument evidencing such Senior Debt as "Designated Senior Debt" by the Company.

     "Disinterested Director" means, with respect to any transaction or series of transactions in respect of which the Board of Directors is required to deliver a resolution of the Board of Directors under the Indenture, a member of the Board of Directors who does not have any material direct or indirect financial interest in or with respect to such transaction or series of transactions (except arising exclusively as a consequence of such member's relationship to the Company).

     "Disqualified Capital Stock" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event (other than an event which would constitute a Change of Control), matures (excluding any maturity as the result of any optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control) on or prior to the final maturity date of the Notes.

     "Equity Interest" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

     "fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Board of Directors of the Company delivered to the Trustee.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

     "Guarantees" means the guarantees of the Company's obligations under the Indenture and the Notes by (i) Holdings (the "Holdings Guarantee") and (ii) a Restricted Subsidiary (the "Subsidiary Guarantee").

     "Guarantor" means (i) Holdings and (ii) each of the Company's Restricted Subsidiaries that in the future executes a supplemental indenture in which such Restricted Subsidiary agrees to be bound by the terms of the Indenture as a Guarantor (each a "Subsidiary Guarantor"); provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of the Indenture.

     "Guarantor Senior Debt" means with respect to any Guarantor, (i) the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of a Guarantor, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Guarantee of such Guarantor. Without limiting the generality of the foregoing, "Guarantor Senior Debt" shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of, (x) all monetary obligations of every nature of the Company under the Credit Agreement, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities and (y) all Interest Swap Obligations whether outstanding on the Issue Date or thereafter incurred. Notwithstanding the foregoing, "Guarantor Senior Debt" shall not include (i) any Indebtedness of such Guarantor to a Restricted Subsidiary of such Guarantor,
(ii) Indebtedness to, or guaranteed on behalf of, any shareholder, director, officer or employee of such Guarantor or any Restricted Subsidiary of such Guarantor (including, without limitation, amounts owed for compensation), (iii) Indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, materials or services, other than Capitalized Lease Obligations and Purchase Money Indebtedness, (iv) Indebtedness represented by Disqualified Capital Stock, (v) any liability for federal, state, local or other taxes owed or owing by such Guarantor, (vi) Indebtedness incurred in violation of the Indenture provisions set forth under "Limitation on Incurrence of Additional Indebtedness," (vii) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to the Company and (viii) any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of such Guarantor.

     "Holdings" means Young America Holdings, Inc., a Minnesota corporation.

     "Indebtedness" means with respect to any Person, without duplication, (i) all Obligations of such Person for borrowed money, (ii) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all Capitalized Lease Obligations of such Person, (iv) all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business), (v) all Obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (vi) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (i) through (v) above and clause
(viii) below, (vii) all Obligations of any other Person of the type referred to in clauses (i) through (vi) which are secured by any lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured, (viii) all Obligations under currency agreements and interest swap agreements of such Person and (ix) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any. For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock. Indebtedness shall not include Obligations in respect of performance or other surety bonds incurred to the extent required by applicable law in connection with the sweepstakes management services provided by the Company or any of its Subsidiaries that are indemnified by the Company's or such Subsidiary's customer. For purposes hereof, Obligations under operating leases shall not constitute Indebtedness.

     "Independent Financial Advisor" means a firm (i) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Company and (ii) which, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

     "Interest Swap Obligations" means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

     "Investment" means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person. "Investment" shall exclude extensions of trade credit by the Company and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be. For the purposes of the "Limitation on Restricted Payments" covenant, (i) "Investment" shall include and be valued at the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and shall exclude the fair market value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary and (ii) the amount of any Investment shall be the original cost of such Investment plus the cost of all additional Investments by the Company or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment; provided that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, the Company no longer owns, directly or indirectly, 100% of the outstanding Common Stock of such Restricted Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

     "Issue Date" means the date of original issuance of the Notes.

     "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

     "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of
(a) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions), (b) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements, (c) repayment of Indebtedness that is required to be repaid in connection with such Asset Sale (including in order to obtain any consent required therefor) and (d) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

     "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Permitted Holder" mean BT Capital Partners, Inc. and its Affiliates or, in the case of the Company, Holdings.

     "Permitted Indebtedness" means, without duplication, each of the following:

          (i) Indebtedness under the Old Notes;

          (ii) Indebtedness incurred pursuant to the Credit Agreement in an aggregate principal amount at any time outstanding not to exceed the greater of (a) $15.0 million or (b) 85% of accounts receivable of the Company and its Restricted Subsidiaries, reduced in each case by any required permanent repayments pursuant to the "Limitation on Asset Sales" covenant (which are accompanied by a corresponding permanent commitment reduction) thereunder;

          (iii) other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereon;

          (iv) Interest Swap Obligations of the Company covering Indebtedness of the Company or any of its Restricted Subsidiaries and Interest Swap Obligations of any Restricted Subsidiary of the Company covering Indebtedness of such Restricted Subsidiary; provided, however, that such Interest Swap Obligations are entered into to protect the Company and its Restricted Subsidiaries from fluctuations in interest rates on Indebtedness incurred in accordance with the Indenture to the extent the notional principal amount of such Interest Swap Obligation does not, at the time of incurrence thereof, exceed the principal amount of the Indebtedness to which such Interest Swap Obligation relates;

          (v) Indebtedness of a Wholly Owned Restricted Subsidiary of the Company to the Company or to a Wholly Owned Restricted Subsidiary of the Company for so long as such Indebtedness is held by the Company or a Wholly Owned Restricted Subsidiary of the Company, in each case subject to no Lien held by a Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company; provided that if as of any date any Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness;

          (vi) Indebtedness of the Company to a Wholly Owned Restricted Subsidiary of the Company for so long as such Indebtedness is held by a Wholly Owned Restricted Subsidiary of the Company, in each case subject to no Lien; provided that (a) any Indebtedness of the Company to any Wholly Owned Restricted Subsidiary of the Company is unsecured and subordinated, pursuant to a written agreement, to the Company's obligations under the Indenture and the Notes and (b) if as of any date any Person other than a Wholly Owned Restricted Subsidiary of the Company owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the Company;

          (vii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two business days of incurrence;

          (viii) Indebtedness of the Company or any of its Restricted Subsidiaries represented by letters of credit for the account of the Company or such Restricted Subsidiary, as the case may be, in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

          (ix) Indebtedness represented by Capitalized Lease Obligations and Purchase Money Indebtedness of the Company and its Restricted Subsidiaries incurred in the ordinary course of business not to exceed $5.0 million at any one time outstanding;

          (x) Refinancing Indebtedness;

          (xi) additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount not to exceed $10.0 million at any one time outstanding; and

          (xii) any Indebtedness deemed to have been incurred pursuant to any of the agreements entered into in connection with the Recapitalization.

     "Permitted Investments" means each of the following:

          (i) Investments by the Company or any Restricted Subsidiary of the Company in any Person that is or will become immediately after such Investment a Wholly Owned Restricted Subsidiary of the Company or that will merge or consolidate into the Company or a Wholly Owned Restricted Subsidiary of the Company;

          (ii) Investments in the Company by any Restricted Subsidiary of the Company; provided that any Indebtedness evidencing such Investment is unsecured and subordinated, pursuant to a written agreement, to the Company's obligations under the Notes and the Indenture;

          (iii) Investments in cash and Cash Equivalents;

          (iv) loans and advances to employees and officers of the Company and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $1.0 million at any one time outstanding;

          (v) Interest Swap Obligations entered into in the ordinary course of the Company's or its Restricted Subsidiaries' businesses and otherwise in compliance with the Indenture;

          (vi) Investments in Unrestricted Subsidiaries or other entities not to exceed $5.0 million at any one time outstanding;

          (vii) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

          (viii) Investments made by the Company or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the "Limitation on Asset Sales" covenant;

          (ix) Investments of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time such Person merges or consolidates with the Company or any of its Restricted Subsidiaries, in either case in compliance with the Indenture; provided that such Investments were not made by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company by such merger or consolidation; and

          (x) loans to Holdings to enable Holdings to repay the Bridge Facility and evidenced by an intercompany note as in effect as of the Issue Date or as amended in a manner not materially adverse to the Holders.

     "Permitted Liens" means the following types of Liens:

          (i) Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

          (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

          (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

          (iv) attachment or judgment Liens not giving rise to an Event of Default;

          (v) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

          (vi) any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation or another Capitalized Lease Obligation with the same financing source;

          (vii) purchase money Liens to finance property or assets of the Company or any Restricted Subsidiary of the Company acquired in the ordinary course of business; provided, however, that (A) the related Purchase Money Indebtedness shall not exceed the purchase price or the cost of installation, construction or improvement of such property or assets and shall not be secured by any property or assets of the Company or any Restricted Subsidiary of the Company other than the property and assets so acquired and other property and assets securing other Purchase Money Indebtedness to the same financing source and (B) the Lien securing such Indebtedness shall be created within 90 days of such acquisition;

          (viii) any (a) interest or title of a lessor or sublessor under any lease, (b) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to (including without limitation ground leases or other prior leases of the demised premises, mortgages, mechanics liens, tax liens, and easements), or (c) subordination of the interest of the lessee or sublessee under such lease to any restrictions or encumbrance referred to in the preceding clause (b);

          (ix) Liens arising from filing UCC financing statements for precautionary purposes relating solely to true leases of personal property permitted by the Indenture under which the Company or any of its Restricted Subsidiaries is a lessee;

          (x) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

          (xi) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

          (xii) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Company and its Restricted Subsidiaries;

          (xiii) Liens arising out of consignment or similar arrangements for the sale of goods entered into by the Company or any Restricted Subsidiary in the ordinary course of business in accordance with past practices;

          (xiv) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

          (xv) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

          (xvi) Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the Indenture;

          (xvii) Liens securing Acquired Indebtedness incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant; provided that (A) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired

     Indebtedness by the Company or a Restricted Subsidiary of the Company and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company and (B) such Liens do not extend to or cover any property or assets of the Company or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary of the Company and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company;

          (xviii) licenses of patents, trademarks and other intellectual property rights granted by the Company or any of its Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of the Company or any such Restricted Subsidiary;

          (xix) other Liens securing obligations incurred in the ordinary course of business which obligations or judgments do not exceed $10.0 million in the aggregate at any one time outstanding pursuant to clause (xi) of the definition of Permitted Indebtedness; and

          (xx) Liens on the assets of the Company or any Subsidiary Guarantor securing Senior Debt or Guarantor Senior Debt.

     "Person" means an individual, partnership, limited liability company, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

     "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

     "Principals" means BT Capital Partners, Inc. and Ontario Teacher's Pension Plan Board.

     "Purchase Money Indebtedness" means Indebtedness of the Company and its Restricted Subsidiaries incurred in the normal course of business for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of property or equipment.

     "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

     "Recapitalization" means the recapitalization of Holdings.

     "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

     "Refinancing Indebtedness" means any Refinancing by the Company or any Restricted Subsidiary of the Company of Indebtedness incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant (other than pursuant to clause (ii), (iv), (v), (vi), (vii), (viii), (ix) or (xi) of the definition of Permitted Indebtedness), in each case that does not (1) result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by the Company in connection with such Refinancing) or (2) create Indebtedness with (A) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced or (B) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; provided that (x) if such Indebtedness being Refinanced is Indebtedness of the Company, then such Refinancing Indebtedness shall be Indebtedness solely of the Company and the Subsidiary Guarantors, if any, and (y) if such Indebtedness being Refinanced is subordinate or junior to the Notes, then such Refinancing Indebtedness shall be subordinate to the Notes at least to the same extent and in the same manner as the Indebtedness being Refinanced.

     "Replacement Assets" means properties or assets (including Capital Stock and working capital assets) of a kind used or usable in the businesses of the Company and its Restricted Subsidiaries permitted by the covenant entitled "Conduct of Business."

     "Representative" means the indenture trustee or other trustee, agent or representative in respect of any Designated Senior Debt; provided that if, and for so long as, any Designated Senior Debt lacks such a representative, then the Representative for such Designated Senior Debt shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Debt in respect of any Designated Senior Debt.

     "Restricted Subsidiary" of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

     "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

     "Senior Debt" means the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of the Company, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes. Without limiting the generality of the foregoing, "Senior Debt" shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of, (x) all monetary obligations of every nature of the Company under the Credit Agreement, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities and (y) all Interest Swap Obligations whether outstanding on the Issue Date or thereafter incurred. Notwithstanding the foregoing, "Senior Debt" shall not include (i) any Indebtedness of the Company to a Subsidiary of the Company, (ii) Indebtedness to, or guaranteed on behalf of, any shareholder, director, officer or employee of the Company or any Subsidiary of the Company (including, without limitation, amounts owed for compensation), (iii) Indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, materials or services, (iv) Indebtedness represented by Disqualified Capital Stock, (v) any liability for federal, state, local or other taxes owed or owing by the Company, (vi) Indebtedness incurred in violation of the Indenture provisions set forth under "Limitation on Incurrence of Additional Indebtedness," (vii) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to the Company and (viii) any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of the Company.

     "Significant Subsidiary", with respect to any Person, means any Restricted Subsidiary of such Person that satisfies the criteria for a "significant subsidiary" set forth in Rule 1.02(w) of Regulation S-X under the Securities Act.

     "Subsidiary", with respect to any Person, means (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

     "Unrestricted Subsidiary" of any Person means (i) any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided that (x) the Company certifies to the Trustee that such designation complies with the "Limitation on Restricted Payments" covenant and (y) each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if (x) immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant and (y) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

     "Wholly Owned Restricted Subsidiary" of any Person means any Restricted Subsidiary of such Person of which all the outstanding securities having ordinary voting power for the election of directors (other than directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Restricted Subsidiary of such Person.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following is a discussion of all material United States federal income tax consequences to U.S. Holders and Non-U.S. Holders of owning and disposing of the Notes. The terms "U.S. Holder" and "Non-U.S. Holder" refer, respectively, to persons that are or are not classified as United States persons.


     As used herein, the term "United States person" means a holder of a Note who is a citizen or resident of the United States, or that is a partnership, corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to United States federal income taxation regardless of its source or a trust if (i) a U.S. court is able to exercise primary supervision over the trust's administration and (ii) one or more U.S. fiduciaries have the authority to control all of the trust's substantial decisions.

     This discussion does not deal with all aspects of United States federal income taxation that may be relevant to holders of the Notes and does not deal with tax consequences arising under the laws of any foreign, state or local jurisdiction. It is, moreover, based upon the provisions of existing law on the date hereof, including, in particular, the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder and other administrative and judicial interpretations thereof, all of which are subject to change at any time, with or without retroactive effect. This discussion also generally assumes that each holder holds the Notes as capital assets and that any amounts received by a Non-U.S. Holder with respect to the Notes are not effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States. Each prospective holder is advised to consult its own tax adviser with respect to current and possible future tax consequences of acquiring, holding and disposing of the Notes.

U.S. HOLDERS

     Interest on the Notes. Interest on a Note will be taxable to a U.S. Holder as ordinary interest income in accordance with the U.S. Holder's method of tax accounting at the time that such interest is accrued or (actually or constructively) received.

     Premium and Market Discount. A U.S. Holder of a Note purchased at a premium (i.e., a cost greater than its principal amount) may elect to amortize such premium (as an offset to interest income), using a constant-yield method, over the remaining term of the Note. Special rules apply which may require the amount of premium and the amortization thereof to be determined with reference to the optional redemption price and date. A U.S. Holder that elects to amortize such premium must reduce its tax basis in a Note by the amount of the premium amortized during the holding period. With respect to a U.S. Holder that does not elect to amortize bond premium, the amount of bond premium will continue to be reflected in the U.S. Holder's tax basis. Therefore, a U.S. Holder that does not elect to amortize such premium will generally be required to treat the premium as capital loss when the Note matures.

     If a U.S. Holder of a Note purchases the Note at an amount that is less than its principal amount, the Note generally will be considered to bear "market discount" in the hands of such U.S. Holder. In such case, gain realized by the U.S. Holder on the sale, exchange, or retirement and unrealized appreciation on certain nontaxable dispositions of the Note generally will be treated as ordinary interest income to the extent of the market discount that accrued on the Note while held by such U.S. Holder and to the extent it has not previously been included in income (pursuant to an election by the U.S. Holder to include such market discount in income as it accrues). In addition, the U.S. Holder may be required to defer the deduction of a portion of the interest paid on any indebtedness incurred or continued to purchase or carry the Note. In general terms, market discount on a Note will be treated as accruing ratably over the term of such Note, or, at the election of the U.S. Holder, under a constant yield method. However, a U.S. Holder may elect to include market discount in income on a current basis as it accrues (on either a ratable or constant yield basis), in lieu of treating a portion of any gain realized on the sale of a Note as ordinary income. If a U.S. Holder so elects, the interest deduction deferral rule described above will not apply.


     Disposition of the Notes. In general, the U.S. Holder of a Note will recognize capital gain or loss upon the sale, redemption, retirement or other disposition of the Note measured by the difference between the amount realized (except with respect to market discount and to the extent attributable to the payment of accrued interest not previously included in income) and the U.S. Holder's tax basis in the Note. A U.S. Holder's tax basis in a Note generally will equal the cost of the Note to the U.S. Holder increased by the amount of market discount, if any, previously taken into income by the U.S. Holder or decreased by any amortized bond premium and any payments other than payments of interest made on such Note. If the Notes have been held for more than one year at the time of disposition, the capital gain or loss will be long-term capital gain or loss, currently taxable at a maximum rate of 20% for U.S. Holders other than corporations.

NON-U.S. HOLDERS


     Payments of Interest. A Non-U.S. Holder will not be subject to United States federal income tax by withholding or otherwise on payments of interest on a Note (provided that the beneficial owner of the Note fulfills the statement requirements set forth in applicable Treasury regulations) unless (A) such Non-U.S. Holder (i) actually or constructively owns 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote,
(ii) is a controlled foreign corporation related, directly or indirectly, to the Company through stock ownership, or (iii) is a bank receiving interest described in Section 881 (c) (3) (A) of the Code or (B) such interest is effectively connected with the conduct of a trade or business by the Non-U.S. Holder in the United States.

     Gain on Disposition of the Notes. A Non-U.S. Holder will not be subject to United States federal income tax by withholding or otherwise on any gain realized upon the disposition of a Note unless (i) in the case of a Non-U.S. Holder who is an individual, such Non-U.S. Holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition (in which case such individual may be taxed as a U.S. Holder in any event) or (ii) the gain is effectively connected with the conduct of a trade or business by the Non-U.S. Holder in the United States.


     Effectively Connected Income. To the extent that interest income or gains on the disposition of the Notes are effectively connected with the conduct of a trade or business of the Non-U.S. Holder in the United States, such income will be subject to United States federal income tax at the same rates generally applicable to United States persons. Additionally, in the case of a non-U.S. Holder which is a corporation, such effectively connected income may be subject to the United States branch profits tax at the rate of 30% (or lower treaty rate.)


     Treaties. A tax treaty between the United States and a country in which a Non-U.S. Holder is a resident may alter the tax consequences described above.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     Interest and payments of proceeds from the disposition by certain non-corporate holders of Notes may be subject to backup withholding at a rate of 31%. Such a U.S. Holder generally will be subject to backup withholding at a rate of 31% unless the recipient of such payment supplies an accurate taxpayer identification number, as well as certain other information, or otherwise establishes, in the manner prescribed by law, an exemption from backup withholding. Any amount withheld under backup withholding is allowable as a credit against the U.S. Holder's federal income tax upon furnishing the required information to the Internal Revenue Service.


     Generally, backup withholding of United States federal income tax at a rate of 31% and information reporting may apply to payments of principal, interest and premium (if any) to Non-U.S. Holders that are not "Exempt Recipients" and that fail to provide certain information as may be required by United States law and applicable regulations. The payment of the proceeds of the disposition of Notes to or through the office of a United States broker (or through a foreign broker's United States office) will generally be subject to information reporting and backup withholding at a rate of 31% unless the owner certifies its status as a Non-U.S. Holder under penalties of perjury or otherwise establishes an exemption.



     Holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situation and the availability of an exemption therefrom, and the procedures for obtaining any such exemption.

                         BOOK-ENTRY; DELIVERY AND FORM


     Except as described below Notes (and the related guarantees) initially be represented by one or more permanent global certificates in definitive, fully registered form (the "Global Notes"). The Global Notes will be deposited with, or on behalf of, The Depository Trust Company, New York, New York ("DTC") and registered in the name of a nominee of DTC.


     The Global Notes. The Company expects that pursuant to procedures established by DTC (i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount of Notes of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Ownership of beneficial interests in the Global Notes will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. QIBs may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

     So long as DTC, or its nominee, is the registered owner or holder of the Notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Notes for all purposes under the Indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the Indenture with respect to the Notes.

     Payments of the principal of, premium (if any), interest (including Additional Interest) on, the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, the Trustee or any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

     The Company expects that DTC or its nominee, upon receipt of any payment of principal, premium, if any, interest (including Additional Interest) on the Global Notes, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in the ordinary way through DTC's same-day funds system in accordance with DTC rules and will be settled in same day funds. If a holder requires physical delivery of a Certificated Security for any reason, including to sell Notes to persons in states which require physical delivery of the Notes, or to pledge such securities, such holder must transfer its interest in the Global Note, in accordance with the normal procedures of DTC and with the procedures set forth in the Indenture.

     DTC has advised the Company that it will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Indenture, DTC will exchange the Global Notes for Certificated Securities, which it will distribute to its participants.

     DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     Certificated Securities. If DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by the Company within 90 days, Certificated Securities will be issued in exchange for the Global Note.

                              PLAN OF DISTRIBUTION


     This Prospectus has been prepared for use by BTAB in connection with offers and sales of the New Notes in market-making transactions effected from time to time. BTAB may act as a principal or agent in such transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties when it acts as agent for both. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices. The Company will not receive any of the proceeds of such sales. The Company has agreed to indemnify BTAB against certain liabilities, including liabilities under the Securities Act, and to contribute to payments which BTAB might be required to make in respect thereof. See "Certain Transactions."



     As of the date of this Prospectus, affiliates of BTAB own 53.9% of the Common Stock (including 45% of the Voting Stock). See "Security Ownership of Certain Beneficial Owners and Management." BTAB has informed the Company that it does not intend to confirm sales of the New Notes to any accounts over which it exercises discretionary authority without the prior specific written approval of such transactions by the customer.



     The Company has been advised by BTAB that, subject to applicable laws and regulations, BTAB currently intends to make a market in the New Notes following completion of the Exchange Offer. However, BTAB is not obligated to do so and any such market-making may be interrupted or discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. There can be no assurance that an active trading market will develop or be sustained. See "Risk
Factors -- An Active Trading Market for the Notes May Not Develop."



                                 LEGAL MATTERS



     The validity of the Notes and the Guarantees was passed upon for Young America and Holdings by O'Sullivan Graev & Karabell, LLP, New York, New York. As to matters of Minnesota law, O'Sullivan Graev & Karabell, LLP, relied on the opinion of Kaplan, Strangis and Kaplan, P.A., Minneapolis, Minnesota.

                                    EXPERTS


     The consolidated financial statements of Holdings as of and for the two years ended December 31, 1998 included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.



     The financial statements of Holdings as of and for the year ended December 31, 1996 included in this Prospectus have been audited by McGladrey & Pullen, LLP, independent auditors, as stated in their report appearing herein.



     In connection with the Recapitalization, on the Recapitalization Date McGladrey & Pullen, LLP was dismissed and Arthur Andersen LLP was engaged as Holdings' independent certified public accountant. The decision to change accountants was approved by the Board of Directors. The report of McGladrey & Pullen, LLP on Holdings' financial statements for the fiscal year ended December 31, 1996 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audit of Holdings' financial statements for the fiscal year ended December 31, 1996 and for the period January 1, 1997 through the Recapitalization Date, there were no disagreements with McGladrey & Pullen, LLP on any matters of accounting principles or practices, financial statement disclosure or auditing scope and procedures which, if not resolved to the satisfaction of McGladrey & Pullen, LLP, would have caused McGladrey & Pullen, LLP to make reference to the matter in their report. For the year ended December 31, 1996, and for the period subsequent thereto, management of Holdings had not consulted with Arthur Andersen LLP regarding the application of accounting principles, nor the type of audit opinion that might be rendered on Holdings' financial statements.

                         INDEX TO FINANCIAL STATEMENTS



                          YOUNG AMERICA HOLDINGS, INC.



                                                              PAGE
                                                              ----
Report of Independent Public Accountants....................  F-2
Report of Independent Public Accountants....................  F-3
Consolidated Balance Sheets as of December 31, 1998 and
  1997......................................................  F-4
Consolidated Statements of Operations for the Years Ended
  December 31, 1998, 1997 and 1996..........................  F-5
Consolidated Statements of Changes in Stockholders'
  (Deficit) Equity..........................................  F-6
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1998, 1997 and 1996..........................  F-7
Notes to Consolidated Financial Statements..................  F-8

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Young America Holdings, Inc.:

     We have audited the accompanying consolidated balance sheets of Young America Holdings, Inc. (a Minnesota corporation, formerly Young America Corporation) as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Young America Holdings, Inc. as of December 31, 1998 and 1997, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Minneapolis, Minnesota,
February 16, 1999

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Young America Holdings, Inc.:

     We have audited the accompanying Young America Holdings, Inc. (formerly Young America Corporation) statements of operations, stockholders' equity and cash flows for the year ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, Young America Holdings, Inc.'s results of its operations and its cash flows for the year ended December 31, 1996 in conformity with generally accepted accounting principles.

                                          MCGLADREY & PULLEN, LLP

Minneapolis, Minnesota
February 14, 1997

                          YOUNG AMERICA HOLDINGS, INC.

                          CONSOLIDATED BALANCE SHEETS
                               AS OF DECEMBER 31

                                                                1998         1997
                                                              ---------    --------
                                                                   (AMOUNTS IN
                                                                THOUSANDS, EXCEPT
                                                                   SHARE DATA)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $  12,220    $ 17,940
  Trade receivables, net of allowance as of December 31,
    1998 and 1997 of $47 and $45, respectively..............     16,184      11,482
  Supplies inventory........................................        759         615
  Prepaid expenses..........................................        907         518
                                                              ---------    --------
         Total current assets...............................     30,070      30,555
                                                              ---------    --------
PROPERTY AND EQUIPMENT, at cost:
  Land and improvements.....................................        639         639
  Building and improvements.................................      5,853       5,710
  Machinery and equipment...................................      2,578       2,228
  Transportation equipment..................................        170         147
  Office furniture and fixtures.............................      3,122       2,571
  Electronic equipment and software.........................      7,281       6,261
                                                              ---------    --------
                                                                 19,643      17,556
  Less -- Accumulated depreciation..........................    (11,391)     (9,661)
                                                              ---------    --------
                                                                  8,252       7,895
  Deferred financing costs..................................      3,108       3,292
  Deferred tax asset........................................      4,232          --
                                                              ---------    --------
         Total assets.......................................  $  45,662    $ 41,742
                                                              =========    ========
LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
  Noncleared rebate items...................................  $  14,066    $  4,526
  Accounts payable..........................................      1,732       2,331
  Collections due to and advances from clients..............      6,131       3,548
  Deferred income taxes.....................................        897         417
  Accrued expenses --
    Interest................................................      3,514         976
    Compensation............................................      1,289       5,860
    Other...................................................      2,481       1,761
                                                              ---------    --------
         Total current liabilities..........................     30,110      19,419
                                                              ---------    --------
LONG-TERM DEBT (Note 9).....................................     80,000      80,000
OTHER LONG-TERM LIABILITIES (Note 11).......................        391          --
COMMITMENTS AND CONTINGENCIES (Note 8)......................
REDEEMABLE CLASS A COMMON STOCK, as of December 31, 1998 and
  1997, 40,894 and 339,096 shares issued and outstanding,
  respectively (Note 5).....................................        890       7,380
STOCKHOLDERS' DEFICIT:
  Class A Common Stock, par value $1 per share; as of
    December 31, 1998 and 1997, 3,000,000 shares authorized,
    and 1,255,455 and 964,833 shares issued and outstanding,
    respectively (Note 5)...................................      1,255         965
  Class B Common Stock, par value $1 per share; as of
    December 31, 1998 and 1997, 1,500,000 shares authorized
    and 442,884 shares issued and outstanding...............        443         443
  Class C Common Stock, par value $1 per share; as of
    December 31, 1998 and 1997, 1,500,000 shares authorized;
    172,727 shares issued and outstanding...................        173         173
  Additional paid-in capital................................     36,083      30,024
  Retained deficit..........................................   (103,683)    (96,662)
                                                              ---------    --------
         Total stockholders' deficit........................    (65,729)    (65,057)
                                                              ---------    --------
         Total liabilities and stockholders' deficit........  $  45,662    $ 41,742
                                                              =========    ========

   The accompanying notes are an integral part of these consolidated balance sheets.

                          YOUNG AMERICA HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                        FOR THE YEARS ENDED DECEMBER 31

                                                            1998        1997        1996
                                                          --------    --------    --------
                                                               (AMOUNTS IN THOUSANDS)
REVENUES................................................  $238,960    $175,297    $135,716
COST OF REVENUES:
  Rebates, postage and freight..........................   174,365     105,212      84,191
  Processing and servicing..............................    49,434      40,447      31,393
                                                          --------    --------    --------
     Gross profit.......................................    15,161      29,638      20,132
                                                          --------    --------    --------
OPERATING EXPENSES:
  Selling...............................................     6,059       5,504       4,610
  General and administrative............................     5,798       9,754       7,140
  Compensation charges attributable to
     Recapitalization...................................       (43)     17,924          --
Reserve for lease obligations (Note 11).................       850          --          --
                                                          --------    --------    --------
                                                            12,664      33,182      11,750
                                                          --------    --------    --------
     Operating (loss) income............................     2,497      (3,544)      8,382
                                                          --------    --------    --------
OTHER INCOME (EXPENSE):
  Interest expense......................................   (13,095)     (1,029)        (91)
  Interest income.......................................       666       1,038         201
  Transaction costs attributable to Recapitalization....        --      (1,967)         --
  Other.................................................      (182)         --         (60)
                                                          --------    --------    --------
     Other income (expense).............................   (12,611)     (1,958)         50
(LOSS) INCOME BEFORE PROVISION (BENEFIT) FOR INCOME
  TAXES.................................................   (10,114)     (5,502)      8,432
PROVISION (BENEFIT) FOR INCOME TAXES....................    (3,742)        423          --
                                                          --------    --------    --------
     Net income (loss)..................................  $ (6,372)   $ (5,925)   $  8,432
                                                          ========    ========    ========
UNAUDITED PRO FORMA NET (LOSS) INCOME:
  Income (loss) before provision (benefit) for income
     taxes..............................................  $(10,114)   $ (5,502)   $  8,432
  Pro forma income tax (benefit) expense................    (3,742)     (1,308)      3,120
                                                          --------    --------    --------
     Pro forma net income (loss)........................  $ (6,372)   $ (4,194)   $  5,312
                                                          ========    ========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                          YOUNG AMERICA HOLDINGS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                        FOR THE YEARS ENDED DECEMBER 31

                                  CLASS A              CLASS B           CLASS C
                                   COMMON              COMMON            COMMON
                                   STOCK                STOCK             STOCK        ADDITIONAL   RETAINED
                            --------------------   ---------------   ---------------    PAID-IN     EARNINGS
                              SHARES      VALUE    SHARES    VALUE   SHARES    VALUE    CAPITAL     (DEFICIT)    TOTAL
                            ----------   -------   -------   -----   -------   -----   ----------   ---------   --------
                                                     (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)
BALANCE, DECEMBER 31,
  1995....................       1,920   $     2        --   $ --         --   $ --     $   315     $   7,530   $  7,847
  Net income..............          --        --        --     --         --     --          --         8,432      8,432
  Distributions to
    stockholders..........          --        --        --     --         --     --          --        (4,206)    (4,206)
                            ----------   -------   -------   ----    -------   ----     -------     ---------   --------
BALANCE, DECEMBER 31,
  1996....................       1,920         2        --     --         --     --         315        11,756     12.073
  Net loss................          --        --        --     --         --     --          --        (5,925)    (5,925)
  Stock split.............   1,918,080     1,918        --     --         --     --          --        (1,918)        --
  Distributions to
    stockholders..........          --        --        --     --         --     --          --       (10,412)   (10,412)
  Proceeds from issuance
    of Common Stock.......   1,169,530     1,170   442,884    443    172,727    173      37,043            --     38,829
  Redemption of Common
    Stock.................  (1,785,600)   (1,786)       --     --         --     --        (293)      (90,163)   (92,242)
  Reclassification to
    Redeemable Class A
    Common Stock..........    (339,097)     (339)       --     --         --     --      (7,041)           --      7,380)
                            ----------   -------   -------   ----    -------   ----     -------     ---------   --------
BALANCE, DECEMBER 31,
  1997....................     964,833       965   442,884    443    172,727    173      30,024       (96,662)   (65,057)
  Net loss................          --        --        --     --         --     --          --        (6,372)    (6,372)
  Reclassification from
    Redeemable Class A
    Common Stock..........     290,622       290        --     --         --     --       6,059            --      6,349
  Final
    recapitalization......          --        --        --     --         --     --          --          (649)      (649)
                            ----------   -------   -------   ----    -------   ----     -------     ---------   --------
BALANCE, DECEMBER 31,
  1998....................   1,255,455   $ 1,255   442,884   $443    172,727   $173     $36,083     $(103,683)  $(65,729)
                            ==========   =======   =======   ====    =======   ====     =======     =========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                          YOUNG AMERICA HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                        FOR THE YEARS ENDED DECEMBER 31

                                                              1998        1997       1996
                                                            --------    --------    -------
                                                                (AMOUNTS IN THOUSANDS)
OPERATING ACTIVITIES:
  Net income (loss).......................................  $ (6,372)   $ (5,925)   $ 8,432
  Adjustments to reconcile net (loss) income to net cash
     provided by (used in) operating activities --
     Depreciation and amortization........................     5,660       1,636      1,196
     Deferred income taxes................................    (3,752)        417         --
     Changes in assets and liabilities:
       Trade receivables..................................    (4,702)     (2,950)     4,822
       Supplies inventory.................................      (144)        114       (217)
       Prepaid expenses...................................      (389)       (159)       (41)
       Noncleared rebate items............................     9,540       2,267     (1,688)
       Accounts payable...................................      (599)        125      1,303
       Collections due to and advances from clients.......     2,583      (7,631)     9,278
       Accrued expenses...................................    (1,313)      3,358      2,135
     Other, net...........................................       436          97         60
                                                            --------    --------    -------
       Net cash provided by (used in) operating
          activities......................................       948      (8,651)    25,280
                                                            --------    --------    -------
INVESTING ACTIVITIES:
  Purchases of property and equipment.....................    (2,374)     (3,330)    (1,735)
                                                            --------    --------    -------
       Net cash used in investing activities..............    (2,374)     (3,330)    (1,735)
                                                            --------    --------    -------
FINANCING ACTIVITIES:
  Net repayments of short-term borrowings.................        --          --     (2,494)
  Proceeds from issuance of senior subordinated notes.....    80,000          --         --
  Proceeds from (repayment of) bridge facility............   (80,000)     80,000         --
  Distributions paid to stockholders......................        --     (13,899)      (720)
  Proceeds from issuance of common stock..................        --      38,829         --
  Redemption of common stock..............................        --     (92,242)        --
  Payments of financing costs.............................    (3,461)     (3,340)        --
  Redemption of Class A common stock......................      (141)         --         --
  Final payment to selling shareholders...................      (692)         --         --
                                                            --------    --------    -------
       Net cash provided by (used in) financing
          activities......................................    (4,294)      9,348     (3,214)
                                                            --------    --------    -------
       Net increase (decrease) in cash and cash
          equivalents.....................................    (5,720)     (2,633)    20,331
CASH AND CASH EQUIVALENTS:
  Beginning of year.......................................    17,940      20,573        242
                                                            --------    --------    -------
  End of year.............................................  $ 12,220    $ 17,940    $20,573
                                                            ========    ========    =======
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash payment for interest...............................  $ 10,558    $      5    $    94
                                                            ========    ========    =======
SUPPLEMENTAL SCHEDULE OF NONCASH FINANCING ACTIVITIES:
  Distributions payable at year-end.......................  $     --    $     --    $ 3,487
  Income taxes paid.......................................  $     11    $      6    $    --
                                                            ========    ========    =======

  The accompanying notes are an integral part of these consolidated financial statements.

                          YOUNG AMERICA HOLDINGS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997
                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

1.  THE COMPANY AND NATURE OF BUSINESS:

     Young America Holdings, Inc. (Holdings) and, from the date of its incorporation on November 25, 1997, Young America Corporation (YAC), its wholly owned subsidiary (collectively, the Company), provide a wide range of consumer interaction processing (CIP) services to consumer product and consumer service companies. The Company's CIP services provide a link between consumer-oriented companies and their customers for numerous types of marketing programs including rebate programs, purchase reward or premium programs, sweepstakes, product sampling programs and warranty registration programs. The Company provides a variety of services involved in executing these marketing programs, including
(i) order processing (including the handling of mail, telephone calls, facsimiles and e-mail received from consumers), (ii) fulfillment (including the delivery of product premiums and samples as well as rebate checks to consumers),
(iii) data gathering, analysis and reporting, and (iv) related customer service (including receiving and responding to customer inquiries).

     As further discussed in Note 9, YAC has issued $80,000 of senior subordinated notes which have been guaranteed in full on an unconditional, joint and several basis by Holdings. Pursuant to applicable reporting requirements, the accompanying financial statements reflect the consolidated financial statements of Holdings and YAC, with summarized financial data for YAC separately disclosed in Note 9.

2.  SIGNIFICANT ACCOUNTING POLICIES:

  Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of Holdings and YAC. All significant intercompany items have been eliminated.

REVENUE RECOGNITION

     The Company derives its revenues principally from three sources: service fees, rebate billings and postage and freight billings. Service fee revenues are recognized as CIP services are rendered. As described below, the Company invoices clients, at the time of shipment, for the face amount of rebate checks issued by the Company under certain rebate programs and for postage and/or freight related to fulfillment of rebate checks and shipments of merchandise under premium and product sampling programs.

     In connection with approximately 40% of the aggregate dollar amount of checks issued under rebate programs for which the Company has provided CIP services, the Company has entered into contractual arrangements with its clients providing that the Company would fund from the Company's own working capital the payment of rebates offered by the clients. The Company, in turn, invoices its clients for the full amount of those rebate checks that the Company issues to consumers. The Company realizes a margin on such rebate revenues because when the Company agrees to fund rebate programs with its own working capital, its contractual arrangements with its clients generally provide that the Company is entitled to retain amounts paid to it by clients relating to rebate checks that are never cashed (referred to in the industry as slippage). Each period, the Company estimates that percentage of rebate checks issued that are not expected, based upon historical experience, to be cashed.

     The Company recognizes as revenue (at the time of shipment) the amount billed to clients for shipping merchandise premiums and samples and for mailing rebate checks. Such billings are

                          YOUNG AMERICA HOLDINGS, INC.

generally based upon standard rates which approximate those that would be charged to such clients by the United States Postal Service (USPS) or other delivery services. The Company realizes a margin on postage and freight billings because it pays lower rates to the delivery services reflecting (i) discounts available to the Company for performing various sorting and other tasks and (ii) the high volume of mail and other shipments sent by the Company for all of its clients in the aggregate.

  Cash and Cash Equivalents

     Cash and cash equivalents consist primarily of highly liquid investments with original maturities of three months or less and are stated at cost, which approximates fair market value.

  Supplies Inventory

     Inventory is stated at the lower of first-in, first-out cost or market.

  Depreciation

     Depreciation of property and equipment is computed on the straight-line method over the following estimated useful lives:

                                                              YEARS
                                                              ------
Land improvements...........................................  5 - 15
Buildings and improvements..................................  5 - 31
Machinery...................................................  3 -  7
Transportation equipment....................................       3
Office furniture and fixtures...............................       5
Electronic equipment and software...........................  3 -  5

  Deferred Financing Costs

     Deferred financing costs are amortized over the term of the underlying debt instrument.

  Noncleared Rebate Items

     Noncleared rebate items represent open and uncleared rebate checks issued on behalf of clients as of the balance sheet date, less estimated slippage (see
Note 3).

  Collections Due and Advances from Clients

     Collections due and advances from clients consist of (i) collections from consumers that are to be ultimately credited to clients based upon contractual agreements, and (ii) advances received from certain clients.

  Income Taxes

     Prior to the Recapitalization (see Note 4), the Company was an S corporation for income tax purposes. As an S corporation, the Company was only liable for U.S. federal income taxes under certain circumstances and liable for state income taxes in certain jurisdictions; all other domestic income taxes were the responsibility of the Company's stockholders. Concurrently with the Recapitalization, Holdings became a taxable C corporation. The unaudited pro forma net income information in the accompanying consolidated statements of income reflects the application of corporate income taxes to the Company's taxable income at an assumed combined federal and state

                          YOUNG AMERICA HOLDINGS, INC.

tax rate of 37% as if the termination of the Company's status as an S corporation had occurred as of the beginning of each period presented.

     In connection with the conversion from an S corporation to a C corporation, Holdings began accounting for income taxes under the liability method, whereby deferred income taxes are recognized at currently enacted income tax rates to reflect the tax effect of temporary differences between the financial reporting and tax bases of assets and liabilities. As a result thereof, the Company immediately recognized, by charging to earnings, a deferred income tax liability of $928.

  Use of Estimates

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The ultimate results could differ from those estimates.

  Fair Value of Financial Instruments

     The carrying amount of cash equivalents, trade receivables (net) and accounts payable approximate fair market value because of the short maturity of these instruments. The Company's Senior Subordinated Notes were recorded at fair value in connection with the February 23, 1998 offering. The fair value, based upon market quote activity as of year-end is $40,000.

  Reclassifications

     Certain amounts previously reported in the 1997 and 1996 consolidated financial statements have been reclassified to conform to the 1998 presentation. The reclassifications had no effect on previously reported net income (loss) or stockholders' deficit.

  Comprehensive Income

     Effective January 1, 1998, the Company adopted provisions of Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income." This statement established standards for reporting and display of comprehensive income and its components. Comprehensive income reflects the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. For the Company, comprehensive income represents net income as there are no other transactions, events or circumstances from nonowner sources.

  Segment Reporting

     In 1998, the Company adopted SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." SFAS No. 131 supersedes SFAS No. 14, replacing the "industry segment" approach with the "management" approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. SFAS No. 131 also requires disclosures about products and services, geographic areas and major customers. The adoption of SFAS No. 131 did not affect results of operations or financial position but did affect the disclosure of segment information (see Note 10).

                          YOUNG AMERICA HOLDINGS, INC.

  New Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," effective for years beginning after June 15, 1999. SFAS No. 133 established accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge criteria are met. Special accounting for qualifying hedges allow a derivative's gains or losses to offset related results on the hedged item in the income statement and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. The Company expects this statement to have no impact upon adoption.

     In April 1998, the Financial Accounting Standards Board issued Statement of Position (SOP) 98-5, "Reporting on the Costs of Start-up Activities," effective for fiscal years beginning after December 15, 1998. SOP 98-5 requires the expensing of start-up activities as incurred, versus capitalizing and expensing them over a period of time. The Company is currently in the process of assessing the impact of adopting SOP 98-5 and will adopt this new pronouncement in the first quarter of 1999.

3.  SIGNIFICANT RISKS AND UNCERTAINTIES:

     The Company is subject to a variety of risks and uncertainties during the normal course of its business including, but not limited to, a high degree of customer concentration, the needs, marketing decisions and marketing budgets of its clients, high levels of competition in a fragmented market, vulnerability to economic downturns, ability to keep pace with changes in information technology, availability of qualified labor resources, reliability of service provided by various local and long distance telephone companies, dependence on the services of the USPS and, to a lesser degree, the services of private delivery services at cost-effective levels.

     When the Company agrees to fund rebate payments with its own working capital, its contractual arrangements with its clients generally provide that the Company is entitled to retain amounts paid to it by clients relating to rebate checks that are never cashed (referred to in the industry as slippage). Each period, the Company estimates the percentage of rebate checks issued that are not expected, based upon historical experience, to be cashed. For the years ended December 31, 1998, 1997 and 1996, the portions of revenue recognized by the Company as slippage were $3,988, $3,288 and $2,433, respectively. In those situations where the Company has not been asked to use its working capital to fund rebate programs, the Company's revenues will be significantly lower because it will collect only service fees and charges for postage, and the Company will not retain slippage. In such circumstances, the Company generally does not discount its service fees in order to offset the lack of slippage to be retained by the Company.

     The escheat laws of various states provide that under certain circumstances holders of unclaimed property (possibly including, under certain interpretations of such laws, slippage) must surrender that property to the state in question. The Company believes that, because Holdings and YAC are Minnesota corporations with their principal operations and principal places of business located in Minnesota, the escheat laws of the State of Minnesota would govern the right of the Company to retain slippage amounts, except that Oklahoma escheat law may govern the Company's right to retain slippage amounts with respect to operations conducted from the Company's Oklahoma facility. The Company also believes that under current Minnesota and Oklahoma escheat law, it is entitled to retain slippage amounts in those transactions where the Company funds its client's rebate program from its own working capital rather than surrendering such amounts to the

                          YOUNG AMERICA HOLDINGS, INC.

State of Minnesota or the State of Oklahoma. There can be no assurance, however, that the Minnesota or Oklahoma escheat law will not change or that the Company's interpretation of the Minnesota or Oklahoma escheat law would prevail in any action by the State of Minnesota or the State of Oklahoma to require the surrender of slippage to either of such states. There also can be no assurance that another state will not prevail in an action under its escheat laws to require the surrender to that state slippage, whether unclaimed by residents of such state or otherwise.

     As a result of the Recapitalization transaction discussed in Note 4, the Company is highly leveraged. The Company's high degree of leverage may have important consequences for the Company, including that (i) the ability of the Company to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes may be impaired, or such financing may not be available on terms favorable to the Company; (ii) a substantial portion of the Company's cash flow will be used to pay the Company's interest expense and, in the cases of indebtedness incurred in the future, possible principal repayments, which will reduce the funds that would otherwise be available to the Company for its operations and future business opportunities; (iii) a substantial decrease in net operating cash flows or an increase in expenses of the Company could make it difficult for the Company to meet its debt service requirements and force it to modify its operations; (iv) the Company may be more highly leveraged than its competitors, which may place it at a competitive disadvantage; and (v) the Company's high degree of leverage may make it more vulnerable to a downturn in its business or the economy generally. Any inability of the Company to service its indebtedness or to obtain additional financing, as needed, would have a material adverse effect on the Company's business.

     Although the Company is not subject to seasonality, the Company's quarterly revenues and profitability can be impacted by the timing of its clients' programs, the availability of client-provided merchandise to fulfill consumer requests or clients' decisions not to repeat specific marketing programs. Program timing can affect quarterly revenues and profitability because most of the marketing programs that the Company supports are short in duration. The Company's activity level on a particular marketing program is often concentrated around the consumers' final response date under the program, so that the Company's revenues from a high-volume program may be concentrated in one or two quarters. In addition, with premium programs, the volume of consumer requests can be difficult to predict. To the extent clients have underestimated the consumer response to their programs and have not provided the Company with sufficient quantities of merchandise, the Company may not be able to fulfill all consumer requests in a timely manner. Consequently, the Company may be delayed in performing a portion of its services and recognizing the related revenue. In such situations, however, the Company often handles increased consumer inquiry calls to the Company's call centers and may mail delay card and order acknowledgment correspondence to consumers. For providing these extra services, the Company derives additional revenue and gross profit from service fees.

4.  THE RECAPITALIZATION:

     On November 25, 1997 (the Recapitalization Date), Holdings effected (i) a 1,000 for 1 stock split of its common stock in the form of a stock dividend and
(ii) a recapitalization (the Recapitalization), pursuant to a recapitalization agreement (the Recapitalization Agreement) under which substantially all of Holdings' assets and business were transferred to a newly formed subsidiary, Young America Corporation, and Holdings changed its name to Young America Holdings, Inc. Holdings expects to conduct substantially all its business and operations through its new subsidiary Young America Corporation and any future subsidiaries it may form. As a result of the Recapitalization, approximately 93% of all classes of the combined capital stock of Holdings was purchased by an investor group (the Investor Group) including BT Capital Partners, Inc. (BTCP)

                          YOUNG AMERICA HOLDINGS, INC.

and Ontario Teachers' Pension Plan Board (OTPPB), as well as Charles D. Weil, the current President and Chief Executive Officer of Holdings, and 20 other members of management (Mr. Weil and the other participating members of management are referred to herein as the Management Stockholders).

     In the Recapitalization, members of the Investor Group purchased newly issued shares of the common stock of Holdings (the Common Stock) for an aggregate purchase price of $38,852. Also in the Recapitalization, Holdings borrowed $80,000 under a senior bridge credit facility (the Bridge Facility) provided by affiliates of BTCP. Holdings used the proceeds of the issuance of shares of Common Stock to the Investor Group and the borrowings under the Bridge Facility to (i) repurchase outstanding shares of Common Stock from the selling stockholders for an aggregate purchase price of $92,242, (ii) make bonus payments to management of $13,368 under plans put in place in contemplation of a change of control of the Company, and $4,877 paid pursuant to phantom stock arrangements due in such amounts as a result of the change of control of the Company in the Recapitalization, and (iii) pay certain fees and expenses related to the Recapitalization. Of the amounts referred to in (i) and (ii) above, $6,000 was placed in escrow subject to certain indemnification provisions of the Recapitalization Agreement, $1,170 of which has been recorded by the Company as estimated compensation charges remaining to be paid related to (ii) above. The final allocation of the escrow amount will be made in the second quarter of 1999.

     Pursuant to the terms of the Recapitalization Agreement, Holdings made an additional payment of approximately $692 to the selling stockholders and certain employees of the Company during the second quarter of 1998. Such payment was based upon the final determination of total stockholders' equity (as defined) of Holdings as of October 31, 1997, and Holdings' profits or losses (as defined) for the period ended on the Recapitalization Date. The Company had recorded the compensation expense associated with such payment based on its best estimates at the end of 1997. Also in connection with the Recapitalization, Holdings is obligated to make additional payments to the former majority shareholders subject to Holdings achieving certain targets defined in the Recapitalization Agreement. To the extent cumulative excess free cash flow (as defined in the Recapitalization Agreement) of the Company for the four-year period ending December 31, 2001 exceeds $93,000, Holdings is required to make an additional purchase price payment equal to 20% of such excess, subject to a maximum amount payable of $15,000. Under separate agreements with Mr. Weil, certain other employees of the Company and the former majority shareholders, a portion of this additional purchase price payment will be payable to such individuals. Any payments made to management will result in compensation charges in the period the amount becomes determinable.

5.  CAPITAL STOCK AND STOCKHOLDERS' AGREEMENTS:

     The Common Stock consists of three classes: Class A Common Stock, Class B Common Stock and Class C Common Stock. Except as set forth below, the rights of the three classes of Common Stock are the same. Under most circumstances, only the Class A Common Stock has voting rights; however, the affirmative vote of a majority of the total number of shares of Class B or Class C Common Stock, as applicable, is required for the issuance or sale of additional shares of Class B or Class C Common Stock, respectively, the reclassification cancellation, or retirement of the Class B or Class C Common Stock, respectively, or any amendment, waiver or corporate transaction that adversely affects the Class B or Class C Common Stock, respectively. In addition, each share of Class B Common Stock will be entitled to vote with the Class A Common Stock, voting together as a single class, on all matters to be voted on by Holdings' shareholders (except as otherwise required by applicable law) following the occurrence of any of the following events: (i) Charles D. Weil shall cease to be employed by the Company for any reason; (ii) Holdings shall not have completed a public offering of its Common Stock meeting certain requirements by the fifth anniversary of the

                          YOUNG AMERICA HOLDINGS, INC.

Recapitalization Date; (iii) the Company or the Selling Stockholders shall default on any of the material terms of the Recapitalization; (iv) any representation or warranty made by Holdings or the selling stockholders with respect to the Recapitalization shall prove to have been materially false; or
(v) an Approved Sale (as defined below) has been proposed to the board of directors of Holdings (the Board of Directors) and such a sale is not approved, for whatever reason, by the Board of Directors within the three days of such proposal.

     Regulated Holders (as defined in Holdings' Articles of Incorporation) who hold shares of Class A Common Stock may convert such shares into shares of Class B or Class C Common Stock at any time. Regulated Holders who hold shares of Class B Common Stock or Class C Common Stock may convert such shares into shares of Class A Common Stock at any time such conversion is permitted under law.

     In connection with the consummation of the Recapitalization, the Company and its stockholders entered into a stockholders' agreement (the Stockholders' Agreement). The Stockholders' Agreement contains certain restrictions with respect to the transferability of Holdings' capital stock and contains a grant by Holdings to the stockholders of preemptive rights to subscribe for future issuances of its capital stock and securities convertible or exercisable for capital stock, subject to certain exceptions. The Stockholders' Agreement also includes provisions regarding designation of members of the Board of Directors and other voting arrangements. The Stockholders' Agreement will terminate upon the earlier of the completion of an Approved Sale (as defined in the Stockholders' Agreement) or a public offering of Holdings Common Stock, meeting certain requirements.

     Each of the Management Stockholders acquired the shares of Class A Common Stock held by such Management Stockholder pursuant to a Stock Subscription and Repurchase Agreement. Each of the agreements provides that upon the occurrence of certain events including the death, retirement, permanent disability, resignation for good reason (such as retirement) or termination without cause of the Management Stockholder, such Management Stockholder (or his successors) will have the right (within a specified period of time) to cause Holdings to repurchase his stock. As discussed below, subsequent to December 31, 1997, Holdings and Mr. Weil terminated such right granted to Mr. Weil.

     The repurchase price to be paid by Holdings for any employee stock repurchased pursuant to the stock agreements will, in most situations, be the fair market value for such shares (to be determined by the Board of Directors if the shares are not then traded publicly, provided that a Management Stockholder may request an appraisal of the repurchased shares if such Management Stockholder disagrees with the valuation placed on such shares by the Board of Directors). Certain employee stock agreements require the Management Stockholder to enter into a noncompetition agreement with Holdings or receive the lesser of the fair market value or the original purchase price for the employee stock to be purchased. The Employee Stock Agreement with Mr. Weil provides that if Mr. Weil is terminated for cause, Holdings may repurchase his stock at the lesser of its fair market value or the original purchase price for such shares.

     At December 31, 1997, there were 204,696 shares of Class A Common Stock held by management, including those shares held by Mr. Weil. Since the Company may be required to redeem these shares in the future, and since such redemption is outside Holdings' control, these outstanding shares are reported at fair market value in the accompanying consolidated balance sheet at December 31, 1997 as Redeemable Class A Common Stock. At December 31, 1997, these shares were valued at the same per share value determined at the date of the Recapitalization in November 1997. As further discussed below, subsequent to December 31, 1997, the arrangement with Mr. Weil was amended such that Mr. Weil will no longer have the ability to require the

                          YOUNG AMERICA HOLDINGS, INC.

Company to redeem his shares (156,221 shares). Future changes in the carrying value of shares subject to redemption rights will be reported as compensation expense in accordance with APB Opinion No. 25.

     Holdings adopted an employee stock option plan (the Employee Stock Option
Plan) in March 1999 that will provide for grants of shares of nonvoting Class C Common Stock. The administration of the Employee Stock Option Plan, the selection of participants and the form and the amounts of the grants is within the sole discretion of the Compensation Committee of the Board of Directors.

     In connection with the Recapitalization, Holdings and its senior stockholders entered into an equity registration rights agreement (the Equity Registration Rights Agreement). The Equity Registration Rights Agreement grants the stockholders that are party thereto demand and incidental registration rights with respect to shares of capital stock held by them, which rights will be exercisable at any time after an initial public offering of Holdings' Common Stock. In addition, BTCP may cause Holdings to conduct an initial public offering at any time following the sixth anniversary of the Recapitalization. The Equity Registration Rights Agreement contains customary terms and provisions with respect to the registration rights contained therein.

     On November 25, 1997, the Company and Mr. Ecklund entered into a Put Option Agreement (the Put Agreement), whereby Mr. Ecklund was granted the right, at any time after the fifth anniversary of the date of the Put Agreement, to cause Holdings to redeem at fair market value all or any portion of Mr. Ecklund's shares in Holdings (134,400 shares having a value of $2,925 at December 31, 1997). Under the Put Agreement, Holdings would not be obligated to redeem Mr. Ecklund's shares if Holdings is then in default of a payment obligation under any of Holding's indebtedness for borrowed money or if such redemption would result in a default under any such indebtedness. Since the Company could be required to redeem these shares in the future, and since such redemption would be outside Holdings' control, these outstanding shares are reported at fair market value in the accompanying consolidated balance sheet at December 31, 1997 as Redeemable Class A Common Stock. At December 31, 1997, these shares were valued at the same per share value determined at the date of the Recapitalization in November 1997. Future changes in per share value would cause the amount classified as Redeemable Class A Common Stock to increase or decrease, with a corresponding change in stockholders' deficit.

     In July 1998, Holdings and Mr. Ecklund terminated the Put Agreement and Holdings and Mr. Weil terminated the rights of Mr. Weil under his Employee Stock Agreement to cause Holdings to purchase his shares if a Termination Event, as defined, occurs with respect to Mr. Weil. Certain stockholders of Holdings (including Mr. Ecklund and Mr. Weil) have entered into an amended and restated Equity Registration Rights Agreement that grants Mr. Ecklund new demand registration rights commencing after the fifth anniversary of the Recapitalization and grants Mr. Weil new demand registration rights if a Termination Event occurs with respect to Mr. Weil. Under the amended and restated Equity Registration Rights Agreement, if Mr. Ecklund or Weil exercises his demand right with respect to all of his shares of Common Stock, and any underwriter selected by Mr. Ecklund or Mr. Weil, as the case may be, advises Holdings that such underwriter cannot sell all such shares in such offering because such offering would not be large enough, then Mr. Ecklund and Mr. Weil, as applicable, shall each have the right to require Holdings to sell in such offering newly issued shares of common stock representing up to 30% of its shares in any underwritten offering, as the case may be. In addition, if any underwriter advises Holdings that an offering of all of Mr. Ecklund's or Mr. Weil's shares, as the case may be, in addition to any other shares that are proposed to be registered under such registration statement (including shares to be offered and sold by Holdings), can not be consummated given the then current market conditions, then

                          YOUNG AMERICA HOLDINGS, INC.

Mr. Ecklund's shares would be entitled to be sold before any shares sold by Holdings or by any other shareholder (including Mr. Weil), and Mr. Weil's shares would be entitled to be sold before any shares sold by Holdings or by any other shareholder (other than Mr. Ecklund). If Mr. Ecklund or Mr. Weil exercises a demand registration right at any time, certain shareholders of Holdings would have the right to purchase Mr. Ecklund's and/or Mr. Weil's shares, as the case may be, for their fair market value. As amended and restated, neither Mr. Ecklund nor Mr. Weil will have any put rights with respect to shares of Holdings held by them.

     Accordingly, at the date the new arrangements became operative, the amount previously classified as Redeemable Class A Common Stock was reclassified to Stockholders' Deficit. At December 31, 1997, the aggregate value ascribed to the Redeemable Class A Common Stock for these shares was $6,349. This amount has been reclassified to stockholders' deficit at December 31, 1998. In addition, the Company redeemed Class A Common Stock with an aggregate value of $141 in 1998.

6.  INCOME TAXES:

     The income tax provision (benefit) for the years ended December 31, 1998 and 1997 consisted of the following:

                                                             1998      1997
                                                            -------    ----
Current...................................................  $    10    $  6
Deferred..................................................   (3,752)    417
                                                            -------    ----
                                                            $(3,742)   $423
                                                            =======    ====

     The provision (benefit) for income taxes includes a deferred component that arose from (i) the Company's change in tax status discussed in Note 2 and (ii) the recording of certain items in different periods for financial reporting and income tax purposes. As of December 31, 1998 and 1997, the tax effects of temporary differences which give rise to a significant portion of deferred tax assets (liabilities) are as follows:

                                                          1998       1997
                                                         -------    -------
Slippage...............................................  $(2,142)   $(1,458)
Net operating losses...................................    4,350        608
Deferred compensation..................................      433        433
Lease obligation write-off.............................      315         --
Self-insurance reserves................................      215        175
Depreciation...........................................     (173)      (207)
Other..................................................      337         32
                                                         -------    -------
                                                         $ 3,335    $  (417)
                                                         =======    =======

     The Company's current period net operating loss will be available to offset future tax liabilities through 2018. Based upon the Company's history of prior operating earnings and its expectations for the future, management of the Company has determined that it is more likely than not that taxable income will be sufficient to utilize such attributes in their carryforward periods.

                          YOUNG AMERICA HOLDINGS, INC.

     A reconciliation of income taxes computed at the statutory rates to the reported income tax provision (benefit) for the years ended December 31, 1998 and 1997 is as follows:

                                                               1998       1997
                                                              -------    -------
Taxes at federal statutory rates............................  $(3,439)   $(1,926)
State taxes, net of federal benefit.........................     (336)        --
Benefits accruing to former S corporation stockholders......       --        625
Liability triggered by the Company's change in tax status...       --        928
Nondeductible recapitalization expenses.....................       --        688
Other.......................................................       33        108
                                                              -------    -------
Provision (benefit) for income taxes........................  $(3,742)   $   423
                                                              =======    =======

7.  EMPLOYMENT AGREEMENTS AND COMPENSATION MATTERS:

     On November 24, 1997, Holdings and Mr. Weil entered into an employment agreement (the Weil Employment Agreement) pursuant to which Mr. Weil has agreed to serve as the President and Chief Executive Officer of Holdings. The term of the Weil Employment Agreement is initially three years and expires on November 24, 2000, unless terminated earlier in accordance with its terms. Base compensation under the Weil Employment Agreement is $300 per year and will increase at a minimum of 5% each calendar year beginning January 1, 1999. If Holdings terminates Mr. Weil's employment without cause or Mr. Weil terminates his employment for good reason, he is entitled to receive (i) his base salary for an eighteen-month period following the effective date of termination and
(ii) a pro rated portion of his annual incentive bonus effective as of the date of termination.

     During 1997, Mr. Weil participated in a special incentive bonus plan that was based upon the achievement of certain performance targets for that year. Mr. Weil was paid $900 with respect to such incentive bonus plan in January 1998 and an additional $261 in March 1998 (such amounts were accrued as of December 31, 1997) pursuant to such incentive bonus plan following the approval of the annual financial statements by the Board of Directors. In addition, on January 7, 1998, Mr. Weil received a bonus of $500 in satisfaction of certain obligations of Holdings to Mr. Weil. For 1998 and all subsequent years under the Weil Employment Agreement, Mr. Weil will participate in the Company's Annual Management Incentive Plan (discussed below) as such plan may from time to time be amended.

     In connection with the Recapitalization and pursuant to the terms of the old employment agreement, Mr. Weil received a special bonus from the Company of $9,218. In addition, Mr. Weil may be entitled to receive up to an additional $3,216, representing his pro rata portion of post-Recapitalization payments that may be made to the Selling Stockholders and Messrs. Weil, Stinchfield and Ferguson under the terms of the Recapitalization Agreement, as described in Note 4.

     Effective December 2, 1998, the Company and Roger D. Andersen entered into an employment agreement (the Andersen Employment Agreement) pursuant to which Mr. Andersen has agreed to serve as Chief Financial Officer of YAC. The Andersen Employment Agreement expires on December 2, 1999, subject to automatic twelve-month renewals on each anniversary date thereafter, if not canceled by either party. Base compensation under the Andersen Employment Agreement is $210 per year, and such amount will increase at a minimum of 3% per year on the anniversary date of such agreement. Mr. Andersen is eligible to participate in the Company's Management Incentive Plan, Profit Sharing Plan and Employee Stock Option Plan. If the Company terminates Mr. Andersen without cause, he is entitled to receive his base salary for twelve months and an additional lump-sum severance payment up to an amount of $210, based on the performance of the Company and

                          YOUNG AMERICA HOLDINGS, INC.

Mr. Andersen's years of service with the Company. If Mr. Andersen terminates his employment for good reason after three years of continuous employment with the Company, he is entitled to 50% of his base salary for six months.

     On November 25, 1997, Holdings adopted the 1997 Management Recognition, Transition and Equity Bonus Plan for officers and certain key management employees, pursuant to which Holdings paid $2,650 in cash bonuses to certain officers and employees of the Company. In connection with the Recapitalization, the Company also paid a $600 special bonus to an employee pursuant to another agreement. A portion of the proceeds of such bonuses were used to purchase Class A Common Stock in connection with the Recapitalization.

     The Company had a phantom stock bonus plan with two of its employees, whereby each employee was awarded shares of phantom stock. Under the plan, additional compensation payments to these employees were triggered by the occurrence of certain events, as defined in the agreements, including certain distributions paid to the Company's stockholders, the termination of employment, or the change in control of the Company. Compensation expenses under this plan were approximately $4,732 and $298 for the years ended December 31, 1997 and 1996, respectively. In connection with the Recapitalization, this plan was terminated, and as of December 31, 1997, the Company had paid substantially all of its obligations under the plan.

8.  COMMITMENTS AND CONTINGENCIES:

  Management Agreement

     In connection with the Recapitalization, Holdings, BTCP and OTPPB entered into a management agreement (the Management Agreement) relating to certain services to be provided to Holdings in the future by BTCP and OTPPB. Under the Management Agreement, BTCP and OTPPB will provide Holdings with, among other services, financial and strategic planning and management consulting services throughout the term of the Stockholders' Agreement. In consideration for the services provided to Holdings under the Management Agreement, Holdings will pay annual fees of $187 and $63 to BTCP and OTPPB, respectively. Also in connection with the Recapitalization, Holdings paid BTCP and OTPPB one-time transaction fees of $1,125 and $375, respectively, and reimbursed or paid expenses (including legal and accounting fees and expenses) of BTCP and OTPPB of approximately $1,000 and $50, respectively, incurred by such entities in connection with the Recapitalization.

  Leases

     The Company has operating leases for warehouse space and equipment. The approximate future minimum payments under these obligations for the years ending December 31 are as follows:

1999................................................  $6,261
2000................................................   5,345
2001................................................   2,320
2002................................................     846
2003................................................     324
Thereafter..........................................      27

     Total rent expense was $5,163, $2,640 and $2,008 for the years ended December 31, 1998, 1997 and 1996, respectively.

                          YOUNG AMERICA HOLDINGS, INC.

  Guarantees

     Sweepstakes performance bonds are guaranteed for certain clients based on certain financial criteria. Holdings had guaranteed approximately $9,978 and $6,200 in performance bonds for various clients as of December 31, 1998 and 1997, respectively. The Company also obtains an indemnity agreement from these clients indemnifying the Company from obligations under the performance bonds.

9.  LONG-TERM DEBT:

                                                          1998       1997
                                                         -------    -------
Bridge facility........................................  $    --    $80,000
Senior subordinated notes..............................   80,000         --
                                                         -------    -------
     Total.............................................  $80,000    $80,000
                                                         =======    =======

  The Bridge Facility

     On the Recapitalization Date, Holdings borrowed $80 million under a Senior Credit Agreement with Bankers Trust Company as agent (BTCO) from Bankers Trust New York Corporation (BTNY), an affiliate of BTCP, as initial lender (the Bridge Facility). The Bridge Facility was repaid by Holdings on February 23, 1998 with the proceeds from the issuance by YAC of senior subordinated notes on that date, and the associated deferred financing fees of $3.3 million were written off and are included in interest expense in the accompanying consolidated statements of operations.

  The Notes Offering

     On February 23, 1998, YAC issued $80,000 principal amount of 11 5/8% Series A Senior Subordinated Notes due in 2006 (the Old Notes). In September 1998, pursuant to a registration statement file with the Securities and Exchange Commission, YAC exchanged all of the Old Notes for an equal aggregate principal amount of Series B Senior Subordinated notes due 2006 (the New Notes, and together with the Old Notes, the Notes) having substantially the same terms as the Old Notes. Interest on the Notes is payable semiannually in arrears on February 15 and August 15 of each year, beginning August 15, 1998. The proceeds from the issuance of the Old Notes were distributed and loaned by YAC to its parent, Holdings, and used by Holdings to repay amounts outstanding under the Bridge Facility.

     The Notes are unconditionally guaranteed on an unsecured senior subordinated basis by Holdings. The guarantee, which is full and unconditional and which is being provided on a joint and several basis with any future subsidiaries of YAC that become guarantors, is a general unsecured obligation of Holdings. The guarantees are subordinated to all existing and future senior indebtedness of Holdings. Separate financial statements of YAC have not been presented as management has determined that they would not be material to investors given that Holdings has provided a guarantee of the Notes.

     In connection with the Recapitalization discussed in Note 4, substantially all of Holdings' assets and business were transferred to YAC. The following table presents summarized pro forma financial information for Holdings and YAC as if the guarantee structure had been in effect for all periods

                          YOUNG AMERICA HOLDINGS, INC.

presented. The only substantial asset retained by Holdings was certain real property which is leased to YAC at cost for use in its operations.

                                                            1998        1997        1996
                                                          --------    --------    --------
Revenues:
  Holdings..............................................  $     --    $     --    $     --
  YAC...................................................   238,960     175,297     135,716
                                                          --------    --------    --------
     Consolidated.......................................  $238,960    $175,297    $135,716
                                                          ========    ========    ========
Gross profit:
  Holdings..............................................  $     --    $     --    $     --
  YAC...................................................    15,161      29,638      20,132
                                                          --------    --------    --------
     Consolidated.......................................  $ 15,161    $ 29,638    $ 20,132
                                                          ========    ========    ========
Net income (loss):
  Holdings..............................................  $     --    $     --    $     --
  YAC...................................................    (6,372)     (5,925)      8,432
                                                          --------    --------    --------
     Consolidated.......................................  $ (6,372)   $ (5,925)   $  8,432
                                                          ========    ========    ========
Current assets:
  Holdings..............................................  $    373    $    357    $     --
  YAC...................................................    29,697      30,198      30,193
                                                          --------    --------    --------
     Consolidated.......................................  $ 30,070    $ 30,555    $ 30,193
                                                          ========    ========    ========
Noncurrent assets:
  Holdings..............................................  $  2,512    $  2,667    $  2,674
  YAC...................................................    13,080       8,520       3,576
                                                          --------    --------    --------
     Consolidated.......................................  $ 15,592    $ 11,187    $  6,250
                                                          ========    ========    ========
Current liabilities:
  Holdings..............................................  $     --    $     --    $     --
  YAC...................................................    30,110      19,419      24,370
                                                          --------    --------    --------
     Consolidated.......................................  $ 30,110    $ 19,419    $ 24,370
                                                          ========    ========    ========
Noncurrent liabilities:
  Holdings..............................................  $     --    $     --    $     --
  YAC...................................................    80,391      80,000          --
                                                          --------    --------    --------
     Consolidated.......................................  $ 80,391    $ 80,000    $     --
                                                          ========    ========    ========

     The Notes are redeemable at the option of YAC prior to February 15, 2002. Subsequent to that date, the Notes are redeemable, in whole or in part, at the option of YAC at the following redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption set forth below:

                                                   PERCENTAGE
                                                   ----------
2002.............................................   105.813%
2003.............................................   103.875
2004.............................................   101.938
2005 and thereafter..............................   100.000

                          YOUNG AMERICA HOLDINGS, INC.

     In addition, at any time on or prior to February 15, 2001, YAC, at its option, may redeem, with the net cash proceeds of one or more equity offerings, up to 35% of the aggregate principal amount of the Notes at a redemption price equal to 111.625% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of redemption, provided that at least 65% of the aggregate principal amount of the Notes remains outstanding immediately following such redemption. Additionally, upon a change of control, each holder of Notes will have the right to require YAC to repurchase such holder's Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the repurchase date.

     The Notes are not subject to any sinking fund requirement. The Notes are general unsecured obligations of YAC and are subordinated in right of payment to all existing and future senior indebtedness of YAC, including indebtedness under the New Credit Facility (see below).

     The indenture under which the Notes were issued contains certain covenants with respect to YAC and any future subsidiaries that will restrict, among other things, the incurrence of additional indebtedness, the payment of dividends and other restricted payments, the creation of certain liens, the use of proceeds from sales of assets and subsidiary stock, and transactions with affiliates. The indenture also restricts the Company's ability to consolidate or merge with or into, or to transfer all or substantially all of its assets to, another entity. The Company was in compliance with all such covenants as of December 31, 1998.

  Credit Facility

     On April 7, 1998, YAC entered into a revolving credit facility with Norwest Bank Minnesota, N.A. (Norwest). The facility was amended on November 16, 1998 (the Credit Facility).

     Under the Credit Facility, borrowings are available equal to 85% of eligible receivables, subject to certain terms and conditions. The Credit Facility provides a $10,000 revolving credit facility, with an imbedded sublimit of $1,000 available for letters of credit. Borrowings accrue interest at Norwest's base rate plus 2%. The Credit Facility also provides for an unused line fee of 1/2 of 1% per annum on any undrawn amounts. The Credit Facility has a final maturity date of March 31, 2001, and does not require scheduled interim reductions or payments, although YAC is permitted to make optional prepayments and commitment reductions.

     The Credit Facility is secured by a first priority security interest in the accounts receivable and related general intangibles of YAC. The Credit Facility includes certain restrictive covenants including restriction of acquisitions, investments, dividends and other indebtedness (including capital leases). Additionally, the Credit Facility contains a cross default provision with the Notes. The Credit Facility was amended on March 12, 1999 (the Amended Facility). The Amended Facility provides for borrowings to accrue interest, at the option of YAC, at either Norwest's base rate or at an interest rate equal to the London interbank rate for Eurodollar deposits for one, two- or three-month interest periods plus 2.50%. The Amended Facility revises the restrictive covenants to include limitations on capital expenditures, and commencing with the quarter ending December 31, 1999, requires the Company to maintain its Interest Coverage Ratio (as defined in the Amended Facility), determined at the end of each quarter, at not less than 1.35 to 1. The Company was in compliance with all required covenants as of December 31, 1998. There were no amounts outstanding under the Credit Facility as of December 31,1998.

10.  SEGMENT REPORTING:

     In 1998, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." The Company provides consumer interactive processing services for its

                          YOUNG AMERICA HOLDINGS, INC.

customers and operates as a single reportable business segment. The Company internally evaluates its business principally by revenue category; however, because of the similar economic characteristics of the operations, including the nature of services and the customer base, those operations have been aggregated following the provisions of SFAS No. 131 for segment reporting purposes.

     The following is a summary of the approximate composition of revenues by revenue category for the years ended December 31:

                                                    1998        1997        1996
                                                  --------    --------    --------
CIP services....................................  $ 56,509    $ 60,641    $ 44,832
Rebate revenues.................................   162,844      74,864      59,079
Postage and freight billings....................    19,607      39,792      31,805
                                                  --------    --------    --------
                                                  $238,960    $175,297    $135,716
                                                  ========    ========    ========

     The Company sells its services to consumer product and consumer service companies. Set forth below is revenue information for the years 1998, 1997 and 1996 for each client that accounted for 5% or more of the Company's total revenue in each respective year. Client A, B and C may represent different entities in each year:

                                                   1998                1997                1996
                                              ---------------     ---------------     ---------------
Client A....................................  $52,800    22.1%    $42,836    24.4%    $28,420    20.9%
Client B....................................   21,393     9.0      11,572     6.6      11,418     8.4
Client C....................................   13,607     5.7       9,448     5.4           *       *

---------------
* Less than 5% of total revenue.

     As of December 31, 1998, three clients individually representing 5% or more of the Company's total accounts receivable represented approximately $6,489 of accounts receivable, or 40% of the total accounts receivable balance at that date. As of December 31, 1997, three clients individually representing 5% or more of the Company's total accounts receivable represented approximately $2,129 of accounts receivable, or 19% of the total accounts receivable balance at that date.

11.  RESERVE FOR IVR LEASES:

     During the first quarter of 1998, the Company entered into operating leases to increase its interactive vote recording (IVR) capacity. These leases were entered into specifically to meet the estimated requirements of a new customer. Due to a variety of factors, the Company made a decision to terminate its relationship with this customer during the fourth quarter of 1998. As a result, the Company has lease obligations from which it will receive no future economic benefit. During the fourth quarter, the Company recorded a special charge of $850 to reserve for these future obligations. This amount has been recorded as a separate component of operating income in the accompanying consolidated statement of operations and is included in current and long-term liabilities in the accompanying balance sheet.

------------------------------------------------------
------------------------------------------------------


     WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR REPRESENT ANYTHING TO YOU OTHER THAN THE INFORMATION CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. THIS PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY OF THE SECURITIES IN ANY JURISDICTION WHERE IT IS UNLAWFUL. THE INFORMATION IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THESE SECURITIES.


                            ------------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Available Information.................    i
Prospectus Summary....................    1
Risk Factors..........................   10
Use of Proceeds.......................   19
Capitalization........................   19
Selected Historical Consolidated
  Financial Data......................   20
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   22
Business..............................   31
Management............................   40
Security Ownership of Certain
  Beneficial Owners and Management....   45
Certain Transactions..................   49
Description of the Notes..............   51
Certain Federal Income Tax
  Considerations......................   78
Book-Entry; Delivery and Form.........   81
Plan of Distribution..................   82
Legal Matters.........................   82
Experts...............................   83
Index to Financial Statements.........  F-1


------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
                                  $80,000,000

                            11 5/8% SERIES B SENIOR


                          SUBORDINATED NOTES DUE 2006

                                 YOUNG AMERICA

                                  CORPORATION



------------------------------------------------------
                                   PROSPECTUS
------------------------------------------------------
                                 BT ALEX.BROWN

                               April      , 1999


------------------------------------------------------
------------------------------------------------------

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 302A.521, Subd. 2 of the Minnesota Business Corporation Act (the "MBCA") requires every Minnesota corporation to indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of such person with respect to such corporation, against judgments, penalties, fines, including, without limitation, excise taxes assessed against such person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys' fees and disbursements, incurred by such person in connection with such proceeding with respect to the same acts or omissions if such person (1) has not been indemnified by another organization or employee benefit plan for the same judgements, penalties or fines; (2) acted in good faith; (3) received no improper personal benefit, and statutory procedure has been followed in the case of any conflict of interest by a director; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) in the case of acts or omission occurring in the performance of such person's official capacity of director, or for a person not a director, in such person's official capacity as an officer, board committee member or employee, reasonably believed that the conduct was not opposed to the best interest of the corporation. In addition, Section 302A.521, Subd. 3, requires, in certain instances, payment by a corporation, upon written request, of reasonable expenses incurred by such person in advance of final disposition of such proceeding. A decision as to the indemnification required under the MBCA by a corporation with respect to any proceeding is to be made by a disinterested majority of the board of directors present at a meeting at which a disinterested quorum is present, or by a designated committee of such board of directors, by special legal counsel, by the shareholders, or, in a proceeding brought by any party with respect to an indemnification claim, by a court of competent jurisdiction.

     The Bylaws of Young America and Holdings provide that Young America and Holdings shall, to the extent authorized under the MBCA, indemnify any directors or officers of Young America or Holdings, as the case may be, for acts or omissions covered by Section 302A.521 of the MBCA.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits.


     3.1     Articles of Incorporation of Young America
     3.2     Amended and Restated Articles of Incorporation of Holdings
     3.3     Bylaws of Young America
     3.4     Restated Bylaws of Holdings
     4.1     Indenture dated as of February 23, 1998 for the Notes
             (including the form of New Note attached as Exhibit B thereto) among Young America, Holdings and Marine Midland
             Bank, as Trustee
     4.2 Registration Rights Agreement dated as of February 23, 1998 among Young America, Holdings and the Initial Purchaser
     5.1     Opinion of O'Sullivan Graev & Karabell, LLP
     5.2     Opinion of Kaplan, Strangis and Kaplan, P.A.
    10.1     Recapitalization Agreement dated November 25, 1997 among
             Holdings, Jay F. Ecklund ("Ecklund"), John F. Ecklund 1995
             Irrevocable Trust, Sheldon McKensie Ecklund 1995 Irrevocable
             Trust, John F. Ecklund 1997 Irrevocable Trust, Sheldon
             McKensie Ecklund 1997 Irrevocable Trust, Jay F. Ecklund 1997
             Irrevocable Annuity Trust (the "Ecklund Trusts") and BTCP
    10.2     Escrow Agreement dated as of November 25, 1997 among
             Holdings, Ecklund, the Ecklund Trusts and Norwest Bank
             Minnesota, National Association, as Escrow Agent

    10.3     Put Option Agreement dated as of November 25, 1997 between
             Holdings and Ecklund
    10.4     Stock Purchase Agreement dated November 25, 1997 between
             Holdings and BTCP
    10.5     Stock Purchase Agreement dated November 25, 1997 between
             Holdings and OTPPB
    10.6     Stockholders' Agreement dated as of November 25, 1997 among
             Holdings, BTCP, OTPPB and Ecklund
    10.7 Amended and Restated Registration Rights Agreement dated as of July 31, 1998 among Holdings, BTCP, OTPPB and Ecklund.
    10.8     Purchase Agreement dated as of February 18, 1998 among Young
             America, Holdings and BTAB
    10.9     Management Fee Agreement dated as of November 25, 1997 among
             Holdings, BTCP and OTPPB
    10.10    Stock Subscription and Repurchase Agreement dated November
             25, 1997 between Holdings and Charles D. Weil
    10.11 Amendment to Stock Subscription and Repurchase Agreement dated as of February 23, 1998 between Holdings and Charles
             D. Weil
    10.12    Stock Subscription and Repurchase Agreement dated November
             25, 1997 between Holdings and L. Joseph Kulas
    10.13    Employment Agreement dated November 24, 1997 between
             Holdings and Charles D. Weil
    10.14 Employment Agreement dated August 1, 1996 between Holdings and L. Joseph Kulas
    10.15    1997 Management Recognition, Transition and Equity Bonus
             Plan of Holdings dated November 25, 1997
    10.16    Change in Control Agreement dated February 21, 1997 between
             Holdings and L. Joseph Kulas
    10.17 Credit Agreement dated April 7, 1998 between Young America and Norwest Bank Minnesota, National Association
    10.18 Change-in-Control Agreement dated as of February 21, 1997 between Holdings and Frederick H. Stinchfield
    10.19 Change-in-Control Agreement dated as of February 21, 1997 between Holdings and David Q. Ferguson
    10.20 Change-in-Control Agreement dated as of February 21, 1997 between Holdings and Robert J. Beaudoin
    10.21 Change-in-Control Agreement dated as of February 21, 1997 between Holdings and Michael Larson
    10.22 Change-in-Control Agreement dated as of February 21, 1997 between Holdings and Barbara Spiess.
    10.23 Change-in-Control Agreement dated as of February 21, 1997 between Holdings and Sharon Wagner
    10.24    Senior Credit Agreement dated as of November 25, 1997 among
             Young America, Holdings, the Lenders names therein and Bankers Trust Company
    10.25 Non-Competition Agreement dated as of November 25, 1997 among Holdings, Ecklund and the other individuals listed on the signature pages thereto
    10.26    Release and Indemnity Agreement dated as of November 21,
             1997 among Holdings, Ecklund, the Ecklund Trusts, Albert O.
             Foster, Jerome J. Jenko, Thomas O. Moe, and R. Gary St.
             Marie

    10.27    Form of Exchange Agent Agreement among Holdings, the Company and Marine Midland Bank
    10.28    Voluntary Resignation Agreement dated October 1, 1998
             between Holdings, Young America & L. Joseph Kulas
             (Incorporated by reference to Exhibit 10.15 of Young
             America's and Holdings' Annual Report on Form 10-K for the
             year ended December 31, 1998)
    10.29    Employment Agreement dated December 2, 1998 between Young
             America & Roger D. Andersen (Incorporated by reference to
             Exhibit 10.16 of Young America's and Holdings' Annual Report
             on Form 10-K for the year ended December 31, 1998)
    10.30    First Amendment to Credit Agreement dated November 16, 1998 between Young America and Norwest Bank Minnesota, National
             Association (Incorporated by reference to Exhibit 10.20 of
             Young America's and Holdings' Quarterly Report on Form 10-Q
             for the Quarter ending September 30, 1998)
    10.31    Second Amendment to Credit Agreement dated March 12, 1999
             between Young America and Norwest Bank Minnesota, National
             Association (Incorporated by reference to Exhibit 10.21 of
             Young America Corporation's and Holdings' Annual Report on
             Form 10-K for the year ended December 31, 1998)
    10.32    Young America Holdings, Inc. 1999 Stock Option Plan.
             (Incorporated by reference to Exhibit 10.29 of Young
             America's and Holdings Annual Report on Form 10-K for the
             year ended December 31, 1998)
    12.1     Statement re: computation of ratios (Incorporated by
             reference to Young America Corporation 10-K filed on March
             31, 1999)
    16.1     Letter re Change in Certifying Accountant
    21.1     Subsidiaries of the Registrants (Incorporated by reference to Young America Corporation 10-K filed on March 31, 1999)
    23.1     Consent of O'Sullivan Graev & Karabell, LLP (included in
             Exhibit 5.1)
   *23.2     Consent of Arthur Andersen LLP
   *23.3     Consent of McGladrey & Pullen, LLP
    23.4     Consent of Kaplan, Strangis and Kaplan, P.A. (included in
             Exhibit 5.2)
    24.1     Powers of Attorney (included on the signature pages
             previously filed)
    25.1     Statement of Eligibility and Qualifications under the Trust
             Indenture Act of 1939 of Marine Midland Bank as Trustee
    27.1     Financial Data Schedule


---------------

* Filed herewith



     (b) Financial Statement Schedules:


     All schedules are omitted because they are not applicable or the required information is shown in financial statements or notes thereto.

ITEM 22.  UNDERTAKINGS.

     (a) The undersigned registrants hereby undertake:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrants pursuant to the MBCA, the Act, the Certificate of Incorporation and Bylaws of Young America or Holdings, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of any registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (c) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (d) The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrants have duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 20th day of April, 1999.


                                          Young America Corporation

                                          By: /s/ CHARLES D. WEIL
                                            ------------------------------------
                                          Name: Charles D. Weil
                                          Title: President


     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement on Form S-4 has been signed as of the 20th day of April, 1999 by the following persons in the capacity indicated.



                      SIGNATURE                                                TITLE
                      ---------                                                -----
                 /s/ CHARLES D. WEIL                           President and Chief Executive Officer
-----------------------------------------------------              (principal executive officer)
                   Charles D. Weil

                /s/ ROGER D. ANDERSEN                          Vice President of Finance, Treasurer,
-----------------------------------------------------          Secretary and Chief Financial Officer
                  Roger D. Andersen                         (principal financial and accounting officer)

                /s/ ROBERT MARAKOVITS                                  Chairman of the Board
-----------------------------------------------------
                  Robert Marakovits

                                                                              Director
-----------------------------------------------------
                   Jay F. Ecklund

                          *                                                   Director
-----------------------------------------------------
                J. Mark A. MacDonald


*By:     /s/ CHARLES D. WEIL
     -------------------------------

            Attorney-in-Fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrants have duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 20th day of April, 1999.


                                          Young America Holdings, Inc.

                                          By: /s/ CHARLES D. WEIL
                                            ------------------------------------
                                          Name: Charles D. Weil
                                          Title: President


     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement on Form S-4 has been signed as of the 20th day of April, 1999 by the following persons in the capacity indicated.



                      SIGNATURE                                                TITLE
                      ---------                                                -----

                 /s/ CHARLES D. WEIL                           President and Chief Executive Officer
-----------------------------------------------------              (principal executive officer)
                   Charles D. Weil

                /s/ ROGER D. ANDERSEN                          Vice President of Finance, Treasurer,
-----------------------------------------------------          Secretary and Chief Financial Officer
                  Roger D. Andersen                         (principal financial and accounting officer)

                /s/ ROBERT MARAKOVITS                                  Chairman of the Board
-----------------------------------------------------
                  Robert Marakovits

                                                                              Director
-----------------------------------------------------
                   Jay F. Ecklund

                          *                                                   Director
-----------------------------------------------------
                J. Mark A. MacDonald


*By:     /s/ CHARLES D. WEIL
     -------------------------------
            Attorney-in-Fact

                                 EXHIBIT INDEX


 EXHIBIT
   NO.                               DESCRIPTION                                  PAGE
 -------                             -----------                                  ----
     3.1     Articles of Incorporation of Young America
     3.2     Amended and Restated Articles of Incorporation of Holdings
     3.3     Bylaws of Young America
     3.4     Restated Bylaws of Holdings
     4.1     Indenture dated as of February 23, 1998 for the Notes
             (including the form of New Note attached as Exhibit B
             thereto) among Young America, Holdings and Marine Midland
             Bank, as Trustee
     4.2     Registration Rights Agreement dated as of February 23, 1998 among Young America, Holdings and the Initial Purchaser
     5.1     Opinion of O'Sullivan Graev & Karabell, LLP
     5.2     Opinion of Kaplan, Strangis and Kaplan, P.A.
    10.1     Recapitalization Agreement dated November 25, 1997 among
             Holdings, Jay F. Ecklund ("Ecklund"), John F. Ecklund 1995
             Irrevocable Trust, Sheldon McKensie Ecklund 1995 Irrevocable
             Trust, John F. Ecklund 1997 Irrevocable Trust, Sheldon
             McKensie Ecklund 1997 Irrevocable Trust, Jay F. Ecklund 1997
             Irrevocable Annuity Trust (the "Ecklund Trusts") and BTCP
    10.2     Escrow Agreement dated as of November 25, 1997 among
             Holdings, Ecklund, the Ecklund Trusts and Norwest Bank
             Minnesota, National Association, as Escrow Agent
    10.3     Put Option Agreement dated as of November 25, 1997 between
             Holdings and Ecklund
    10.4     Stock Purchase Agreement dated November 25, 1997 between
             Holdings and BTCP
    10.5     Stock Purchase Agreement dated November 25, 1997 between
             Holdings and OTPPB
    10.6     Stockholders' Agreement dated as of November 25, 1997 among
             Holdings, BTCP, OTPPB and Ecklund
    10.7     Amended and Restated Registration Rights Agreement dated as of July 31, 1998 among Holdings, BTCP, OTPPB and Ecklund.
    10.8     Purchase Agreement dated as of February 18, 1998 among Young
             America, Holdings and BTAB
    10.9     Management Fee Agreement dated as of November 25, 1997 among
             Holdings, BTCP and OTPPB
    10.10    Stock Subscription and Repurchase Agreement dated November
             25, 1997 between Holdings and Charles D. Weil
    10.11    Amendment to Stock Subscription and Repurchase Agreement
             dated as of February 23, 1998 between Holdings and Charles
             D. Weil
    10.12    Stock Subscription and Repurchase Agreement dated November
             25, 1997 between Holdings and L. Joseph Kulas
    10.13    Employment Agreement dated November 24, 1997 between Hold-
             ings and Charles D. Weil
    10.14    Employment Agreement dated August 1, 1996 between Holdings and L. Joseph Kulas
    10.15    1997 Management Recognition, Transition and Equity Bonus
             Plan of Holdings dated November 25, 1997

 EXHIBIT
   NO.                               DESCRIPTION                                  PAGE
 -------                             -----------                                  ----
    10.16    Change in Control Agreement dated February 21, 1997 between
             Holdings and L. Joseph Kulas
    10.17    Credit Agreement dated April 7, 1998 between Young America and Norwest Bank Minnesota, National Association
    10.18    Change-in-Control Agreement dated as of February 21, 1997
             between Holdings and Frederick H. Stinchfield
    10.19    Change-in-Control Agreement dated as of February 21, 1997
             between Holdings and David Q. Ferguson
    10.20    Change-in-Control Agreement dated as of February 21, 1997
             between Holdings and Robert J. Beaudoin
    10.21    Change-in-Control Agreement dated as of February 21, 1997
             between Holdings and Michael Larson
    10.22    Change-in-Control Agreement dated as of February 21, 1997
             between Holdings and Barbara Spiess.
    10.23    Change-in-Control Agreement dated as of February 21, 1997
             between Holdings and Sharon Wagner
    10.24    Senior Credit Agreement dated as of November 25, 1997 among
             Young America, Holdings, the Lenders names therein and
             Bankers Trust Company
    10.25    Non-Competition Agreement dated as of November 25, 1997
             among Holdings, Ecklund and the other individuals listed on the signature pages thereto
    10.26    Release and Indemnity Agreement dated as of November 21,
             1997 among Holdings, Ecklund, the Ecklund Trusts, Albert O.
             Foster, Jerome J. Jenko, Thomas O. Moe, and R. Gary St.
             Marie
    10.27    Form of Exchange Agent Agreement among Holdings, the Company and Marine Midland Bank
    10.28    Voluntary Resignation Agreement dated October 1, 1998
             between Holdings, Young America and L. Joseph Kules
             (Incorporated by reference to Exhibit 10.15 of Young
             America's and Holdings' Annual Report on Form 10-K for the
             year ended December 31, 1998)
    10.29    Employment Agreement dated December 2, 1998 between Young
             America and Roger D. Andersen (Incorporated by reference to
             Exhibit 10.16 of Young America's and Holdings' Annual Report
             on Form 10-K for the year ended December 31, 1998)
    10.30    First Amendment to Credit Agreement dated November 16, 1998 between Young America and Norwest Bank Minnesota, National
             Association (Incorporated by reference to Exhibit 10.20 of
             Young America's and Holdings Quarterly Report on Form 10-Q
             for the Quarter ending September 30, 1998)
    10.31    Second Amendment to Credit Agreement dated March 12, 1999
             between Young America and Norwest Bank Minnesota, National
             Association (Incorporated by reference to Exhibit 10.21 of
             Young America's and Holding's Annual Report on Form 10-K for
             the year ended December 31, 1998)
    10.32    Young America Holdings, Inc. 1999 Stock Option Plan
             (Incorporated by reference to Exhibit 10.29 of Young
             America's and Holdings Annual Report on Form 10-K for the
             year ended December 31, 1998)
    12.1     Statement re: computation of ratios (Incorporated by
             reference to Young America Corporation 10-K filed on March
             31, 1999)

 EXHIBIT
   NO.                               DESCRIPTION                                  PAGE
 -------                             -----------                                  ----
    16.1     Letter re Change in Certifying Accountant
    21.1     Subsidiaries of the Registrants (Incorporated by reference to Young America Corporation 10-K filed on March 31, 1999)
    23.1     Consent of O'Sullivan Graev & Karabell, LLP (included in
             Exhibit 5.1)
   *23.2     Consent of Arthur Andersen LLP
   *23.3     Consent of McGladrey & Pullen, LLP
    23.4     Consent of Kaplan, Strangis and Kaplan, P.A. (included in
             Exhibit 5.2)
    24.1     Powers of Attorney (included on the signature pages
             previously filed)
    25.1     Statement of Eligibility and Qualifications under the Trust
             Indenture Act of 1939 of Marine Midland Bank as Trustee
    27.1     Financial Data Schedule (Incorporated by reference to Young
             America Corporation 10-K filed on March 31, 1999)


---------------
* Filed herewith.